                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65830


                                LOGO OF VALICERT

                                 ValiCert, Inc.

                                4,520,449 Shares

                                  Common Stock

                               ----------------

   This prospectus relates to the resale of up to 4,520,449 shares of common stock that we may issue from time to time at our discretion to Rellian Investments Limited and 200,000 shares of common stock issuable upon exercise of warrants. See "Common Stock Purchase Agreement" beginning on page 77.

   The price at which we will sell the shares to Rellian will be equal to 95.5% of the average of the volume-weighted average daily price of our common stock during the twenty trading days immediately following our request to sell shares to Rellian. Rellian may resell these shares, and the warrant holders may resell shares issuable upon exercise of the warrants, using this prospectus.

   Rellian is an "underwriter" within the meaning of the Securities Act of 1933, in connection with the sale of the shares issued pursuant to the common stock purchase agreement.

   Our shares are quoted on the Nasdaq National Market under the symbol "VLCT." On September 27, 2001, the last sale of our shares as reported on the Nasdaq National Market was $2.50.

   Investing in our common stock involves risks. See "Risk Factors" on page 6.

                               ----------------

                 The date of this prospectus is October 2, 2001

                               TABLE OF CONTENTS

                                   Page
                                   ----
Prospectus Summary................   1
Risk Factors......................   6
Special Note on Forward-Looking
 Statements.......................  20
Use of Proceeds...................  21
Dividend Policy...................  21
Capitalization....................  22
Dilution..........................  23
Selected Financial Data...........  24
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  26
Business..........................  38

                                   Page
                                   ----
Management.......................   57
Related Party Transactions.......   68
Principal Stockholders...........   71
Description of Capital Stock.....   73
Shares Eligible for Future Sale..   76
Common Stock Purchase Agreement..   77
Selling Stockholders.............   82
Plan of Distribution.............   83
Legal Matters....................   86
Experts..........................   86
Where You Can Find Additional
 Information.....................   86
Index to Consolidated Financial
 Statements......................  F-1

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including Risk Factors and the financial statements, before making an investment decision.

Our Business

   ValiCert is a leading provider of solutions for conducting secure and paperless business over the Internet. Our customers use our products and services to help transfer costly or inefficient business processes to the Internet, while maintaining trust and security in the process. We offer solutions that address the security requirements across the phases of an electronic business process or transaction:

  . validation of credentials and authorization of parties before a transaction;

  . secure, reliable and tamper-evident transfer of data during a transaction;

  . secure and reliable exchange of documents during a transaction; and

  . electronic notarization and archival of business data to establish an audit trail after a transaction.

   We believe that our products and services provide a comprehensive solution to address the rapidly growing Internet security software and services market. To enhance the value proposition of our products and services, we have introduced marketing and professional services initiatives for the financial services, health insurance claims, and government market segments.

   Electronic transactions consist of a broad range of business processes conducted over the Internet, including procurement, supply chain collaboration, treasury and cash management, trade finance, electronic payments, health and insurance claims processing, document signing, and eGovernment applications. As organizations increasingly rely on the Internet to conduct these business processes, they are subject to risks of theft, loss, alteration or dissemination of confidential data and fraud. To minimize these risks, a framework of trust is required to ensure reliable and secure transactions.

   To address customers' requirements for secure transactions, we provide:

  .  scalable, modular products and services based on open standards;

  . flexible deployment models, which give our customers the choice to implement our software in-house or outsource to us as a trusted third party, or to one of our service provider customers;

  . products and services that interoperate with any authentication method including user name and password, as well as digital certificates, yet provide value in environments where deployment of digital certificates is minimal or non-existent; and

  . a secure data center to deliver hosted services, as well as backup and redundancy, data distribution or disaster recovery capabilities.

   Our products and services have been implemented by organizations in various industries that are transaction-intensive and have a strong requirement for security including financial services, government, healthcare and telecommunications. Our enterprise customers include Aetna, Dell, Identrus, S.W.I.F.T. and Visa. Our service provider customers, who purchase our products to offer commercial services, include NTT Communications, PricewaterhouseCoopers/beTRUSTed, Secom, Thomson-CSF/Cashware, and Unisys.

   We have entered into technology, marketing or distribution alliances with companies including Baltimore Technologies, Entrust, IBM, Microsoft, Netscape/iPlanet and TIBCO. We need to maintain or enter into additional strategic alliances to execute our business plan, and our existing alliances are not exclusive arrangements.

   We were incorporated in California in February 1996, reincorporated in Delaware in May 1998 and emerged from development stage during the quarter ended March 31, 1999, when we began commercial shipment of our validation authority products. We have incurred cumulative losses of $63.4 million as of June 30, 2001, and we expect to continue to incur losses and may not become profitable. Our business is dependent on the widespread adoption of the Internet for conducting electronic commerce, and the size of this market and its sustainable growth rate are difficult to predict.

   Our principal offices are located at 339 North Bernardo Avenue, Mountain View, California 94043. Our telephone number is (650) 567-5400. Our website address is www.valicert.com, but the information on our website does not constitute a part of this prospectus.

                                  The Offering

Common stock offered by       Up to 4,720,449 shares of common stock, which
 ValiCert...................  includes 200,000 shares of common stock issuable upon exercise of warrants held by Rellian
                              Investments Limited and Pacific Crest Securities,
                              Inc. and assumes that the Company will not issue more than 19.9% of the number of shares of common stock outstanding on June 15, 2001, or 4,520,449 shares. The Company will be required to obtain stockholder approval to issue more than 4,520,449 shares, excluding the shares issuable upon the exercise of warrants. None of these shares will be offered by us.

                              Up to 4,620,449 of these shares maybe offered for resale by Rellian Investments Limited. The number of shares sold by us to Rellian Investments Limited and resold by this prospectus may be significantly lower than 4,620,449 shares.

                              We may require Rellian Investments Limited to purchase up to $50,000,000 of shares of our common stock from time to time at our discretion at a discount to a market-based price at the time of each sale to Rellian, but we cannot issue more than 4,520,449 shares without obtaining stockholder approval. Assuming a price per share of $2.50, which was the price at which our stock closed on September 27, 2001, $50,000,000 would purchase 20,000,000 shares of our common stock.

                              The 200,000 shares issuable upon the exercise of warrants may be offered for resale by this prospectus by Rellian Investments Limited or Pacific Crest Securities, Inc. or their transferees.

Common stock to be
 outstanding after this       Up to 27,236,274 shares of common stock, based on
 offering...................  shares outstanding as of June 30, 2001 and assuming that 4,520,449 shares are issued and outstanding under the common stock purchase agreement. We are not permitted to issue more than 4,520,449 shares under the common stock purchase agreement without stockholder approval, which we have not yet sought or received. In calculating the number of shares of common stock to be outstanding after this offering, we did not include certain shares issuable upon exercise of options and warrants as described below.

Use of proceeds.............  We will not receive any of the proceeds of the resale of shares by Rellian or Pacific Crest. We will, however, receive proceeds from the sale of shares to Rellian under the common stock purchase agreement and upon exercise of the warrants by Rellian or Pacific Crest, and we intend to use these net proceeds for general corporate purposes.

Nasdaq National Market        VLCT
 symbol.....................

   The number of shares of our common stock outstanding after the offering is based on shares outstanding as of June 30, 2001. This number does not include:

  . 4,230,769 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of June 30, 2001 at a weighted average exercise price of $4.92;

  . 1,283,400 shares of common stock reserved and available for future issuance under our equity incentive plans as of June 30, 2001, including our 2001 Nonstatutory Stock Plan adopted in April 2001;

  . 242,512 shares of common stock reserved and available for issuance under our 2000 Employee Stock Purchase Plan;

  . 595,399 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001 at a weighted average exercise price of $16.24; and

  . 200,000 shares of common stock issuable upon exercise of warrants pursuant to the common stock purchase agreement at a weighted average exercise price of $2.92.

   On June 15, 2001, we entered into a common stock purchase agreement with Rellian Investments Limited, a British Virgin Islands corporation, for the potential future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

   In general, the equity drawdown facility operates like this: the investor, Rellian, has committed to provide us up to $50 million as we request it over a 36-month period, in return for common stock we issue to Rellian. Approximately once every month we may request a draw. The amount that we drawdown upon each request must be at least $100,000. The maximum amount we can actually drawdown for each request is also limited to 6% of the weighted average price of our common stock for the two months prior to the date of our request multiplied by the total trading volume of our common stock for the two months prior to our request. We are under no obligation to request a draw for any period.

   Each 20 trading day period following a drawdown request is divided into two 10 trading day settlement periods. After each 10 trading day settlement period, the final drawdown amount for that settlement period is determined. The funds are received on the 12th day and the 22nd day following the delivery of a drawdown notice, two days after the end of each settlement period. The final drawdown amount will be reduced by 1/20 for each day during the 20 trading day period that the volume-weighted average stock price falls below a threshold set by us. We will then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Rellian in return for that money. The formulas for determining the actual drawdown amounts, the number of shares that we issue to Rellian and the price per share paid by Rellian are described further beginning on page 77.

   Because our common stock is listed on the Nasdaq National Market, we are required to comply with the Nasdaq National Market listing rules. One of those rules provides that we must obtain stockholder approval if we issue common stock or securities convertible into common stock which:

     (a) is sold at a price less than the greater of book or market value which, together with sales by officers, directors or principal stockholders of the company, equals 20% or more of presently outstanding common stock; or

     (b) is equal to 20% or more of presently outstanding common stock for less than the greater of book or market value of the stock.

   We will be required to obtain stockholder approval if we issue shares of common stock pursuant to the common stock purchase agreement in excess of 19.9% of the number of shares of common stock outstanding on June 15, 2001.

   VALICERT(R) and the ValiCert logo are registered trademarks of ValiCert, Inc. This prospectus contains other trade names, trademarks and service marks of ValiCert and of other companies.

                             Summary Financial Data
                     (in thousands, except per share data)

                              From
                          February 6,
                              1996                                          Six Months Ended
                            through        Year Ended December 31,              June 30,
                          December 31, -----------------------------------  ------------------
                              1996      1997    1998      1999      2000      2000      2001
                          ------------ ------  -------  --------  --------  --------  --------
                                       (in thousands, except per share data)
Statement of operations
 data:
Revenues:
 Software licenses......     $  --     $  --   $    60  $    874  $  8,368  $  3,094  $  7,695
 Subscription fees and
  other services........        --        --       --        761     3,460     1,300     3,382
                             ------    ------  -------  --------  --------  --------  --------
Total revenues..........        --        --        60     1,635    11,828     4,394    11,077
Cost of revenues:
 Software licenses......        --        --         3        93     1,199       395       429
 Subscription fees and
  other services(2).....        --        --       --        134     5,899     2,363     4,501
                             ------    ------  -------  --------  --------  --------  --------
Total cost of revenues..        --        --         3       227     7,098     2,758     4,930
                             ------    ------  -------  --------  --------  --------  --------
Gross profit............        --        --        57     1,408     4,730     1,636     6,147

Operating expenses:
 Research and
  development(2)........        335       373    1,728     5,608    10,389     4,412     6,654
 Sales and
  marketing(2)..........         26        53    1,445     4,583    13,788     5,599    11,850
 General and
  administrative(2).....        132        97      977     1,373     4,004     1,624     2,565
 Acquired in-process
  research and
  development...........        --        --       --      2,780       --        --        --
 Amortization of
  intangibles...........        --        --       --        --      3,222     1,620     1,588
 Amortization of stock
  compensation..........        --        --       --        162     2,266     1,035     1,089
                             ------    ------  -------  --------  --------  --------  --------
Total operating
 expenses...............        493       523    4,150    14,506    33,669    14,290    23,746
                             ------    ------  -------  --------  --------  --------  --------
Operating loss..........       (493)     (523)  (4,093)  (13,098)  (28,939)  (12,654)  (17,599)
Other income (expense)..        --         (7)     103       296       612       116       320
                             ------    ------  -------  --------  --------  --------  --------
Net loss................     $ (493)   $ (530) $(3,990) $(12,802) $(28,327) $(12,538) $(17,279)
                             ======    ======  =======  ========  ========  ========  ========
Basic and diluted net
 loss per share(1)......     $(1.01)   $(0.85) $ (8.01) $ (48.86) $  (2.76) $  (5.02) $  (0.79)
                             ======    ======  =======  ========  ========  ========  ========
Shares used in
 computation of basic
 and diluted net loss
 per share(1)...........        487       623      498       262    10,282     2,499    21,887
                             ======    ======  =======  ========  ========  ========  ========
------------
(1)  For an explanation of the calculation of per share amounts, see Note 11 of Notes to
     Consolidated Financial Statements.
(2)  Amortization of stock compensation:
     Cost of revenues--Subscription fees and other
      services......................................    $      4  $    228  $     11  $    123
     Research and development.......................          31       641       331       263
     Sales and marketing............................          78       556       272       281
     General and administrative.....................          49       841       421       422
                                                        --------  --------  --------  --------
                                                        $    162  $  2,266  $  1,035  $  1,089
                                                        ========  ========  ========  ========

                                                                 June 30, 2001
                                                               -----------------
                                                               Actual  Pro Forma
                                                               ------- ---------
                                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents..................................... $24,283  $34,593
Working capital...............................................  18,168   28,478
Total assets..................................................  46,208   56,518
Long-term obligations.........................................   2,393    2,393
Total stockholders' equity....................................  31,493   41,803

   The pro forma data reflects the sale of 4,520,499 shares to Rellian Investments Limited at $2.50 per share, which is the last reported sales price of our common stock on the Nasdaq National Market on September 27, 2001, after deducting Rellian Investment Limited's 4.5% discount Pacific Crest's 2.5% cash placement fee, and estimated offering expenses.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to purchase shares of our common stock. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

                         Risks Related to Our Business

Because we have only recently introduced our products and services, it is difficult for us to evaluate our prospects.

   We introduced our first commercial product in the first quarter of 1999 and have generated only limited revenues. Because we have a limited operating history with our products and services, and because our sources of potential revenue may continue to shift as our business develops, our future operating results and our future stock prices are difficult to predict. Our success also depends in part on:

  . the rate and timing of the growth and use of the Internet for electronic commerce and communications;

  . the acceptance of existing security measures as adequate for electronic commerce and communications over the Internet;

  . the rate and timing of the growth and use of specific technologies such as public key infrastructure and electronic payments and other Internet security technologies;

  . our ability to maintain our current, and enter into additional, strategic relationships; and

  . our ability to effectively manage our growth and to attract and retain skilled professionals.

   If any of these risks develops, our business could be seriously harmed.

Our sales cycle causes unpredictable variations in our operating results which could cause our stock price to decline.

   The length of our sales cycle is uncertain, which makes it difficult to accurately forecast the quarter in which our sales will occur. This may cause our revenues and operating results to vary from quarter to quarter. We spend considerable time and expense providing information to prospective customers about the use and benefits of our products and services without generating corresponding revenue. Our expense levels are relatively fixed and we do not know when particular sales efforts will begin to generate revenues.

   Prospective customers of our products and services often require long testing and approval processes before making a purchase decision. The process of entering into a licensing arrangement with a potential customer may involve lengthy negotiations. In the past, our sales cycle has ranged from one to nine or more months. Our sales cycle is also subject to delays because we have little or no control over customer-specific factors, including customers' budgetary constraints and internal acceptance procedures. Because our technology must often be integrated with the products and services of other vendors, there may be a significant delay between the use of our software and services in a pilot system and its commercial deployment by our customers.

   Because the length of our sales cycle is uncertain, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

Our quarterly results depend on a number of factors, many of which are beyond our control.

   Our quarterly results depend on a number of factors, many of which are beyond our control. Our quarterly results may fluctuate in the future as a result of many factors, including the following:

  . the size, timing, cancellation or delay of customer orders;

  . the timing of releases of our new software products;

  . the number of transactions conducted using our products and services;

  . the long sales cycles for, and complexity of, our software products and services;

  . the timing and execution of large individual contracts;

  . the impact of changes in the pricing models for our software products and services or our competitors' products and services; and

  . the continued development of our direct and indirect distribution channels.

   Due to these and other factors, our operating results in some future quarter or quarters may fall below the expectations of securities analysts who might follow our stock.

We have not been profitable, and if we do not achieve profitability, our business may fail.

   We have incurred significant net losses. We incurred net losses of $8.1 million in the three months ended June 30, 2001. As of June 30, 2001, we had incurred cumulative losses of $63.4 million. You should not consider recent quarterly revenue growth as indicative of our future performance. We may not sustain similar levels of growth in future periods and our revenues could decline, and we may not become profitable or significantly increase our revenues. We will continue to increase our sales and marketing, research and development and general and administrative expenses.

   We will need to generate significantly higher revenues in order to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly or decline, if our gross margins do not improve, or if our operating expenses exceed our expectations, our operating results will suffer and our stock price may fall.

If we do not successfully develop new products and services to respond to rapid market changes due to changing technology and evolving industry standards, our business will be harmed.

   Our success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and to respond to technological advances. If we fail to offer products and services that incorporate leading technology and respond to technological advances and emerging standards, we may not generate sufficient revenues to offset our development costs and other expenses, which will hurt our business. The development of new or enhanced products and services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience development, marketing and other technological difficulties that may delay or limit our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. You should also be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies;

  . we may incur substantial costs if we need to modify our products and services to respond to these alternative technologies;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies;

  . we may be unable to acquire the rights to use the intellectual property necessary to implement new technology; and

  . when introducing new or enhanced products or services, we may be unable to manage effectively the transition from older products and services.

We rely on, and expect to continue to rely on, a limited number of customers for a significant percentage of our revenues, and if any of these or other significant customers stops licensing our software products and services, our revenues could decline.

   A limited number of customers have accounted for a significant portion of our revenues. In the six months ended June 30, 2001, five customers accounted for 50.2% of total revenues. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. We do not have long-term contracts with our customers that obligate them to license our software products or use our services. We cannot be certain that we will retain our customers or that we will be able to obtain new customers. If we were to lose one or more customers, our revenues could decline.

We do not have an adequate history with the recent change in our licensing arrangements to predict our revenue or operating results, which may prevent investors from assessing our prospects.

   We introduced a new licensing arrangement in the second quarter of 2000 that includes a subscription fee during the license period. This new arrangement resulted in our recognizing subscription fees ratably over the related service period. Previously, our licensing arrangements resulted in our recognizing the majority of license revenues upon shipment of software to our customers. We do not have an adequate history with this new licensing arrangement to be able to predict customers' acceptance of this arrangement or to forecast our revenue or operating results accurately.

Because our customers may not renew their annual subscriptions, our revenues may not increase as anticipated.

   We have only recently made our software products and services commercially available and we do not have a history of customers renewing their annual subscriptions with us. If a significant portion of our customers do not renew their annual subscriptions for our software products and services, our revenues could decline and our business could be harmed. Our service provider customers are implementing new business models which, if not successful, could result in our service provider customers not renewing their annual subscriptions with us.

Our international business exposes us to additional risks.

   Products and services provided to our international customers accounted for 74% of our revenues in the three months ended June 30, 2001. Conducting business outside of the United States subjects us to additional risks, including:

  . changes in regulatory requirements;

  . reduced protection of intellectual property rights;

  . evolving privacy laws;

  . tariffs and other trade barriers;

  . difficulties in staffing and managing foreign operations;

  . problems in collecting accounts receivables; and

  . difficulties in authenticating customer information.

We must maintain and enter into new strategic alliances, and any failure to do so could harm our business.

   One of our significant business strategies has been to enter into strategic or other similar collaborative alliances in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We will need to maintain or enter into additional strategic alliances to execute our business plan. However, if we are unable to maintain our strategic alliances or enter into additional strategic alliances, our business could be materially harmed because we would have to devote substantially more resources to the distribution, sales and marketing of our security products and services than we would otherwise.

   We have entered into technology, marketing and distribution agreements with several companies. However, we may be unable to leverage the brand and distribution power of these strategic alliances to increase the adoption rate of our technology. We have been establishing strategic alliances to ensure that third-party solutions are interoperable with our software products and services. To the extent that our products are not interoperable or our strategic allies choose not to integrate our technology into their offerings, this failure would inhibit the adoption of our software products and outsourced services. Furthermore, as a result of our emphasis on these strategic alliances, our success will depend in part on the ultimate success of other parties to these alliances. Failure of one or more of our strategic alliances to achieve any of these objectives could materially harm our business.

   Our existing strategic alliances do not, and any future strategic alliances may not, grant us exclusive marketing or distribution rights. In addition, the other parties may not view their alliances with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services, either on their own or in collaboration with others, including our competitors. Should any of these developments occur, our business will be harmed.

If we fail to manage our potential growth, we may be unable to effectively run our operations, including the sales, marketing and support of our products.

   Our growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Any failure to manage growth effectively could materially harm our business. We have grown from 31 employees at December 31, 1998 to 214 employees at June 30, 2001. We have also opened additional sales offices and have significantly expanded our operations, both in the United States and abroad, during this time period. To be successful, we will need to implement additional management information systems, develop our operating, administrative, financial and accounting systems and controls, and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

Any future acquisitions of companies or technologies may not be successful and as a result, could harm our business.

   We may acquire businesses, technologies, product lines or service offerings which may need to be integrated with our business in the future. Acquisitions involve a number of risks including, among others:

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

  . to the extent the acquisitions are financed with our common stock, dilution to our existing stockholders;

  . our inability to integrate, train, retain and motivate key personnel of the acquired business;

  . the diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired technologies successfully into our software products and services;

  . the additional expense associated with completing an acquisition and amortizing any acquired intangible assets;

  . the potential impairment of relationships with our employees, customers and strategic third-parties; and

  . the inability to maintain uniform standards, controls, procedures and policies.

   If we are unable to successfully address any of these risks, our business could be materially harmed.

If our data center proves to be unreliable or is subject to failures, our reputation could be damaged and our business could be harmed.

   An increasing number of our customers require us to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by us, our customers, or by an independent third party to which we outsource this function, are vulnerable to damage or interruption from natural disasters, power loss, telecommunications failure or other similar events. In particular, our principal executive offices and data center are located near San Francisco, California in an area that has been subject to severe earthquakes. At present, we do not have earthquake insurance on our data center or an operational disaster recovery facility.

In the event of an earthquake, terrorist act, or other disaster that results in an operations failure, our operations will be interrupted and our business will be harmed.

   Our principal executive offices and operating facilities are located near San Francisco, California. This area has been subject to severe earthquakes. In the event of an earthquake, we may be temporarily unable to continue operations at our facilities and we may suffer significant property damage. Any such interruption in our ability to continue operations at our facilities could delay the development of our products and our manufacturing facilities.

   In addition, terrorist acts or acts of war targeted at the U.S. and specifically Silicon Valley could cause damage or disruption to us, our employees, facilities, partners and customers, any of which could substantially harm our business and results of operations.

   We currently do not have redundant, multiple site capacity in the event of a natural disaster or catastrophic event.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our operating costs.

   Our principal operating facilities are located in California. We rely on a continuous power supply to conduct our operations, and California currently is experiencing an energy crisis that could disrupt our operations and increase our expenses. When power reserves for the State of California have fallen below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the State. If such blackouts interrupt our power supply, we may be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could delay the development of our products and our manufacturing processes. Continuing power interruption could delay production to the extent it could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. To date, we have not experienced any significant or repeated power disruptions that have had a material impact on its business operations. However, in addition to possible power disruptions, the energy crisis also may cause natural gas and electricity prices to rise significantly over the next several months, relative to the rest of the United States, and our operating expenses will likely increase.

Our success depends on our ability to grow and develop our direct sales and indirect distribution channels.

   Our failure to grow and develop our direct sales channel and increase the number of our indirect distribution channels could have a material adverse effect on our business, operating results and financial condition. We must increase the number of strategic and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies.

We depend upon certificate status data made available by third parties; if our access to that data is limited or denied, our revenues could decline.

   Our business depends upon our continuing access to data for the issuance and revocation of digital certificates by certificate authorities and other third parties, including businesses and governmental entities. We depend upon our ability to negotiate arrangements with these certificate authorities, some of which are our competitors, and other third parties to make this data available to us. If our access to this data is limited or denied by one or more certificate authorities or other third parties, our ability to verify and validate digital certificates would be impaired, perhaps severely, which could cause a decline in our revenues and in the value of your investment.

   Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels. For example, these conflicts may result from the different discount levels offered by multiple channel partners to their customers or, potentially, from our direct sales force targeting the same accounts as our indirect channel partners. Such conflicts may harm our business or reputation.

Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels.

   Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels. For example, these conflicts may result from the different discount levels offered by multiple channel partners to their customers or, potentially, from our direct sales force targeting the same accounts as our indirect channel partners. Such conflicts may harm our business or reputation.

We are dependent on technologies provided by third parties, and any termination of our right to use these technologies could increase our costs, delay product development and harm our reputation.

   We have developed our products and services partially based on technology we license on a non-exclusive basis from third parties. Our inability to continue to license these third-party technologies on commercially reasonable terms will harm our business. We expect that, in the future, we will continue to have to license technologies from third parties. Our inability to continue to license on commercially reasonable terms, one or more of the technologies that we currently use or our failure to obtain the right to use future technologies could increase our costs and delay or possibly prevent our product development efforts. Our existing licensing agreements may be terminated by the other parties to these contracts, or may not be renewed on favorable terms or at all. In addition, we may not be able to license new technologies on favorable terms, if at all.

If we lose the services of our senior management or key personnel, our ability to develop our business and secure customer relationships will suffer.

   We are substantially dependent on the continued services and performance of our senior management and other key personnel. We do not maintain key person insurance on any of our executive officers. The loss of the services of any of our executive officers or other key employees, particularly Joseph (Yosi) Amram, our president and chief executive officer, and Srinivasan (Chini) Krishnan, our founder and chairman, could significantly delay or prevent the achievement of our development and strategic objectives.

We may be unable to recruit or retain qualified personnel, which could harm our business and product development.

   We also must continue to train, retain, and motivate highly skilled technical, managerial, sales, marketing and professional services personnel. Due to the workforce reductions that we completed in the second quarter of 2001, the morale of our remaining employees may decrease, and we may be unable to retain them. In addition, if our stock price decreases substantially, it may be more difficult to retain employees who consider stock options an important part of their compensation package. If we encounter difficulties retaining software engineering personnel at a critical stage of product development, our relationship with existing and future customers could be harmed. The failure to retain necessary technical, managerial, sales, marketing and professional services personnel could harm our business and our ability to obtain new customers and develop new products.

Our business will suffer if we are unable to protect our intellectual property.

   We rely upon copyrights, trade secrets, know-how, patents, continuing technological innovations and licensing opportunities to maintain and further develop our market position. We rely on outside licensors for patent and software license rights in encryption technology that is incorporated into and is necessary for the operation of our products and services. Our success will depend in part on our continued ability to have access to technologies that are or may become important to the functionality of our products and services. Any inability to continue to procure or use this technology could be materially adverse to our operations.

   Our success will also depend in part on our ability to protect our intellectual property rights from infringement, misappropriation, duplication and discovery by third parties. We cannot assure you that others will not independently develop substantially equivalent proprietary technology or gain access to our trade secrets or disclose our technology or that we can meaningfully protect our trade secrets. Attempts by others to utilize our intellectual property rights could undermine our ability to retain or secure customers. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our attempts to enforce our intellectual property rights could be time consuming and costly.

   We cannot assure you that our pending or future patent applications will be granted or that any patents that are issued will be enforceable or valid. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. We cannot be certain that we were the first inventor of inventions covered by our issued patent or pending patent applications or that we are the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Any claim of infringement by third parties could be costly to defend, and if we are found to be infringing upon the intellectual property rights of third parties, we may be required to pay substantial licensing fees.

   We may increasingly become subject to claims of intellectual property infringement by third parties as the number of our competitors grows and the functionality of their products and services increasingly overlaps with ours. Because we are in a new and evolving field, customers may demand features which will subject us to a greater likelihood of claims of infringement.

   We are aware of pending and issued United States and foreign patent rights owned by third parties that relate to cryptography technology. Third parties may assert that we infringe their intellectual property rights based upon issued patents, trade secrets or know-how that they believe cover our technology. In addition, future patents may issue to third parties which we may infringe. It may be time consuming and costly to defend ourself against any of these claims and we cannot assure you that we would prevail.

   Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. We cannot assure you that we will be able to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could hurt our business.

Defects in our software products and services could diminish demand for our products and services, which may harm our business.

   Because our products and services are complex and may contain errors or defects that are not found until after they are used by our customers, any undiscovered errors or defects could seriously harm our reputation and our ability to generate sales to new or existing customers.

   Our software products and services are complex and are generally used in systems with other vendors' products. They can be adequately tested only when they are successfully integrated with these systems. Errors may be found in new products or releases after shipment and our products and services may not operate as expected. Errors or defects in our products and services could result in:

  . loss of revenues and increased service and warranty costs,

  . delay in market acceptance and

  . sales and injury to our reputation.

If we are unable to raise additional capital when needed, we may be unable to develop or enhance our products and services.

   We may need to seek additional funding in the future. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We may also be required to reduce operating costs through lay-offs or reduce our sales and marketing or research and development efforts. If we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our common stock.

   On June 15, 2001, we entered into an equity line facility for up to $50 million of our common stock. However, our ability to draw on this facility will be subject to prior registration of the shares and various other conditions, which may not be met. We may be unable to raise any additional amounts on reasonable terms, or at all, when needed.

Failure to increase our brand awareness could limit our ability to compete effectively.

   If the marketplace does not associate ValiCert with high-quality, end-to-end secure infrastructure software products and services, it may be difficult for us to keep our existing customers, attract new customers or successfully introduce new products and services. Competitive and other pressures may require us to increase our expenses to promote our brand name, and the benefits associated with brand creation may not outweigh the risks and costs associated with establishing our brand name. Our failure to develop a strong brand name or the incurrence of excessive costs associated with establishing our brand name may harm our business.

We rely on public key cryptography and other security techniques that could be breached, resulting in reduced demand for our products and services.

   A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available, and thereby may expose us or our customers to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our or our customers' operations. Any compromise or elimination of our security could result in risk of loss or litigation and possible liability and reduce demand for our products and services.

If we are not able to continue to include our public root keys within software applications, our customers may not use our services.

   If we are not able to continue to include our public root keys within software applications, including Microsoft Windows 2000, the Microsoft Internet Explorer browser and the Netscape browser, customers might perceive our outsourced services as too cumbersome to use and our business may be harmed. Our public root keys are used by applications to insure that digitally signed objects which are generated by our validation authority and digital receipt services are trustworthy and have not been tampered with or corrupted. The term of our root key agreement with Netscape ends in November 2002 and we cannot assure you that this agreement will be renewed. In addition, our root key agreement with Microsoft may not be extended to cover subsequent releases of Microsoft Windows 2000 or the Microsoft Internet Explorer browser. The agreement also contains financial covenants, including requirements that we maintain a minimum level of cash and available borrowing capacity and a minimum level of tangible net worth.

The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business.

   The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. The terms of our $2.5 million secured line of credit agreement require that we comply with a number of financial and other restrictive covenants. For example, it prohibits us from:

  . incurring any indebtedness other than equipment leasing obligations;

  . pledging any of our assets, subject to exceptions; and

  . making investments in the securities of any other person.

   The agreement also contains financial covenants, including requirements that we maintain a minimum level of cash and available borrowing capacity and a minimum level of tangible net worth.

   The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. In addition, any failure to comply with the restrictions and covenants in our $2.5 million line of credit agreement or any other credit facility would generally result in a default under the facility, permitting the lenders to declare all debt outstanding under that facility to be immediately due and payable. Further, a default under any debt facility could, under cross-default provisions, result in defaults under other debt instruments, entitling other lenders to declare all debt outstanding under those other facilities to be immediately due and payable. If any declaration of acceleration were to occur, we might be unable to make those required payments or to raise sufficient funds from other sources to make those payments. In addition, we have pledged substantially all of our assets to secure our credit facilities. If a default occurs with respect to secured indebtedness, the holders of that indebtedness would be entitled to foreclose on their collateral, which would harm our business.

We could incur substantial costs resulting from product liability claims relating to our customers' use of our products and services.

   Any disruption to a customer's website or application caused by our products or services could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Our existing insurance coverage may not continue to be available on reasonable terms or in amounts sufficient to cover one or more large claims. Our insurer may also disclaim coverage as to any claims, which could result in substantial costs to us.

Additional government regulation relating to the Internet may increase our costs of doing business.

   We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business, or otherwise could harm our business or prospects.

   Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could harm our ability to conduct business and our operating results.

                         Risks Related to Our Industry

The markets for secure online transaction products and services generally, and our products and services specifically, are new and may not develop, which would harm our business.

   The market for our products and services is new and evolving rapidly. If the market for our products and services fails to develop and grow, or if our products and services do not gain broad market acceptance, our business and prospects will be harmed. In particular, our success will depend upon the adoption and use by current and potential customers and their end-users of secure online transaction products and services. Our success will also depend upon acceptance of our technology as the standard for providing these products and services. The adoption and use of our products and services will involve changes in the manner in which businesses have traditionally completed transactions. We cannot predict whether our products and services will achieve any market acceptance. Our ability to achieve our goals also depends upon rapid market acceptance of future enhancements of our products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage our reputation or brand name.

The intense competition in our industry could reduce our market share or eliminate the demand for our software products and services, which could harm our business.

   Competition in the security infrastructure market is intense. If we are unable to compete effectively, our ability to increase our market share and revenue will be harmed. We compete with companies that provide individual products and services that are similar to certain aspects of our software products and services. Certificate authority software vendors and vendors of other security products and services could enter the market and provide end-to-end solutions which might be more comprehensive than our solutions. Many of our competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. We anticipate that the market for security products and services that enable valid, secure and provable electronic commerce and communications over the Internet will remain intensely competitive. We expect that competition will increase in the near term and increased competition could result in pricing pressures, reduced margins or the failure of our Internet-based security products and services to achieve or maintain market acceptance, any of which could materially harm our business.

   In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have strategic alliances, to increase the ability of their products to address the security needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, our business could be materially affected.

Our business depends on the wide adoption of the Internet for conducting electronic commerce.

   In order for us to be successful, the Internet must be widely adopted as a medium for conducting electronic commerce. Because electronic commerce over the Internet is new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. To date, many businesses and consumers have been deterred from utilizing the Internet for a number of reasons, including but not limited to:

  . potentially inadequate development of network infrastructure;

  . security concerns including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over the Internet;

  . inconsistent quality of service;

  . lack of availability of cost-effective, high-speed service;

  . limited numbers of local access points for corporate users;

  . inability to integrate business applications on the Internet;

  . the need to operate with multiple and frequently incompatible products;
    and

  . a lack of tools to simplify access to and use of the Internet.

   The adoption of the Internet will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

   The use of the Internet may not increase or may increase more slowly than we expect because the infrastructure required to support widespread use might not develop. The Internet may continue to experience significant growth both in the number of users and the level of use. However, the Internet infrastructure may not be able to continue to support the demands placed on it by continued growth. Continued growth may also affect the Internet's performance and reliability. In addition, the growth and reliability of the Internet could be harmed by delays in development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation. Changes in, or insufficient availability of, communications services to support the Internet could result in poor performance and adversely affect its usage. Any of these factors could materially harm our business.

Public key cryptography security, on which our products and services are based, may become obsolete, which would harm our business.

   The technology used to keep private keys confidential depends in part on the application of mathematical principles and relies on the difficulty of factoring large numbers into their prime number components. Should a simpler factoring method be developed, the security of encryption products utilizing public key cryptography technology could be reduced or eliminated. Even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. Any significant advance in techniques for attacking cryptographic systems could render some or all of our existing products and services obsolete or unmarketable.

   Security systems based on public key cryptography assign users a public key and a private key, each of which is required to encrypt and decrypt data. The security afforded by this technology depends on the user's key remaining confidential. It is therefore critical that the private key be kept secure.

Our products are subject to export controls.

   If we are unable to obtain necessary approvals, our ability to make international sales could be limited. Exports of software products utilizing encryption technology are generally restricted by the United States and various foreign governments. Cryptographic products typically require export licenses from United States government agencies. We are currently exporting software products and services with requisite export approval under United States law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised beyond their current scope, and we may not be able to obtain necessary approval for the export of our products. Our inability to obtain required approvals under these regulations could limit our ability to make international sales. Furthermore, our competitors may also seek to obtain approvals to export products that could increase the amount of competition we face.


                         Risks Related to this Offering

The trading price of common stock may fluctuate.

   The trading price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . actual or anticipated declines in our operating results;

  . changes in financial estimates or recommendations by securities analysts;

  . announcements by us or our competitors of financial results, new services, significant technological innovations, strategic partnerships and joint ventures;

  . stock market price and volume fluctuations, which are particularly common among securities of Internet-related companies;

  . terrorist acts or acts of war targeted at the U.S. and specifically
    Silicon Valley; and

  . general market conditions.

Our executive officers, directors and major stockholders own a significant portion of our stock.

   Our executive officers, directors and major stockholders beneficially own approximately 42.2% of our outstanding common stock, based on shares outstanding as of June 30, 2001. These stockholders are able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over or merging with us.

There are a large number of shares of our common stock that may be sold in the market following this offering, which may depress the market price of our common stock.

   Sales of substantial numbers of shares of our common stock in the public market after this offering, or the perception that those sales may be made, could cause the market price of our common stock to decline. The sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of June 30, 2001, following this offering, we will have up to 27,236,274 shares of common stock outstanding.

We may be unable to access all or part of our equity line facility.

   The maximum drawdown amount is equal to 6% of the weighted average price of the Company's common stock for the two months prior to the date of the Company's request multiplied by the total trading volume of the Company's common stock for the two months prior to the Company's request less a 4.5% discount to Rellian on the common stock purchase price and a 2.5% cash placement fee to the placement agent, Pacific Crest. If our stock price and trading volume are at certain levels, then we will not be able to drawdown all $50 million pursuant to the proposed equity line facility with Rellian. Since July 28, 2000, our stock price has ranged from a high of $27.875 to a low of $1.625 with an average daily trading volume of 99,630 shares. In addition, business and economic conditions may not make it feasible to drawdown pursuant to this facility. Furthermore, if we are unable to keep a registration statement effective for those shares of common stock subject to the equity line, or if our common stock is delisted from the Nasdaq National Market, or if we experience a material adverse change to our business that is not cured within 60 days, the common stock purchase agreement may terminate, or we may not be able to drawdown any funds.

The issuance of shares to Rellian under the common stock purchase agreement may cause significant dilution to our stockholders.

   The shares of our common stock issuable to Rellian under the equity line facility will be issued at a 4.5% discount to the volume-weighted average daily price of our common stock during the applicable drawdown period. The issuance of shares to Rellian will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. Depending on the extent to which we draw on the equity line facility, we may be required to register additional shares for resale, which could have a further dilutive effect.

   The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We may issue more than 4,520,449 shares, or 19.9% of our common stock, resulting in substantially greater dilution to our shareholders.

   The common stock purchase agreement and the Nasdaq National Market require us to obtain shareholder approval if we issue more than 19.9% of the number of shares of our common stock outstanding on June 15, 2001, or 4,520,449 shares of common stock, to Rellian. Throughout this prospectus, we have assumed that we will not seek the approval of our shareholders to issue more than 19.9% of the number of shares outstanding on June 15, 2001 and thus will not issue more than 4,520,449 shares of common stock as a result of this offering, excluding the 200,000 shares of common stock we may issue upon exercise of the warrants by Rellian and Pacific Crest. However, the common stock purchase agreement permits us to draw down up to $50,000,000, less fees of 7% to Rellian and Pacific Crest. Thus, if we were to seek and obtain shareholder approval to issue additional shares, we could issue up to 20,000,000 shares based on our closing stock price of $2.50 on September 27, 2001, which would result in substantially greater dilution to our shareholders.

Holders of options and warrants and other parties have the right to acquire a large number of shares of our common stock.

   As of June 30, 2001, we have reserved a total of 1,733,083 shares of our common stock for issuance upon exercise of options granted or which may be granted under our existing stock option plans. In addition, in April, 2001, we reserved a total of 1,000,000 shares of our common stock for issuance upon exercise of options granted or which may be granted under a new stock plan, the 2001 Non-Statutory Stock Plan. As of June 30, 2001, stock options to purchase 4,243,786 shares of our common stock at a weighted average exercise price of $4.97 were outstanding. In addition, as of June 30, 2001, warrants to acquire 595,399 shares of our common stock at a weighted average exercise price of $16.24 were outstanding. The holders of these options and warrants will have the opportunity to profit from an increase in the market price of our common stock. These options and warrants may make it more difficult for us to obtain additional equity financing in the future. The holders of these options and warrants can be expected to exercise the options and warrants at a time when we, in all likelihood, would be able to sell equity securities on terms more favorable to us than those provided in the options and warrants.

   In addition to holders of options and warrants, we have agreed to issue a large number of shares of our common stock to Rellian and Pacific Crest as an incentive to conclude the equity line of financing.

We may use the proceeds of this offering in ways with which you may not agree.

   Net proceeds to us from any sales to Rellian will be used principally for the continued development and implementation of our products, advertising and marketing and for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Rellian, including discretion to use the proceeds in ways with which you may not agree.

Because Rellian is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgments against Rellian.

   Rellian is a resident of the British Virgin Islands and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Rellian within the United States. It also may be difficult or impossible to enforce judgements entered against Rellian in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgements obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

                  Risks Related to the Stock Market in General

Our stock price may decline due to market and economic factors.

   In recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations unrelated to our performance. Such fluctuations could materially adversely affect the market price of our common stock.

   In addition, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because the extreme volatility of market prices of technology companies has resulted in a larger number of securities class action claims against them. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Provisions in our charter documents and Delaware law could prevent or delay a change in control, which could reduce the market price of our common stock.

   We are controlled by our executive officers, directors and major stockholders, whose interests may conflict with yours. Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management.

   In addition, provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates, believes, plans, expects, future, intends and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates of the growth of various markets. You should not place undue reliance on those forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks to our business described in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus. However, we will receive an amount equal to the sale price of any shares of common stock that we sell in the future to Rellian under the terms of the common stock purchase agreement described in this prospectus and upon the exercise for cash of the warrants to purchase common stock described in this prospectus. We expect to use the proceeds of any such sales for general working capital purposes, including product development, sales and marketing, and other corporate expenses.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results. We have entered into a line of credit with a creditor that restricts our ability to pay dividends.

                                 CAPITALIZATION

   The following table presents our capitalization as of June 30, 2001:

  . on an actual basis; and

  . on a pro forma basis to reflect the sale of 4,520,449 shares of our common stock to Rellian Investments Limited at $2.50 per share, which is the last reported sales price of our common stock on the Nasdaq National Market on September 27, 2001, after deducting Rellian Investment Limited's 4.5% discount, Pacific Crest's 2.5% cash placement fee, and estimated offering expenses.

   This table should be read with our consolidated financial statements and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                         Pro
                                                              Actual    Forma
                                                             --------  -------
                                                              (in thousands)
Cash and cash equivalents................................... $ 24,283  $34,593
                                                             ========  =======
Long-term obligations....................................... $  2,393  $ 2,393
Stockholders' equity:
Common stock, 100,000,000 shares authorized and 22,715,825
 shares issued and outstanding, actual; 100,000,000 shares
 authorized and 27,236,274 shares issued and outstanding,
 pro forma..................................................       23       27
  Additional paid-in-capital................................  101,528  111,834
  Deferred stock compensation...............................   (5,050)  (5,050)
  Notes receivable from common stockholders.................   (1,568)  (1,568)
  Accumulated deficit.......................................  (63,440) (63,440)
                                                             --------  -------
    Total stockholders' equity..............................   31,493   41,803
                                                             --------  -------
      Total capitalization.................................. $ 33,886  $44,196
                                                             ========  =======

   The data in the table above does not include:

  . 4,243,786 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of June 30, 2001 at a weighted average exercise price of $4.97;

  . 1,733,083 shares of common stock reserved and available for future issuance under our equity incentive plans, as of June 30, 2001, including our 2001 Nonstatutory Stock Plan adopted in April 2001;

  . 242,512 shares of common stock reserved and available for issuance under our 2000 Employee Stock Purchase Plan;

  . 595,399 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001 at a weighted average exercise price of $16.24; and

  . 200,000 shares of common stock issuable upon exercise of warrants pursuant to the common stock purchase agreement. These warrants have been ascribed a value of approximately $422,000, which will be offset against the proceeds of any future draw downs under this agreement.

                                    DILUTION

   Our net tangible book value as of June 30, 2001 was $21.8 million, or $0.96 per share of common stock, which represents our total tangible assets less total liabilities divided by the number of shares of common stock outstanding at such date.

   After giving effect to the sale price of the 4,520,449 shares of common stock to Rellian Investments Limited at $2.50 per share, which was the closing price of our common stock on September 27, 2001 after deducting Rellian's 4.5% discount, Pacific Crest's 2.5% cash placement fee, and estimated offering expenses, our pro forma net tangible book value as of June 30, 2001 would have been $32.1 million, or $1.18 per share of common stock. This represents an immediate increase in net tangible book value of $0.22 per share to existing shareholders and an immediate dilution in net tangible book value of $1.32 per share to new investors purchasing shares from Rellian. The actual dilution to new investors may be greater than or less than in this example, depending on the actual price new investors pay for shares and the actual prices at which we issue shares to Rellian under the common stock purchase agreement.

   The following table illustrates the dilution in tangible book value per share to new investors:

   Assumed offering price per share................................       $2.50
     Tangible book value per share as of June 30, 2001............. $0.96
     Increase per share attributable to new investors..............  0.22
                                                                    -----
   Pro forma net tangible book value per share after this
    offering.......................................................        1.18
                                                                          -----
   Dilution per share to new investors.............................       $1.32
                                                                          =====

   The above information assumes no exercise of stock options and warrants after June 30, 2001. As of June 30, 2001, options to purchase 4,243,786 shares of our common stock were outstanding at a weighted average exercise price of $4.97 per share, and warrants to purchase 595,399 shares of our common stock were outstanding at a weighted average exercise price of $16.24 per share. To the extent that any of these options or warrants are exercised, you would experience further dilution. Refer also to page 18 for a description of the risks to new investors as a result of such dilution.

Price Range of Common Stock

   Our common stock has been listed on Nasdaq under the symbol "VLCT" since July 28, 2000. The following table sets forth the high and low closing prices of our common stock as reported on the Nasdaq for the period beginning on July 28, 2000.

     Quarter Ended                                               High     Low
     -------------                                              ------- -------
     September 30, 2000........................................ $25.250 $11.000
     December 31, 2000.........................................  20.250   4.500
     March 31, 2001............................................   8.547   2.125
     June 30, 2001.............................................   3.650   1.625
     July 1 - September 27, 2001...............................   3.800   2.400

   On September 27, 2001, the closing price of our common stock on the Nasdaq was $2.50. As of June 30, 2001, there were a total of 398 stockholders of record. This does not include stockholders who hold stock in their accounts at broker/dealers.

                            SELECTED FINANCIAL DATA

   You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1999 and 2000, and the statement of operations data for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996, 1997 and 1998 and the selected statement of operations data for the period from February 6, 1996 through December 31, 1996 and the year ended December 31, 1997 have been derived from audited financial statements which do not appear in this prospectus. The selected balance sheet data as of June 30, 2001 and the selected statement of operations data for the six months ended June 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus. In the opinion of management, those unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim information. Historical results are not necessarily indicative of results that may be achieved in any future period.

                              From
                          February 6,                                       Six Months Ended
                          1996 through     Year Ended December 31,              June 30,
                          December 31, -----------------------------------  ------------------
                              1996      1997    1998      1999      2000      2000      2001
                          ------------ ------  -------  --------  --------  --------  --------
                                       (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Software licenses......     $  --     $  --   $    60  $    874  $  8,368  $  3,094  $  7,695
 Subscription fees and
  other services........        --        --       --        761     3,460     1,300     3,382
                             ------    ------  -------  --------  --------  --------  --------
Total revenues..........        --        --        60     1,635    11,828     4,394    11,077
Cost of revenues:
 Software licenses......        --        --         3        93     1,199       395       429
 Subscription fees and
  other services(2).....        --        --       --        134     5,899     2,363     4,501
                             ------    ------  -------  --------  --------  --------  --------
Total cost of revenues..        --        --         3       227     7,098     2,758     4,930
                             ------    ------  -------  --------  --------  --------  --------
Gross profit............        --        --        57     1,408     4,730     1,636     6,147
Operating expenses:
 Research and
  development(2)........        335       373    1,728     5,608    10,389     4,412     6,654
 Sales and
  marketing(2)..........         26        53    1,445     4,583    13,788     5,599    11,850
 General and
  administrative(2).....        132        97      977     1,373     4,004     1,624     2,565
 Acquired in-process
  research and
  development...........        --        --       --      2,780       --        --        --
 Amortization of
  intangibles...........        --        --       --        --      3,222     1,620     1,588
 Amortization of stock
  compensation..........        --        --       --        162     2,266     1,035     1,089
                             ------    ------  -------  --------  --------  --------  --------
Total operating
 expenses...............        493       523    4,150    14,506    33,669    14,290    23,746
                             ------    ------  -------  --------  --------  --------  --------
Operating loss..........       (493)     (523)  (4,093)  (13,098)  (28,939)  (12,654)  (17,599)
Other income (expense)..        --         (7)     103       296       612       116       320
                             ------    ------  -------  --------  --------  --------  --------
Net loss................     $ (493)   $ (530) $(3,990) $(12,802) $(28,327) $(12,538) $(17,279)
                             ======    ======  =======  ========  ========  ========  ========
Basic and diluted net
 loss per share(1)......     $(1.01)   $(0.85) $ (8.01) $ (48.86) $  (2.76) $  (5.02) $  (0.79)
                             ======    ======  =======  ========  ========  ========  ========
Shares used in
 computation of basic
 and diluted net loss
 per share(1)...........        487       623      498       262    10,282     2,499    21,887
                             ======    ======  =======  ========  ========  ========  ========
-------------

(1) For an explanation of the calculation of per share amounts, see Note 11 of Notes to Consolidated Financial Statement.
(2)  Amortization of stock compensation:

   Cost of revenues--Subscription fees and other
    services........................................  $  4 $  228 $   11 $  123
   Research and development.........................    31    641    331    263
   Sales and marketing..............................    78    556    272    281
   General and administrative.......................    49    841    421    422
                                                      ---- ------ ------ ------
                                                      $162 $2,266 $1,035 $1,089
                                                      ==== ====== ====== ======

                                         December 31,
                             -----------------------------------------  June
                             1996    1997     1998     1999     2000    2001
                             -----  -------  -------  -------  ------- -------
                                            (in thousands)
Balance Sheet Data:
Cash and cash equivalents... $ 101  $   518  $ 1,163  $14,023  $37,523 $24,283
Working capital
 (deficiency)...............    36     (478)     644   13,325   31,434  18,168
Total assets................   140      627    2,436   37,692   59,806  46,208
Long-term obligations.......   --        50      --     2,240    2,056   2,393
Convertible preferred
 stock......................   566      568    6,748   34,256      --      --
Total stockholders' equity
 (deficiency)...............  (493)  (1,023)  (5,032)  (4,286)  46,557  31,493

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Factors That May Impact Future Results".

Business

   ValiCert is a leading provider of solutions for conducting secure and paperless business over the Internet. Our customers use our products and services to help transfer costly, inefficient business processes to the Internet, while maintaining trust and security in the process. From 1996 through 1998, we primarily focused our activities on:

  .  conducting research and development,

  .  raising capital,

  .  recruiting personnel, and

  .  establishing distribution channels for our software products.

   We started commercial shipments of our validation authority software products during the first quarter of 1999, and substantially all of our revenues have come from the licensing of our validation authority products. We also offer secure data transfer products and digital receipt products and services, which we obtained from our acquisition of Receipt.com in December 1999. As of June 30, 2001, we had over 180 customers, including Federal Reserve Bank, High Mark Blue Cross Blue Shield, Hitachi, IBM, PricewaterhouseCoopers, Society for Worldwide Interbank Financial Telecommunication, or S.W.I.F.T., Softbank, State of Connecticut and Unisys.

   We sell our products and services to enterprise end users who use them to conduct business within their organization and with their trading partners. Our contracts with enterprise end users for our validation authority and digital receipt products include a renewable subscription fee that entitles them to validate or notarize a stated number of transactions during a specified period and receive maintenance and support services. These customers are required to renew their subscription to continue using our products and services after expiration of the initial period. Enterprise end users who purchase our secure data transfer products enter into perpetual license arrangements for an up front fee and contract for annual maintenance and support. We also sell our products and services to service provider customers who use them to implement their branded validation and digital receipt products and services. Our contracts with these customers specify a combination of an initial software license fee, a renewable subscription fee providing rights similar to those received by corporate end users, and optional maintenance and support fees.

Revenue recognition policy

   During the second quarter of 2000, we introduced new contract arrangements with our enterprise end-user and service provider customers which require us to provide additional services during the subscription period. The fees relating to additional services will be recognized ratably over the subscription period, typically one year. By contrast, our previous contract arrangements, which did not require ongoing service obligations, typically resulted in recognition of license revenues upon product shipment. Under these new arrangements the customer is entitled to receive services and use the license over the license term or the utilization of a stated number of transactions, if earlier. The fee for the additional services is recognized ratably over the license term and accelerated if the customer utilizes the stated maximum number of transactions before the expiration of the term. Upon the earlier of the expiration of the license term or utilization of the specified transactions, the customer will be required to pay an additional fee if the customer desires to continue to use the software. It is not our intention to grant any concessions for underutilized transactions.

   Our revenues come from software license fees, subscription fees, consulting services, and maintenance and support. Software license revenues are comprised of upfront fees for the use of our software products. We recognize revenue from license fees when:

  .  an agreement has been signed,

  .  the product has been delivered,

  . vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement,

  .  the fee is fixed or determinable, and

  .  collectibility is probable.

   When we deliver our software products electronically, we consider the sale complete when we provide the customer with the access codes for immediate possession of the software. When contracts contain multiple product and service elements, we account for the revenue related to these elements using the residual method as current accounting standards require. We recognize revenues when the fees are fixed and determinable. For those arrangements that include fees that may not be fixed or determinable at the time of shipment, we recognize revenue when these fees are due and payable. If we do not consider collectibility probable, we recognize the revenue when the fee is collected.

   If maintenance and support or consulting services are included in a license agreement, amounts related to these services are allocated based on vendor-specific objective evidence. We recognize future subscription fees ratably over the related service period. Customer contracts that require delivery of unspecified additional software products in the future are accounted for as subscriptions, and we recognize this revenue ratably over the term of the arrangement beginning with the delivery of the first product. We recognize consulting revenue as these services are provided to the customer. We recognize revenue from maintenance and support arrangements on a straight-line basis over the life of the agreement, which is typically one year.

Acquisition of Receipt.com

   In executing our product development plans, we consider both internal research and development and the acquisition or licensing of emerging technologies from third parties. We believe that time-to-market is critical to success in the rapidly evolving Internet security infrastructure market, where we must compete with well-established companies and where our products must integrate with the predominant operating systems and network protocols within the enterprise computing environment. We must continually evaluate whether it is more efficient and effective to develop a given solution internally, or to license or acquire a technology. We acquired Receipt.com in December 1999 for approximately $17.6 million in common and preferred stock and the assumption of liabilities. We accounted for the acquisition using the purchase method of accounting. Receipt.com is a provider of secure data transfer software and, at the date of acquisition, was in the process of developing its digital receipt software product.

Net Loss

   We have incurred substantial costs to develop our technologies and software products, to recruit and train personnel for our engineering, sales and marketing and technical support organizations, and to establish an administrative department. We have incurred net losses in each year of operation and had an accumulated deficit of $63.4 million as of June 30, 2000. We expect that our operating expenses will increase substantially in future periods as we continue to grow our domestic and international sales and marketing organizations, increase research and development, broaden technical support services and expand our data center operations.

We also expect to incur non-cash expenses relating to amortization of deferred stock compensation, goodwill and other intangible assets. We have incurred losses and expect to continue to incur losses.

Results of Operations

 Three Months Ended June 30, 2001 and June 30, 2000

  Revenues

   Revenues increased to $6.0 million for the three months ended June 30, 2001 from $2.5 million for the three months ended June 30, 2000 primarily due to increased sales of software licenses of $2.6 million and increased subscription fees and other services of $868,000. Revenues for the three months ended June 30, 2001 included $4.3 million for software license revenues and $1.7 million for subscription fees and other services revenues.

  Cost of revenues

   Cost of software license revenues. Cost of software license revenues consists primarily of royalty costs related to technology licensed from third parties. These costs decreased to $164,000 for the three months ended June 30, 2001 from $242,000 for the three months ended June 30, 2000 primarily due to the reduction in utilization of royalty-bearing technology licensed from third parties. Cost of software license revenues as a percentage of software license revenues decreased to 3.8% for the three months ended June 30, 2001 from 14.3% for the three months ended June 30, 2000 as a result of lower royalty expenses.

   Cost of subscription fees and other services revenues. Cost of subscription fees and other services relate to operating our secure data center and providing consulting and support services. The cost of subscription fees and other services revenues increased to $2.2 million of subscription fees for the three months ended June 30, 2001 from $1.3 million for the three months ended June 30, 2000. During the three months ended June 30, 2001, these costs included compensation and other personnel-related expenses of $1.2 million and depreciation of $416,000. During the three month ended June 30, 2000, compensation and other personnel-related costs were $592,000 and depreciation was $315,000. The cost of subscription fees and other services revenues, as a percentage of subscription fees and other services revenues, decreased to 131.1% for the three months ended June 30, 2001 from 161.2% for the three months ended June 30, 2000.

  Operating expenses

   Research and development. Research and development expenses consist of salaries and other personnel-related costs, third-party consulting services, and the costs of facilities and computer equipment. Research and development expenses increased to $3.1 million during the three months ended June 30, 2001 from $2.5 million during the three months ended June 30, 2000, an increase of 23.6%, as we continued to invest in the design, testing and deployment of our products and services. Of this increase, $474,000 related to increases in salaries and other personnel-related costs. Research and development expenses, as a percentage of revenues, decreased to 51.5% for the three months ended June 30, 2001 from 99.3% for the three months ended June 30, 2000. We expect that research and development expenses will decline in absolute dollars over the next several quarters from the level incurred during the three months ended June 30, 2001 due to reductions in headcount and other expenses, but will fluctuate as a percentage of revenues.

   Sales and marketing. Sales and marketing expenses consist of costs related to salaries and other personnel-related costs, sales commissions, tradeshows, marketing programs, travel, facilities and computer equipment. Sales and marketing expenses increased to $6.2 million during the three months ended June 30, 2001 from $3.2 million during the three months ended June 30, 2000, an increase of 94.5 %, as we continued to expand our domestic and international direct sales organization and increased our marketing efforts. Of this increase, $2.3 million related to salaries, commissions and other personnel-related costs. Sales and marketing expenses as a percentage of revenues decreased to 103.4% for the three months ended June 30, 2001 from 126.9% for the three months ended June 30, 2000. We expect that sales and marketing expenses will decline in absolute dollars over the next several quarters from the level incurred during the three months ended June 30, 2001 due to reductions in various marketing programs, but will fluctuate as a percentage of revenues.

   General and administrative. General and administrative expenses consist of salaries and other personnel-related costs for our administrative, finance and human resources employees; legal and accounting services; and facilities costs. General and administrative expenses increased to $1.3 million during the three months ended June 30, 2001 from $938,000 during the three months ended June 30, 2000, an increase of 35.3%. Of this increase, $280,000 related to salaries and other personnel-related costs and $141,000 related to legal, accounting and other consulting services. General and administrative expenses as a percentage of revenues decreased to 21.1% for the three months ended June 30, 2001 from 37.3% for the three months ended June 30, 2000. We do not expect that general and administrative expense will increase significantly in absolute dollars over the next several quarters from the level incurred during the three months ended June 30, 2001, and will fluctuate as a percentage of revenues.

   Amortization of intangibles. On December 30,1999, we acquired Receipt.com in a transaction which was recorded using the purchase method of accounting. With this purchase, we recorded goodwill of $12.5 million and other intangibles of $2.3 million. An expense of $802,000 was recorded in the quarter ended June 30, 2001 for the amortization of goodwill over a five year period and other intangibles over three years.

   Amortization of stock compensation. Deferred stock compensation represents the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock on the date of the grant. As of December 31, 1999, we had recorded deferred stock compensation costs of $3.7 million for stock options we assumed as part of our acquisition of Receipt.com and an additional $2.3 million related to the grant of other employee stock options. We incurred additional deferred stock compensation of $3.5 million related to stock options granted during the six months ended June 30, 2000. Deferred stock compensation costs are being amortized over approximately four years, which resulted in an expense of $518,000 during the three months ended June 30, 2001.

   Interest and other income, net. Interest and other income, net, consists of interest earned on cash, cash equivalents, short-term investments offset by interest expense, primarily incurred on equipment lease obligations and foreign currency translation adjustments. Net interest income was $178,000 during the three months ended June 30, 2001 compared to net interest expense of $12,000 during the three months ended June 30, 2000 primarily as a result of an increase in cash and cash equivalents due to our IPO in July 2000 and a decrease in interest paid for equipment leases.

 Six months ended June 30, 2001 and 2000

  Revenues

   Revenues increased to $11.1 million for the six months ended June 30, 2001 from $4.4 million for the six months ended June 30, 2000 due to increased sales of software licenses in the amount of $4.6 million and increased subscription fees and other services in the amount of $2.1 million. Revenues for the six months ended June 30, 2001 included $7.7 million for software license revenues and $3.4 million for subscription fees and other services revenues.

  Cost of revenues

   Cost of software license revenues. Cost of software license revenue increased to $429,000 for the six months ended June 30, 2001 from $395,000 for the six months ended June 30, 2000 due to increased software license revenues. Cost of software license revenues as a percentage of software license revenues decreased to 5.6% for the six months ended June 30, 2001 from 12.8% for the six months ended June 30, 2000 as a result of lower effective royalty rates.

   Cost of subscription fees and other services revenues. Cost of subscription fees and other services revenues increased to $4.5 million for the six months ended June 30, 2001 from $2.4 million for the six months ended June 30, 2000. The increase included $1.3 million related to compensation and other personnel-related expenses. Cost of subscription fees and other services revenues was 133.1% of subscription fees and other services revenue for the six months ended June 30, 2001 compared to 181.8% for the six months ended June 30, 2000.

  Operating expenses

   Research and development. Research and development expenses increased to $6.7 million for the six months ended June 30, 2001 from $4.4 million for the six months ended June 30, 2000, an increase of 50.8%, as we continued to invest in the design, testing and deployment of our products and services. Of the increase, $1.3 million related to increases in salaries and other personnel-related costs and $458,000 related to consulting services. Research and development expenses as a percentage of revenues decreased to 60.1% for the six months ended June 30, 2001 from 100.4% for the six months ended June 30, 2000.

   Sales and marketing. Sales and marketing expenses increased to $11.9 million for the six months ended June 30, 2001 from $5.6 million for the six months ended June 30, 2000, an increase of 111.6%, as we continued to expand our global direct sales organization. Of this increase, $4.1 million related to salaries, commissions and other personnel-related costs, $437,000 related to tradeshows and marketing programs and $484,000 related to increased travel costs. Sales and marketing expenses as a percentage of revenues decreased to 107.0% for the six months ended June 30, 2001 from 127.4% for the six months ended June 30, 2000.

   General and administrative. General and administrative expenses increased to $2.6 million for the six months ended June 30, 2001 from $1.6 million for the six months ended June 30, 2000, an increase of 57.9%. Of this increase, $637,000 related to salaries and other personnel-related costs and $456,000 related to increased legal, accounting and other consulting services. General and administrative expenses as a percentage of revenues decreased to 23.2% of total revenues for the six months ended June 30, 2001 from 37.0% for the six months ended June 30, 2000.

   Amortization of intangibles. An expense of $1.6 million was recorded during the six months ended June 30, 2001 for the amortization of goodwill over a five year period and other intangibles over three years.

   Amortization of stock compensation. Deferred stock compensation costs are being amortized over approximately four years on the single option method, which resulted in an expense of $1.1 million during the six months ended June 30, 2001.

   Interest and other income (expense), net. Net interest income increased to $320,000 for the six months ended June 30, 2001 from $116,000 for the six months ended June 30, 2000 due to an increase in cash and cash equivalents, primarily due to our IPO in July 2000 and a decrease in interest paid for equipment leases.

 Fiscal Years Ended December 31, 2000, 1999 and 1998

 Revenues

   Total revenues increased to $11.8 million for 2000 from $1.6 million for 1999 and $60,000 for 1998. Revenues increased significantly in 2000 from 1999 and 1998 due to higher sales of our Validation Authority products and services, Secure Data Transfer products and various professional services. During 2000, we also introduced the Digital Receipt and Document Authority products and services. In addition, we experienced significant growth in international markets and expanded our international affiliate network during 2000.

   Software license revenues accounted for 70.7% of our total revenues for 2000 compared to 53.5% for 1999. Subscription fees and other service revenues accounted for 29.3% of our total revenues for 2000 compared to 46.5% for 1999.

 Cost of Revenues

   Cost of software license revenues. Cost of software license revenues increased to $1.2 million for 2000 from $93,000 for 1999 and $3,000 for 1998. Cost of software license revenues consists primarily of costs associated with certain technologies imbedded into our products including royalty expenses, depreciation of software license fees and amortization of prepaid maintenance and support. Cost of software license revenues increased in 2000 from 1999 and 1998 primarily due to the growth in revenues.

   Cost of software license revenues, as a percentage of total revenue, was 14.3% for 2000, 10.6% for 1999 and 5.0% for 1998.

   Cost of subscription fees and other service revenues. Our cost of subscription fees and other services revenues increased to $5.9 million for 2000 from $134,000 for 1999 primarily due to the inclusion of data center costs for the first time in 2000. The data center became available for commercial operation at the end of December 1999 and as a result, beginning in the first quarter of 2000, our cost of subscription fees and other services revenues includes the costs of operating our secure data center. These costs include salaries and other personnel-related costs, depreciation, telecommunications and other costs of operating and maintaining a secure data center. As we continued to hire additional professional services organization and technical support personnel, our cost of subscription fees and other service revenues increased during 2000 because of increased salaries and other personnel-related costs. As a percentage of subscription fees and other services revenues, cost of subscription fees and other services revenues was 170.5% for 2000 as compared to 17.6% for 1999.

 Operating Expenses

   Research and development. Research and development expenses increased to $10.4 million for 2000 from $5.6 million for 1999, an increase of 85.3%. Of this increase, $4.4 million related to salaries and other personnel-related costs and $596,000 related to facilities costs. Research and development expenses as a percentage of total revenues were 87.8% for 2000. Our research and development staff increased to 73 at December 31, 2000 from 36 at December 31, 1999. Research and development expenses increased to $5.6 million for 1999 from $1.7 million for 1998, an increase of 224.5%. Of this increase, $1.7 million related to salaries and other personnel-related costs, $778,000 related to facilities costs and $777,000 related to fees for consultants and contractors. Research and development expenses as a percentage of total revenues were 343.0% for 1999 as we continued to expand our research and development organization. Our research and development staff increased to 36 at December 31, 1999 from 9 at December 31, 1998. We expect that research and development expenses will continue to increase in absolute dollars, but will fluctuate as a percentage of total revenue for the foreseeable future.

   Sales and Marketing. Sales and marketing expenses increased to $13.8 million for 2000 from $4.6 million for 1999, an increase of 200.9%. Of this increase, $5.5 million related to salaries and other personnel related costs, $1.2 million related to marketing programs and $773,000 related to travel. Sales and marketing expenses as a percentage of total revenues were 116.6% for 2000. In 2000, we opened four sales offices in the United States as well as an office in Hong Kong. Sales and marketing expenses increased to $4.6 million for 1999 from $1.4 million for 1998, an increase of 217.2%. Sales and marketing expenses as a percentage of total revenues were 280.3% for 1999. As we continued to hire additional sales and marketing personnel, our sales and marketing costs increased during 1999 because of increased salaries and other personnel-related costs. In 1999, we opened seven sales offices in the United States as well as offices in Amsterdam, Paris and Tokyo. We expect that sales and marketing expenses will continue to increase in absolute dollars, but will fluctuate as a percentage of total revenue for the foreseeable future.

   General and Administrative. General and administrative expenses increased to $4.0 million for 2000 from $1.4 million for 1999, an increase of 191.6%. Of this increase, $1.4 million related to salaries and other personnel related costs, $387,000 related to facilities and $305,000 related to consulting and outside services. General and administrative costs as a percentage of total revenues were 33.9% for 2000. General and administrative expenses increased to $1.4 million for 1999 from $1.0 million for 1998, an increase of 40.5%, due to increases in salaries and other personnel-related costs to support the increased level of business activities and requirements of public companies. General and administrative costs as a percentage of total revenues were 84.0% 1999. We expect that general and administrative expenses will continue to increase in absolute dollars, but will fluctuate as a percentage of total revenue for the foreseeable future.

   Amortization of goodwill and intangibles. Amortization of goodwill and intangibles, relating to the acquisition of Receipt.com, was $3.2 million for 2000.

   Amortization of stock compensation. Deferred stock compensation represents the difference between the exercise price of the stock options granted and the estimated fair value market value of the underlying common stock on the date of the grant. As of December 31, 2000, we had recorded deferred stock option costs of $3.7 million for stock options we assumed as part of our acquisition of Receipt.com and an additional $6.0 million related to the grant of other employee stock options (net of $475,000 stock options canceled for terminated employees). Deferred stock compensation costs are being amortized over approximately four years through September 30, 2004, which resulted in an expense of $2.3 million during 2000 and $162,000 during 1999.

   Acquired in-Process Research and Development. Acquired in-process research and development of $2.8 million was incurred in 1999 for our acquisition of Receipt.com and was charged to expense because technological feasibility had not been achieved. We believe that at the date of the acquisition, Receipt.com had completed approximately 60% of the research and development of a system that stores the digital signatures of the sender and receiver and provides a verifiable time stamp for each transaction. The remaining efforts for the development of the digital receipt technology included completion of software development in several key areas. The key areas are:

  .  management, reporting and access to receipts in the server vault;

  .  application program interfaces; and

  . the completion of a toolkit for developers who need to add digital receipt functionality to their applications.

   We incurred approximately 30 person-months of additional development after the acquisition to complete the initial development of the receipt technology in March 2000:

  . estimating the costs to develop the purchased in-process technology into a commercially viable product;

  .  estimating the resulting net cash flows from the product; and

  .  discounting the net cash flows to their present value.

   The revenue projections that were used to value the acquired in-process research and development were based on estimates of relevant market sizes, growth factors and expected trends in technology. Operating expenses were estimated based on historical results and anticipated profit margins. The rates utilized to discount the net cash flows to their present value were based on cost of capital calculations. Due to the nature of the forecast and risks of the projected growth, profitability and the developmental nature of the product at the time of the acquisition, we used a discount rate of 27.5% to value the acquired in-process research and development. We determined that this discount rate was appropriate for this product development and the uncertainties in the economic estimates described above.

   Interest Income (expense), Net. Interest income increased to $1.5 million for 2000 from $477,000 for 1999, primarily due to interest earned on the proceeds from our initial public offering in July 2000. Interest expense and other expenses for 2000 increased to $858,000 from $181,000 from 1999, primarily due to interest on our equipment loans and leases, and a charge to write down the value of an option to acquire securities and partially due to losses on foreign currency translation adjustments. Interest income increased to $477,000 for 1999 from $125,000 for 1998, primarily due to interest earned on the proceeds from the August 1999 private placement of our preferred stock. Interest expense for 1999 increased to $181,000 from $22,000 for 1998 due to interest on our equipment loans and leases.

   Income Taxes. We have incurred net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of December 31, 2000, we had net operating loss carryforwards of $40.8 million for federal income tax purposes and $23.9 million for state income tax purposes. These net operating loss carryforwards expire at various times through 2020 if they are not used.

   We have taken a valuation allowance against our net deferred tax assets to reduce them to amounts that we believe are more likely than not to be realized. The allowance totaled $17.5 million at December 31, 2000, resulting in no net deferred tax asset. We evaluate on a quarterly basis the recoverability of net deferred tax assets and the level of the valuation allowance. When it is determined that it is more likely than not that the net deferred tax assets are realizable, we will reduce the valuation allowance.

Quarterly Results of Operations

   This table presents unaudited consolidated statements of operations data for our past eight quarters. This information comes from our unaudited consolidated financial statements which have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of this information. Operating results for any quarter are not necessarily indicative of results for any future period.

                          Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  March 31, June 30,
                            1999      1999      2000      2000      2000      2000      2001      2001
                          --------- --------  --------  --------  --------- --------  --------- --------
Revenues:
 Software licenses......   $   130  $   626   $ 1,396   $ 1,698    $ 2,296  $ 2,978    $ 3,375  $ 4,320
 Subscription fees and
  other services........       145      315       480       820        991    1,169      1,694    1,688
                           -------  -------   -------   -------    -------  -------    -------  -------
Total revenues..........       275      941     1,876     2,518      3,287    4,147      5,069    6,008
                           -------  -------   -------   -------    -------  -------    -------  -------
Cost of revenues:
 Software licenses......        23       52       153       242        348      456        265      164
 Subscription fees and
  other services........        30       32     1,041     1,322      1,642    1,894      2,288    2,213
                           -------  -------   -------   -------    -------  -------    -------  -------
Total cost of revenues..        53       84     1,194     1,564      1,990    2,350      2,553    2,377
                           -------  -------   -------   -------    -------  -------    -------  -------
Gross profit............       222      857       682       954      1,297    1,797      2,516    3,631
Operating expenses:
 Research and
  development...........     1,245    2,628     1,911     2,501      2,837    3,140      3,563    3,091
 Sales and marketing....     1,176    1,792     2,404     3,195      3,680    4,509      5,637    6,213
 General and
  administrative........       313      499       686       938      1,082    1,298      1,296    1,269
 Acquired in-process
  research and
  development...........       --     2,780       --        --         --       --         --       --
 Amortization of
  intangibles...........       --       --        810       810        811      791        786      802
 Amortization of stock
  compensation..........        73       89       457       578        634      597        571      518
                           -------  -------   -------   -------    -------  -------    -------  -------
Total operating
 expenses...............     2,807    7,788     6,268     8,022      9,044   10,335     11,853   11,893
Operating loss..........    (2,585)  (6,931)   (5,586)   (7,068)    (7,747)  (8,538)    (9,337)  (8,262)
Interest income
 (expense), net.........       148      155       128       (12)       341      155        142      178
                           -------  -------   -------   -------    -------  -------    -------  -------
Net loss................   $(2,437) $(6,776)  $(5,458)  $(7,080)   $(7,406) $(8,383)   $(9,195) $(8,084)
                           =======  =======   =======   =======    =======  =======    =======  =======

 Revenues

   Software license revenues. Our software license revenues have generally increased in every quarter following the commencement of commercial shipments of our initial validation authority software products in the first quarter of 1999. The generally increasing trend resulted from growing market acceptance of our products and services. Software license revenues increased in each quarter in the periods presented, with significant growth in the fourth quarter of 1999 and the first quarter of 2000, as we gained additional market acceptance for our products and were able to offer products resulting from our acquisition of Receipt.com.

   Subscription fees and other services revenues. Revenues from our subscription fees and other services revenues have increased in each quarter in the periods presented, except for the third quarter of 1999. The generally increasing trend resulted from increases in the number of, and fees from, consulting engagements and a growing base of maintenance and support revenues. The decrease in revenues from subscription fees and other services on an absolute dollar basis and as a percentage of revenues in the quarter ended September 30, 1999 and June 30, 2001 as compared to the preceding quarter was due to a lower level of consulting fees.

 Costs of revenues

   Cost of software license revenues. Cost of software license revenues, which consist primarily of royalty costs to third parties, have generally increased each quarter, except for the first and second quarters of 2001, since we began commercial sales of our products in the first quarter of 1999 due to increased sales of our software products. The decrease during the quarters ended
March 31, 2001 and June 30, 2001 in cost of software license revenues, on an absolute dollar basis and as a percentage of software license revenues, is due to a decrease in royalties paid for technology included in our products.

   Cost of subscription fees and other services revenues. Cost of subscription fees and other services revenues during 1999 fluctuated primarily due to the amount of revenues derived from various consulting projects. The significant increase in costs during the quarter ended March 31, 2000 resulted primarily from the costs related to operating our secure data center that became commercially operational at the end of December 1999. The continuous increase in costs of subscription fees and other services revenues during the remaining quarters of 2000 and the first quarter of 2001 is due to increases in staffing and related expenses in operations, technical support and our professional services organization.

 Operating expenses

   Research and development. Research and development expenses, except for the first quarter of 2000 and the second quarter of 2001 continued to grow during the eight quarters ended June 30, 2001 as we continued to develop new products and enhance our existing products and services. Until the first quarter of the year 2000, research and development expenses also included costs associated with our secure data center. Research and development expenses declined in the first quarter of 2000 partly because of this reclassification of secure data center costs which was partially offset by the increased research and development expenses resulting from the Receipt.com acquisition. The decrease during the quarter ended June 30, 2001 in research and development is primarily due to a reduction in force during the quarter.

   Sales and marketing. Sales and marketing expenses have increased since we started to ship our validation authority software product in the first quarter of 1999 as we have continued to build our sales and marketing organization. The primary reasons for these increases are increased personnel and associated sales commissions, expanded marketing programs and expansion of regional sales offices. In addition, the three months ended March 31, 2000 reflect additional sales and marketing expenses resulting from the Receipt.com acquisition.

   General and administrative. General and administrative expenses, except for the second quarter of 2001, have generally grown during the eight quarters ended June 30, 2001. Until the second quarter of 2001, we increased the number of general and administrative personnel to support our growing organization and transaction volume.

   Acquired in-process research and development; amortization of intangibles. Our operating expenses for the fourth quarter of 1999 included $2.8 million for acquired in-process research and development. The six quarters ending June 30, 2001 include expenses for the amortization of intangibles. Both of these items were attributable to our acquisition of Receipt.com in the fourth quarter of 1999.

   Amortization of stock compensation. We recorded an aggregate of $10.2 million of deferred stock compensation during fiscal years 1999 and 2000; $3.7 million of which related to stock options assumed upon the acquisition of Receipt.com in the fourth quarter of 1999. Deferred stock compensation costs are being amortized over four years.

   You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance due to our limited operating history, the early stage of our markets and factors discussed in the section entitled "Risk Factors" above and elsewhere in this prospectus. In particular, because our base of customers and the number of additional customer licenses we enter into each quarter are still relatively small, the loss or deferral of a small number of anticipated large customer orders in any quarter could result in a significant variability in revenues for that quarter. In addition, we acquired Receipt.com in December 1999 and our results of operation for periods after that acquisition are not and will not be comparable to our results of operations for prior periods. If in some future periods our operating results are below the expectations of public market analysts and investors, the price of our common stock may fall.

Liquidity and Capital Resources

 Funding to date

   In July 2000, we completed an initial public offering of our common stock that resulted in raising additional equity, net of offering costs, of approximately $41.0 million. Prior to the public offering, we funded our operations through the private sale of our equity securities with aggregate net proceeds of approximately $30.0 million. At June 30, 2001, we had cash and cash equivalents and short- term investments of $24.3 million. We also have a bank credit line in the amount of $2.5 million under which we have pledged substantially all of our assets, including patents and other intellectual property, to secure borrowings under this facility. There were no borrowings outstanding under this line as of June 30, 2001. The bank credit line requires us to maintain a defined quick ratio of 2.5 and a tangible net worth of $5.0 million. At June 30, 2001, we were in compliance with these financial covenants. We anticipate using available cash to provide working capital and otherwise fund our operations and to purchase capital equipment and make leasehold improvements.

 Uses of cash

   Net cash used in operating activities of $13.0 million in the six months ended June 30, 2001 was primarily used to fund a net loss of $17.3 million partially offset by non-cash depreciation and amortization expenses of $4.0 million. Net cash used in operating activities of $9.7 million in the six months ended June 30, 2000 was primarily used to fund our net loss of $12.5 million partially offset by non-cash depreciation and amortization expenses of $3.6 million. Net cash used for operating activities in 2000 related primarily to a net loss of $28.3 million and an increase in accounts receivable of $2.4 million partially offset by non-cash depreciation and amortization expenses of $7.6 million and other changes in working capital.

   Net cash used in investing activities was $1.3 million for the six months ended June 30, 2001 primarily related to capital equipment expenditures to purchase computer hardware and software, office furniture and equipment and leasehold improvements. Net cash provided by investing activities was $1.0 million for the six months ended June 30, 2000 primarily due to the sale of short-term investments partially offset by capital equipment expenditures. Net cash used in investing activities in 2000 primarily related to capital equipment expenditures partially offset by the sale of short-term investments. We expect continued increases in capital expenditures and lease commitments due to growth in operations, infrastructure and personnel.

 Sources of cash

   Net cash provided by financing activities was $1.1 million for the six months ended June 30, 2001. Net cash provided by financing activities was provided primarily from proceeds from borrowings under an equipment lease line. Net cash provided by financing activities was $560,000 for the six months ended June 30, 2000. Net cash was provided primarily from the exercise of warrants and stock options and to a more limited extent, borrowings partially offset by the repayment of borrowings.

 Future funding requirements

   We reduced our headcount and operating expenses during the three months ending September 30, 2001. Subsequently for the next several quarters, we expect limited increases in the level of our operating expenses. As a potential source of equity financing, on June 15, 2001 we entered into an equity line facility for up to $50.0 million of our common stock. However, our ability to draw on this facility is subject to prior registration of the shares and various other conditions, which may not be met. We anticipate that our operating expenses and planned capital expenditures will constitute a material use of our cash resources. We may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies and product lines.

   We believe that our existing cash and cash equivalents and borrowing under our credit facilities will be sufficient to meet our working capital needs for at least the next 12 months. After that, we may require additional funds. We may not be able to obtain adequate or favorable financing at that time. Any additional financing may dilute your ownership interest in ValiCert. New equity securities could have rights senior to those of our common stockholders.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires us to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on our rights or obligations under the applicable derivative contract. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment to FASB Statement No. 133, which amended certain provisions of SFAS 133. The amendments, among other things, allow foreign-currency denominated assets and liabilities to qualify for hedge accounting, permit the offsetting of selected interentity foreign currency exposures that reduce the need for third-party derivatives and redefine the nature of interest rate risk to avoid sources of ineffectiveness. We adopted the provisions of SFAS 133 and the corresponding amendments of SFAS 138 on January 1, 2001. The adoption of these standards did not have a material impact on our consolidated financial position, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), Revenue Recognition in Financial Statements. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 outlines basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We were required to implement SAB No. 101 in the fourth quarter of its fiscal year ending
December 31, 2000. The provisions of SAB No. 101 did not have a material impact on our consolidated financial position, results of operations or cash flows.

   In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25. FIN No. 44, effective July 1, 2000, clarifies the application of APB No. 25 for matters including: the definition of an employee for purposes of APB No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN No. 44 did not have a material impact on our consolidated financial position, results of operations or cash flows.

   In June 2001, the FASB approved for issuance SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. Major provisions of these statements are as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; the pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting; and effective for our fiscal year 2002, goodwill will no longer be subject to amortization. Management is evaluating the impact of the adoption of these standards and has not yet determined the effect of adoption on our consolidated financial position and results of operations. We will adopt SFAS 142 for its fiscal year beginning January 1, 2002. Upon completion of SFAS 142, we will cease the amortization of existing goodwill with an expected net carrying value of $11.1 million at the date of adoption and annual amortization of $3.2 million that resulted from business combinations completed prior to the adoption of SFAS
141. Management will evaluate goodwill under the SFAS 142 transition impairment test and has not determined whether or not there is an impairment loss. Any transitional impairment loss will be recognized as a change in accounting principle.

Quantitative and Qualitative Disclosures About Market Risk

   We develop products in the United States and market our products in North America, Europe and Asia/Pacific regions. As a result, our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because substantially all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments, including money market funds and commercial paper, and long-term investments mature between one and two years. Our interest expense is also sensitive to changes in the general level of U.S. interest rates because the interest rate charged varies with the prime rate. Due to the nature of our investments, we believe that there is not a material risk exposure. A hypothetical change in interest rates of 100 basis points would have an immaterial effect on our operating results and cash flows.

   As of December 31, 2000 and 1999, we have not entered into any derivative contracts, either for hedging or trading purposes.

                                    BUSINESS

Overview

   ValiCert is a leading provider of solutions for conducting secure and paperless business transactions over the Internet. Our customers use our products and services to help transfer costly or inefficient business processes to the Internet, while maintaining trust and security in the process. We believe that our products and services increase the trust in electronic business transactions before, during, and after they occur, and by permitting parties to comply with digital signature laws around the world, allow these transactions to be legally enforceable. We believe that by utilizing our products and services, our customers are able to realize cost savings and achieve operating efficiencies by migrating existing paper processes onto the Internet and other electronic communication methods. We believe that our products and services reduce the costs of fraudulent transactions and security breaches, including direct losses, damage to reputation and productivity losses resulting from downtime. Our customers include Aetna, Barclay's, Dell, Identrus, NTT Communications, Unisys and the United States Postal Service.

   Our validation authority software products and services verify the status of digital certificates and establish the authority of a party before conducting a transaction. Our secure data transfer software products enable the confidential, reliable and tamper-proof transmission of data during a transaction. Our digital receipt software products and services utilize digital signatures to create and archive detailed information to provide a provable audit trail after a transaction is completed. Our document collaboration software products and services enable trusted and secure exchange, signature and storage of electronic documents. To ensure broad application and platform support for our products and services, we have formed strategic alliances with Baltimore Technologies, CMG, Entrust, Gemplus, IBM, Microsoft, Netscape/iPlanet and TIBCO. We believe that our products, services and strategic alliances provide a comprehensive solution to address the rapidly growing Internet security software and services market. To enhance the value proposition of our products and services, we have introduced marketing and professional services initiatives for the financial services, health insurance claims processing, and government market segments.

Industry Background

 Growth of Internet commerce and communications

   The Internet, with its global reach, cost-effectiveness and ability to enable real-time interactions, is fundamentally changing the way in which companies, government agencies and individuals conduct business and interact with one another. The Internet has enabled organizations to more efficiently communicate and conduct commerce directly with their customers, suppliers and partners. The Internet has been traditionally used for non-critical information publishing, e-mail, and more recently, for business-to-consumer electronic commerce. However, it is being increasingly viewed as a medium for conducting a broad range of business-to-business and other electronic transactions. We call these transactions e-transactions, which include:

  .  electronic commerce and payments,

  .  electronic data interchange,

  .  file sharing,

  .  electronic document signing,

  .  electronic document collaboration, and

  .  business critical e-mail.

 Requirement for valid, secure and provable transactions

   As an open network, the Internet does not restrict access and does not inherently offer the degree of trust, security and provability that we believe organizations and individuals increasingly require to ensure confidence

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

in electronic transactions. The people and organizations that rely on the Internet to conduct transactions are subject to risks of theft, loss, alteration or dissemination of confidential data, damage to their reputation and economic loss through fraud. To minimize these risks, the Internet requires a framework of trust that meets users' security requirements before, during and after a transaction:

  . Before a transaction, the validity of the credentials used by the participants must be verified and the authority of the participants to conduct the specific transaction must be confirmed. We refer to this process as validation.

  . During a transaction, the transmission of information must be secure and reliable to ensure the integrity and confidentiality of the transaction. We refer to this process as secure data transfer.

  . After a transaction, a receipt or confirmation that records the details of the transaction must be promptly generated and archived. This receipt must typically include the type of transaction and the time at which it occurred. We refer to the process of generating a receipt as transaction notarization. We refer to the process of using a receipt to prove a transaction occurred as non-repudiation.

   In the physical world, this framework of trust is achieved through a combination of business and legal practices and policies. These procedures often include the use of physical credentials, a third-party entity to validate those credentials, a secure medium to transmit transaction information and a receipt to provide proof of the transaction. For example, an organization making a purchase may use a corporate credit card as a physical credential to establish its identity and credit worthiness, and the vendor will typically rely on a third-party clearinghouse to validate the purchase. The transaction data would be transmitted over a secure private network and a point of sale system would then issue a time-stamped paper receipt as proof of the transaction's occurrence. This framework of trust is essential as the number of credentials, people and organizations involved increases and as the number and value of the transactions conducted rise.

 Evolution of Internet security infrastructure

   Public key infrastructure has emerged as a critical element for creating this framework of trust for the Internet. Based on public key cryptography, public key infrastructure, or PKI, is the underlying system that organizations use to issue and manage electronic credentials, which we refer to as digital certificates, and the keys they contain to facilitate secure communications for a large number of users. Each entity within an installed public key infrastructure is assigned a public key, which is provided to others, and a private key, which the entity keeps confidential. Information encrypted using the public key can only be decrypted, or unscrambled, using the corresponding private key. Conversely, information signed with the private key can be verified as authentic with the corresponding public key.

   As public key infrastructure is incorporated into various computer applications, the number of companies that market and distribute digital certificate products and services has increased. The software product or the entity that issues and manages the life cycle of digital certificates is referred to as a certificate authority. As organizations increase their usage of the Internet to conduct e-transactions, industry spending on public key infrastructure and related security infrastructure components is expected to grow rapidly.

 Use of digital certificates and the need for validation before a transaction

   Digital certificates act as proofs of identity for users, servers, routers, downloaded programs and other components in a network environment. These credentials establish an entity's membership in a specific organization or community. They have become the primary mechanism for verifying the identities of parties involved in a transaction before it is executed. However, digital certificates do not, by themselves, establish the validity of a party's credentials or provide real-time authorization to conduct a specific transaction. For example, a digital certificate can verify the identity of an employee before a transaction but cannot provide real-time validation of the employment status of that individual or the specific spending restrictions or other limits that may apply. A credential can be validated only if the revocation status of the digital certificate is

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

known and evaluated against a specific set of policies which describe the party's authority to engage in a given transaction. We refer to the software or entity that is used to validate transactions as a validation authority.

   Many certificate authorities incorporate some validation capabilities for credentials they issue but typically do not provide validation of credentials issued by other vendors. Most certificate authorities use specific validation protocols which may not be compatible with the validation protocols used by a given software application. This inability to cross-validate digital certificates limits the use of those certificate authorities for validation in multi-certificate authority environments which are common for transactions that cross-organizational and geographic boundaries. We believe that there is a need to separate the validation authority from the certificate authority to address the need for cross-validation and to enhance trust standards. We believe that this separation of duties between a validation authority and a certificate authority mitigates the consequences of certificate authority compromise.

 Deployment of client-side Public Key Infrastructure (PKI)

   While digital certificates and public key infrastructure offer a secure user identification environment, the degree of deployment of these technologies within companies and organizations differs. For this reason, we believe there is a need for products and services that can take advantage of full PKI deployment where it exists, yet still provide value in environments where PKI deployment is minimal or non-existent.

 Securing data during a transaction

   Organizations use a variety of methods to securely transfer data across a network while conducting an e-transaction. Dedicated private networks, virtual private networks, referred to as VPNs, and secure e-mail are mechanisms for ensuring the private and tamper-proof transmission of data. While these mechanisms provide security, they also typically add set-up time, cost and complexity to the enterprise's business processes. Enterprises that employ dedicated private networks, VPNs and secure e-mail can generally securely transfer data only to those customers, suppliers or trading partners that employ the same proprietary technology. While these methods are suitable for some business applications, they are not designed to be an automated, highly scalable solution that supports the transfer of large data files, readily integrates with existing systems, provides notification capabilities, and generates a secure audit trail for each transmission.

 Creating an audit trail after a transaction

   To provide an audit trail for e-transactions, a framework of trust must include detailed proof of occurrence. A digital receipt is an electronically time-stamped, signed, documented and archived proof of a transaction that provides the parties to the transaction with a means for non-repudiation should a dispute arise at a later date. E-mail confirmations, proprietary receipts and web-based confirmations are used to prove the occurrence of a transaction. These mechanisms are typically tied to specific business applications. For example, online stock trading, consumer retail purchasing and Internet-based electronic payments are generally limited in scope and not extensible.

   Many public key infrastructure-based products also include varying degrees of time stamping functionality to record the time and other details about a transaction. These time stamping methods often record the information in data formats that are not easily shared among applications. Transactions over the Internet are increasingly being conducted using a common format called extensible markup language, which facilitates the exchange of information between disparate computer systems and applications. We believe that a digital receipt based on extensible markup language enables the flexible exchange of proof of occurrence details among different entities while meeting organizations' requirements for non-repudiation. We also believe that with the recent passage of the Electronic Signatures in Global and National Commerce Act or ESIGN, in the United States, and similar laws that have been passed or are being considered in other countries, digitally time-stamped and digitally-signed receipts will be considered by courts of law as binding proof of electronic transactions.

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

 Application enabling secure electronic document collaboration and storage

   Companies are increasingly using on the Internet as the means by which to negotiate and exchange sensitive documents such as contracts, letters of credit and design plans. Storing and exchanging sensitive information over the public network, however, requires document control and access, assurance of delivery, content integrity, and proof of occurrence. We believe a need exists for a secure, web-accessible application for collaborating on and storing vital documents. We believe a need also exists for the means to manage document-related information such as digital signatures, versioning and tamper-evident audit trails.

 Need for an end-to-end, secure infrastructure for e-transactions

   We believe that organizations require a trusted, extensible infrastructure to conduct valid, secure and provable transactions over the Internet. Current approaches do not provide the necessary trusted infrastructure because they generally do not address all stages of a transaction, are limited in scope and are often inflexible, expensive and proprietary in nature. In many cases, the vendors of security products do not have the operational expertise or have not built the requisite data center infrastructure to deliver trust services. Trust services are security services that are offered to organizations that wish to outsource validation, notarization and non-repudiation to a third party. Vendors that do not offer trust services can only sell software licenses and will not be able to provide their customers the flexibility to purchase either the software or outsourced services.

   We believe that to establish a trusted infrastructure for e-transactions, organizations require:

  . end-to-end, modular solutions that effectively address an organization's trust requirements before, during and after a transaction;

  . flexible deployment alternatives, including internally managed, outsourced and service provider hosted models;

  . the ability to support a broad range of applications and platforms to accommodate investments in public key infrastructure, applications and platforms; and

  . products and services that are based on open standards to provide the scalability, flexibility and interoperability that is required among multiple certificate authority vendors and payment systems.

Solution

   We offer a suite of end-to-end infrastructure software products and services that organizations use to conduct sensitive electronic transactions that are valid, secure and provable. We believe our infrastructure products and services increase the trust in electronic business transactions before, during, and after they occur, and by permitting parties to comply with digital signature laws around the world, enable these transactions to be legally enforceable. Our products and services provide customers with flexible deployment models, do not require client-side deployment of public key infrastructure (PKI) and offer end-user credential neutrality. Our scalable, high-performance software products and services are based on open standards and incorporate our technologies, including our certificate validation mechanisms, stateful validation, secure data transfer, extensible markup language-based digital receipt and secure document collaboration technologies. We have established a broad range of relationships with application and platform vendors which we believe will enable the widespread adoption of our validation, secure transport, digital receipt and document collaboration software products and services.

 Key components of our offering include:

   End-to-end, modular, secure infrastructure software products and services. We offer end-to-end, modular, secure infrastructure software products and services that address the security requirements at nearly every stage of a transaction. We provide validation of credentials before a transaction, the secure transfer of data during a transaction and transaction notarization and non-repudiation after a transaction. We also provide an application

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

for secure electronic document collaboration. We have developed technologies to address the performance, interoperability and scalability issues of digital credentials, secure data transfer and extensible markup language-based digital receipts. Customers may implement one element of our modular software products and services and expand to include others, as their needs require.

   Independence from deployment of client-side Public Key Infrastructure
(PKI). With the exception of validation, our products and services do not require customers to deploy client-side public key infrastructure. While we believe that electronic transaction processes that utilize digital certificates and validation offer the most secure user identification environment, we realize that many customers have not deployed a public key infrastructure throughout their organization. For this reason, our products and services are designed to be compatible with customer environments using different degrees of PKI, ranging from no PKI to full PKI adoption.

   Flexible deployment models. We believe that our software products and services are attractive to a broad range of customers because we offer a number of deployment models to meet specific customer requirements. We collectively refer to this as all-sourcing, which gives our customers three choices:

  .  insourced hosting of our software;

  .  outsourcing to us as a trusted third party provider of managed services;
     or

  .  outsourcing to one of our service provider customers.

   Customers can select a model based on their specific business application, available resources, time to market considerations, and desired level of control and operational responsibility. Because of the common architecture that underlies our products and services, our customers may migrate their data and applications from one deployment model to another as their needs change. Our products and services can be distributed over one or many computer systems. This feature enhances performance and scalability, and allows some functions of credential validation, digital receipt issuance and management, and document collaboration and storage to be installed at the customers' locations, while maintaining a secure and reliable link to our global service for back-end processing.

   Extensive security and trusted practices. We believe that our significant investments in security and trust practices help customers of our software products and services conduct transactions with the assurance that the security of the transactions will be maintained. We have adopted industry-endorsed practices and procedures for conducting secure transactions and adhere to a strict operations protocol that has been designed by Internet security industry experts to exceed typical commercial security requirements. We have invested substantial time and effort in establishing the physical security and controls essential to operating a secure, large-scale data center. For example, we use multiple Internet service providers to ensure the reliability of our Internet connections and we have taken special precautions to prevent security breaches. Our network is also designed to provide redundancy in case of equipment failure.

   End-user credential neutrality. Our products and services are intended to support various end-user credentials, including digital certificates, soft tokens, hard tokens and standard user names and passwords.

   While we believe that electronic transaction processes that utilize digital certificates and validation offer the most secure user identification environment, we realize that many applications do not use these certificates. For this reason, our products and services are designed to be compatible with varying end-user credentials.

   Certificate authority and payments neutrality. Our products are intended to support leading certificate authorities and payments solutions. We believe this neutral position enables our products and services to function as an independent clearinghouse and complement the infrastructure of entities that issue digital certificates, authorize transactions and process electronic payments. Our approach allows our customers to continue to use their investments in digital certificates and electronic payment applications. We have established an interoperability lab to ensure the current and future compatibility of our software products with major

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

certificate authorities, software applications and platforms, including electronic payments systems. We also host open trials for industry-standard protocols to promote vendor interoperability and demonstrate our technical leadership in these areas.

   Broad application and platform support. We have developed a range of software modules that may be integrated with popular third party software applications to enable support for secure transactions. Our software development toolkits are designed to enable application developers and platform vendors to rapidly and easily add validation and digital receipt capabilities to their products and services. Our open standards approach allows us to establish a network of strategic alliances with software application, certificate authority and platform vendors to ensure broad support for our products and services. We believe this network increases the value of our products and services to our customers and provides us with opportunities to increase our brand awareness and distribution.

   Interoperability and adoption of open standards. Our software products and services support major industry standards and protocols. All of our products and services support the major certificate validation protocols. These protocols include: certificate revocation list, certificate revocation list distribution point, and online certificate statues protocol. We believe we are the only company that provides support for these validation protocols in a single set of products and services. We co-authored and provided one of the first commercial implementations of online certificate status protocol, which is a widely adopted validation protocol. Our digital receipt technology supports the extensible markup language standard, thus leveraging this standard's broad appeal of facilitating the exchange of information between disparate computer systems and applications. Our secure data transfer products support the HTTP, FTP and SSL protocols.

Strategy

   Our objective for at least the next 12 months is to further extend our position as a leading provider of a wide range of software products and services for use by organizations to conduct valid, secure and provable e-transactions. Key elements of our strategy include:

   Extend technology leadership and product development. We intend to extend our technology leadership by continuing to invest in research and development, and by actively participating in industry standards setting organizations. We expect to continue to develop and acquire open, flexible and scalable technologies that can enhance a transaction stream, and to improve our internal best practices and controls to maintain the security and integrity of our operations. We participate in a number of standards setting organizations, including the Internet Engineering Task Force, UDDI (Universal Description, Discovery, Integration Project), the Wireless Application Protocol forum and the Raddichio consortium for mobile security standards. We believe that our participation in these groups influences industry standards and gives us valuable insight into new technology developments and emerging market opportunities.

   Further establish ValiCert in key industry segments. We have initially targeted organizations in the financial services, government, telecommunications and health care segments. These businesses are transaction-intensive and have a high requirement for security. For example, our software products and services are used by financial services organizations such as Identrus and Barclays B2B.com, government agencies such as the United States Postal Service, health care companies such as Aetna, and telecommunications companies such as NTT Communications. By taking advantage of our experience in these key industry segments, we believe we are well positioned to extend our presence in other industries as they rely more on the Internet to conduct transactions and exchange information.

   Expand focus on business solution oriented sales and marketing. As customers seek specific solutions to solve their business problems and reduce their operating costs, we are expanding the focus of our marketing activities to include the development of solutions that articulate clear return-on-investment for customers. We believe this expanded solutions focus will result in an increased number of customers that we can reference, and to increase revenue predictability. While we will continue to market our secure infrastructure, and

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

components of such infrastructure, we realize that specific industries have special needs and face unique challenges. From a sales and marketing perspective, we can customize and package our secure infrastructure components to meet the special needs of a given market. We have initially focused our solution initiatives on the business challenges faced in the areas of trade finance, treasury and cash management, health insurance claims processing and eGovernment. We anticipate that over time we will develop solution initiatives in other areas.

   Expand global distribution channels. We intend to continue to expand our global marketing and distribution efforts to address a wide range of markets and applications for secure infrastructure solutions. We plan to increase the number of direct sales personnel we have in Europe, Asia and the Americas. We plan to expand our network of distributors, including software vendors and system integrators, who either include our software products and services in their offerings or resell various elements of them. We have international sales offices in Argentina, France, Hong Kong, Japan, The Netherlands, Singapore and the United Kingdom, and continue to pursue additional global opportunities.

   Grow our service provider business. As part of our marketing strategy, we are establishing a network of service providers who offer trust services based on our software products, technology and expertise. We believe that, over time, this network will represent a global system to validate and notarize transactions across geographic and organizational boundaries. Our service provider customers include NTT Communications, PricewaterhouseCoopers/beTrusted, Secom, Thomson-CSF/Cashware and Unisys. By using the brand name and distribution power of these organizations, we believe that we will be able to increase the adoption of our products and services in a more sales-leveraged manner. We intend to add participants to this growing list by targeting service providers in a number of markets. We believe that this will create a network effect where the utility of this global system will increase as it expands and will make it more valuable for current and new participants.

   Expand strategic alliances to broaden the use of our products and services. To accelerate the widespread adoption of our products and services, we have entered into technology, marketing or distribution alliances with industry leaders. We have entered into these types of alliances with companies that include Baltimore Technologies, CMG, Gemplus, Entrust, IBM, Microsoft, Netscape/iPlanet and TIBCO. We plan to expand on existing and establish new strategic alliances with companies that will integrate our technologies with their offerings and participate in joint marketing, training and sales arrangements. We believe these alliances will enable us to accelerate the adoption of our products and services.

Products and Services

   We offer end-to-end infrastructure software products and services that combine an extensible, modular architecture with advanced security and scalability to enable valid, secure and provable e-transactions. Our software products and services are available in three deployment models: trusted outsourced services; offerings for service providers and business-to-business exchanges; and in-house software for enterprises. Our software products and services operate on multiple platforms, including Windows NT, Solaris, AIX, HP-UX, Linux and some mainframe environments. The pricing of our software products and services consists of up front license fees, subscription fees based on transaction volume and maintenance and support fees. Revenues from a typical contract range from $25,000 to $400,000.

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

   This table outlines our software products and services offering:

 Product and Services                                        Description
 --------------------                                        -----------
 Validation Authority Products and Services Enterprise VA    Enterprise version of
                                                             validation software
                                                             product
 Affiliate VA                                                Service provider version
                                                             of validation software
                                                             product
 Validation Service                                          Complete, outsourced or
                                                             backup managed
                                                             validation service
-------------------------------------------------------------------------------------
 Secure Data Transfer Products SecureTransport               Secure, reliable
                                                             transport software
                                                             product
 Digital Receipt Products and Services Receipt Suite         Enterprise version of
                                                             digital receipt software
                                                             product
 Receipt Affiliate                                           Service provider version
                                                             of digital receipt
                                                             software product
 Receipt Service                                             Complete, outsourced
                                                             managed digital receipt
                                                             service
-------------------------------------------------------------------------------------
 Document Authority Products and Services Document Authority Enterprise version of secure document
                                                             collaboration software
                                                             product
 Document Collaboration Service                              Complete, outsourced
                                                             managed document
                                                             collaboration service
 Professional Services                                       Consulting services,
                                                             product and service
                                                             training, and custom
                                                             development and support

 Validation authority software products and services

   We provide a comprehensive line of software products and services for the high-performance validation of transactions. These products and services are designed to enable customers to reduce the risks and costs related to the misuse of invalid digital credentials and provide flexible extensions for stateful validation. Stateful validation is a method of validation in which contextual information is used with information on the validity of credentials. This contextual information includes real-time credit status and purchasing authority. Our validation authority software products and services are based on our multi-protocol architecture which enables interoperability with leading certificate authorities, directory services and business applications.

   We offer these validation authority software products and services:
Enterprise VA, Certificate VA, Affiliate VA and Validation Service. We offer a set of common component software products, VA Publisher, Validator Toolkit and Validator Suite, to facilitate the implementation of our validation authority products and services.

   Validation Authority. Our Enterprise VA, Certificate VA and Affiliate VA enable customers to offer validation capabilities in their transaction infrastructure.

     Enterprise VA Server. Our enterprise version validation server software supports a wide range of validation protocols, including online certificate status protocol, certificate revocation list and certificate revocation list distribution points. Our Enterprise VA is also bundled with an ability for customers to publish data on revoked credentials to our Validation Service for backup and redundancy, data distribution or disaster recovery. Enterprise VA licenses are specifically limited to in-house use by organizations.

     Affiliate VA Server. This server software provides functionality that is similar to our Enterprise VA Server but is designed for service providers and business-to-business exchanges. We license our Affiliate

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

  VA Server for use by third party trust service providers. Sometimes our service provider customers are contractually required to mirror their revocation data to our Global VA Service and have the right to mirror the Global VA Service data to their local sites for incorporation into their own service offering. This requirement is intended to allow for efficient, global cross-validation among organizations.

     Validation Service. The Validation Service is an outsourced managed validation service that we host and operate. This service, which is available 24 hours a day, seven days a week from our secure data facility, is designed for customers that wish to outsource the validation authority function to a third party or validate transactions with entities outside their internal boundaries. The Validation Service accepts data from various organizations that wish to broadly distribute information about credentials that they have revoked. With our certificate validation mechanisms, we can efficiently distribute large volumes of revocation data on a worldwide basis to our service provider customers. We believe that this capability enables us to cost-effectively scale our global validation service business.

     VA Common Components. VA Publisher, Validator Toolkit and Validator Suite are included with all of our VA Suite and Validation Service offerings.

     VA Publisher. Our VA Publisher is used to publish revocation data to a validation authority server or service from a directory server or directly from a certificate authority. In some cases, where we have strategic relationships with certificate authority vendors, the VA Publisher is bundled with the certificate authority to enable real-time publication of revocation data.

     Validator Toolkit. Our Validator Toolkit is a software development toolkit designed to allow for the rapid addition of validation capabilities into applications which require stateful validation or use digital certificates regardless of the issuing certificate authority. We license the toolkit to independent software vendors to support our validation authority software products and services.

     Validator Suite. Our Validator Suite is a set of software modules that are used for validation in popular web server, web client and e-mail applications. We ship modules for Apache Stronghold Server, Netscape/iPlanet Enterprise Server, Microsoft Address Book, Microsoft's Internet Explorer, Microsoft Internet Information Server and Microsoft Outlook. We license some Validator Suite modules to independent software vendors to include in their software.

 Secure data transfer software products

   Our secure data transfer software product line enables scalable, confidential and secure data transfer over the Internet.

   SecureTransport. Our secure data transfer software product line is designed to give customers cost-effective, secure, confidential, reliable delivery of large transaction files and documents. The products support commonly used data transfer protocols, including file transfer protocol and hypertext transfer protocol. The products can be used in a variety of business application environments. Like our other software products and services, SecureTransport is designed to work with a variety of certificate authorities.

   Our secure data transfer software products consist of the SecureTransport Server and the optional SecureTransport Client. Customers typically install the SecureTransport Server at their local sites and can distribute the SecureTransport Client to the entities with whom they conduct business. The client software adds secure and reliable data transfer through a feature which enables the rapid resumption of a data transfer in progress if a network connection has been dropped. The client software supports sophisticated scheduling of data transfers in a range of business applications.

   The SecureTransport Server is integrated with our other software products and services. We have linked SecureTransport and our digital receipt products so that customers can automatically generate and archive an extensible markup language digital receipt to record the event, time and date of a transfer, and to store the contents of the document. We believe this capability helps make our secure data transfer product ideal for use in business-to-business exchanges which have largely standardized on the extensible markup language business document format. This capability can also facilitate the resolution of disputes relating to a data transfer and enhances the use of the product for proof-of-compliance with some government regulations, including the Health Insurance Portability and Accountability Act.

 Digital receipt software products and services

   We provide a comprehensive line of software products and services that enables the secure creation, tracking and management of digital receipts. Our standards-based receipts are digitally signed extensible markup language documents that contain a customizable set of information about a transaction. This information could include the identities of the parties involved, time and date of the transaction, and goods and services purchased or sold. Our digital receipt software products and services are designed to help customers lower costs, facilitate dispute resolution and reduce fraud in transactions conducted over the Internet. Our digital receipt software products and services are designed to work with a wide variety of certificate authorities and electronic payments solutions.

   We offer these digital receipt software products and services: Receipt Suite, Receipt Affiliate and Receipt Service.

   Receipt Suite. Our enterprise software suite is used to create, track and manage digital receipts. The suite consists of Receipt Notary Server, Receipt Vault Server and Receipt Toolkit. The suite is bundled with an ability for customers to automatically create Receipt Vault integrity reports and publish them to the Receipt Service. This functionality provides our customers with a means of determining whether archived receipt data has been tampered with or corrupted. Receipt Suite licenses are specifically limited to in-house use.

     Receipt Notary Server. Our server software records the primary elements of a transaction and creates a tamper-proof digital receipt with a secure timestamp. After the server generates the digital receipt, copies of the receipt are stored in the Receipt Vault Server and may be sent to the parties involved in the transaction through a variety of configurable means, including e-mail, file transfer, or simple web page pictures.

     Receipt Vault Server. Our server software stores large volumes of digital receipts and provides comprehensive search and retrieval capabilities for customers to use for dispute resolution, data mining and other purposes. All items stored in the server are digitally signed and the entire contents of the server can be periodically verified for integrity of the signatures and the data which they protect. The server is designed to interface with high-performance databases including Oracle 8i and NCR Teradata.

     Receipt Toolkit. Our Receipt Toolkit is designed to quickly and easily add digital receipt capabilities into electronic commerce and other applications and provide interfaces to the Receipt Notary Server and Receipt Vault Server. We provide the toolkit as part of the Receipt Suite. We provide and license it to independent software vendors to support our digital receipt software products and services.

   Receipt Affiliate. This server software provides functionality that is similar to our Receipt Suite but is designed for service providers and business-to-business exchanges. Our Receipt Affiliate licensees can offer digital receipt services directly to customers, including the issuance and management of large volumes of digital receipts. The Receipt Affiliate is increasingly licensed with our Affiliate VA Suite.

   Receipt Service. Our Receipt Service is a complete, outsourced digital receipt managed service offering. We operate our Receipt Service out of our secure data facility for customers that desire turnkey, rapid implementation and wish to take advantage of our infrastructure. The service is designed to offer 24 hours a day, seven days per week availability.

Document Collaboration Software Products and Services

   We provide a comprehensive line of software products and services for secure collaboration and storage of electronic documents. These products and services provide not only an application for securely storing, retrieving and collaborating on electronic documents, but also offer the tools to manage the information related to this process--including secure messaging, digital signature-based approval, versioning control, and tamper-evident audit trails. Our Document Authority software products and services utilize the components of our infrastructure for securing electronic transactions. Components utilized include digital certificate validation, digital receipting and, optionally, secure data transport. Document Authority can store and exchange information in any file format, and uses standard Web-browsers as an interface. For extra security, optional digital signing hardware or software can be utilized.

   Document Authority Server. Our Document Authority server allows businesses to operate software for secure collaboration and storage of electronic documents within their own information systems infrastructure.

   Document Authority Service. Our Document Authority Service is a complete, outsourced document collaboration managed service. We operate our Document Authority Service out of our secure data facility for customers that desire turnkey, rapid implementation and wish to take advantage of our infrastructure. The service is designed to offer 24 hours, seven days per week availability.

 Professional Services

   We offer a broad range of professional services to assist in site planning, design, installation, integration, training and maintenance of our products and services. Our professional services include consulting services, product and service training, and custom development and support. We employ highly trained professionals in the data networking, network security, cryptography and network operations fields to deliver these services.

Customers

   We primarily target our software products and services to a variety of transaction-intensive enterprises and service providers. As of June 30, 2001, we had over 180 customers.

   This is the list of some of our top enterprise customers based on software license and subscription fees and other services billings since January 1, 1999, computed on a pro forma basis by including revenues billed by Receipt.com before our acquisition of that company in December 1999. These customers have purchased our products or services in 2001 or are ongoing customers.

Financial Services                  Healthcare
ABN AMRO                            Aetna Life Insurance Company
AIM Advisors                        Blue Cross and Blue Shield
Chase Manhattan Bank                Highmark
Canadian Imperial Bank of Commerce
Deutsche Bank AG                    Government
Federal Reserve Bank                Defense Intelligence Agency
Identrus LLC                        State of Connecticut
National City Corporation           US Navy
Standard Chartered Bank
S.W.I.F.T.                          Technology/Internet
Toronto Dominion Bank               Apple Computer
Visa USA                            Avanti
Wells Fargo Bank                    Custom Technology Corporation
                                    Dell Computer Corporation
Retail                              Netscape/iPlanet
Nike                                NTT Software Corporation
                                    Symantec
Other                               TC TrustCenter GmbH
Hanwha Corporation
Nippon Steel

   This is a list of some of our top service provider customers based on software license and subscription fees and other services billings since January 1, 1999:

Systems Integrators               Technology/Internet
AddTrust                          Baltimore Technologies
Daou Technology                   RSA Security
Hitachi                           Trintech Technologies
IBM
Itouche Techno Science/CTC        Financial Services
PricewaterhouseCoopers/beTRUSTed  Barclay's Bank
Secom                             Thompson-CSF/Cashware
Softbank Commerce
Unisys
VR Secure/Hong Kong Post

   In the six months ended June 30, 2001, our top five customers accounted for 50.2% of our revenues. In fiscal 2000, no individual customer accounted for more than 10% of our revenues. In fiscal 1999, two customers accounted for 21.7% and 14.1% of our revenues, respectively.

 Customers Profiles

   These examples illustrate how customers use our software products and services. These customer profiles are not intended to be an endorsement by those customers of ValiCert or our software products and services.

   ABN AMRO. ABN AMRO, one of the world's leading financial institutions, leverages the ValiCert Document Authority and ValiCert SecureTransport products to provide an end-to-end cross-border trade management solution that secures online automated risk mitigation, financing, fulfillment, and settlement functions. ABN AMRO's global trade management solution is expected to reduce processing time and ordering/fulfillment costs to importers and exporters. ABN AMRO is also utilizing the ValiCert Validation Authority to validate digital credentials used by applications in the Identrus secure banking infrastructure.

   Aetna Insurance Company. Aetna is a leading provider of managed and indemnity health care benefits and insurance plans. Aetna utilizes ValiCert SecureTransport and ValiCert Digital Receipt Solutions to securely and efficiently migrate healthcare transactions from paper and dedicated private networks to the Internet.

   Barclays Bank. Barclays B2B.com, the B2B e-Commerce portal of Barclays, provides a range of Internet-based business services. Barclays B2B.com utilizes ValiCert Document Authority to provide services that require secure document signing, exchange, and storage.

   Highmark Blue Cross and Blue Shield. Highmark Inc. is a provider of health, dental, vision, and life and disability products. Highmark leverages the reliability of ValiCert SecureTransport to support the secure transfer of patient records and other confidential information between Highmark and its business partners and member healthcare providers, including doctors' offices, clinics and hospitals for its members nationwide. Additionally, the ValiCert SecureTransport solution will help Highmark to comply with HIPAA regulations in conducting business processes online.

   First Data Corporation. First Data Corp., a leader in electronic commerce and payment services, utilizes the ValiCert Validation Authority to protect credit card issuers from risk inherent with lost, stolen, charged-off, bankrupt and revoked cards. First Data will integrate ValiCert software with its certificate management system to help issuers ensure the validity of a digital certificate--which guarantees to an issuer that the card is present--and to aid in preventing fraud through a sophisticated authentication process.

   PriceWaterhouseCoopers/beTRUSTed. beTRUSTed, a unit of
PricewaterhouseCoopers, offers trust services for Internet transactions to customers in multiple industries and verticals. beTRUSTed utilizes all of

ValiCert's products to deploy these highly secure services, which include electronic payments, credential validation, and secure document and data exchange.

   S.W.I.F.T. The Society for Worldwide Interbank Financial Telecommunication (SWIFT) is the world's leading provider of messaging services across global financial markets. SWIFT utilizes ValiCert Validation Authority and ValiCert SecureTransport to enable banks and other financial institutions to more easily provide secure business-to-business (B2B) payment solutions to their customers.

   United States Postal Service. The United States Postal Service enables faster, more efficient and secure communication between the United States government and its citizens. The United States Postal Service has instituted and planned a number of e-commerce initiatives, including the NetPost.Certified program, that are designed to expedite the movement of documents online. In connection with these initiatives, the United States Postal Service will utilize the ValiCert Validation Authority, SecureTransport and Digital Receipt Solutions to expedite the movement of documents online and to ensure government agencies that those documents are transmitted by authorized parties, remain confidential, and are secured with auditable delivery while in transit. ValiCert was selected for our ability to support secure and private electronic document delivery.

   Visa U.S.A. Visa's Payer Authentication Service enables card issuers to confirm the cardholder's identity to an online merchant during the virtual checkout process. This service delivers a major benefit to consumers by protecting them against unauthorized use of their cards and gives merchants increased confidence in accepting payment cards for online transactions. Visa's Payer Authentication Service uses the flexibility of the ValiCert Trust Services to provide a record of the authenticated transaction.

Strategic Alliances

   As of June 30, 2001, we had over 40 strategic alliances with companies including Baltimore Technologies, CMG, Entrust, Gemplus, IBM, Microsoft, Netscape/iPlanet, and TIBCO. The purpose of these alliances is:

  . To promote the widespread adoption of our software products and services through distribution arrangements;

  . To ensure that third-party technologies interoperate effectively with our software products and services; and

  . To enable widespread application support for our software products and services.

   Baltimore Technologies. We have entered into worldwide marketing and original equipment manufacturer agreements with Baltimore Technologies. Baltimore Technologies will bundle the ValiCert Enterprise VA with the Baltimore UniCERT certificate authority product. Baltimore Technologies has also integrated our VA Publisher into its UniCERT certificate authority product to provide real-time publication of revocation data to our software products and services. We also collaborate with Baltimore Technologies on joint selling and marketing activities.

   CMG. We have entered into marketing and distribution agreements with CMG Wireless Data Solutions, formerly CMG Telecommunications. As part of the agreement, CMG will integrate and distribute our digital certificate validation and receipting technology with the CMG Wireless Service Broker suite. Through this relationship, CMG customers and mobile users will be able to validate credentials of services they transact with, and obtain paperless legal-grade proof for their wireless transactions.

   Entrust. We have entered into marketing, reseller, and interoperability agreements with Entrust for our Validation Service and Enterprise VA. As part of these agreements, Entrust will globally distribute our Enterprise VA. Also, we have extensively tested our products and services with Entrust's public key infrastructure products to ensure compatibility. We have worked with the Entrust sales force to help them promote our validation authority software products and services to customers who require support for online certificate status protocol, such as Identrus member banks.

   Gemplus. We have entered into a marketing and technology integration agreement with Gemplus S.A. As part of this agreement, ValiCert Validation Authority and Digital Receipts Solutions will validate transactions secured by GemXploreTM Subscriber Identity Module, or SIM, cards with on-board key generations. This arrangement will provide wireless carriers with solutions that are compliant with digital signature laws, and enable secure transactions and non-repudiation.

   IBM. We have partnered with IBM to offer a fully integrated and complete online payments solution designed specifically for Identrus member banks. We have also entered into a commercial agreement with IBM to port our Digital Receipt Solutions and Validation Authority products to the IBM AIX platform. Also, we are a registered member of IBM's PartnerWorld Developer Program. We have also entered into a software compatibility agreement with IBM. Under this agreement, our Enterprise VA products have been tested for compatibility with IBM's SecureWay Vault Registry and Trust Authority products.

   Microsoft. Our public root keys are included in the Microsoft Windows 2000 operating system and Internet Explorer 5.01 browser products. These root keys are used by applications to ensure that digitally signed objects which are generated at our Validation Service and Receipt Service are trustworthy and have not been tampered with or corrupted. We have also joined the Microsoft Security Solutions Provider program, which highlights our software products and services and their compatibility with Microsoft products.

   Netscape/iPlanet. We have entered into marketing and original equipment manufacturer agreements with Netscape/iPlanet. Under these agreements, our Certificate VA is bundled with every copy of the Netscape/iPlanet certificate authority product, our VA Publisher has been integrated into Netscape/iPlanet's certificate authority product for real-time publication of revocation data to our software products and services, and a component of our Validator Suite is bundled with every copy of Netscape/iPlanet's webserver. We have also entered into distribution agreements for our secure data transfer and digital receipt software products and services to be included with Netscape/iPlanet's business-to-business electronic commerce offerings.

   TIBCO. We have entered into a marketing and technology integration agreement with TIBCO. TIBCO plans to integrate support for our Validation Authority and Receipt offerings with an upcoming version of its TIBCO ActiveExchangeTM product suite. This integration will enable TIBCO customers to validate credentials of transacting parties and provide non-repudiation while engaging in commerce with other businesses, either directly or through intermediaries.

Technology

   We have built both open and proprietary mechanisms into our core technology, which forms the foundation for our products and services. Some of the key areas where we have developed technology enable:

    .  Efficient distribution of certificate revocation data;

    .  Real-time access to data repositories during the validation process;

    .  Automation of data transfer between disparate applications;

    . Fault-tolerant, high-integrity data transfer over unreliable communication lines;

    . Efficient storage and fast search and retrieval of large volumes of extensible markup language documents; and

    .  Secure collaboration of electronic documents.

   Certificate Validation Mechanisms. Our certificate validation mechanisms allow us to efficiently distribute large amounts of certificate revocation data on a global basis using most of the currently accepted validation protocols. We use our certificate validation mechanisms to distribute our revocation data to enterprise customers, service provider customers and our own servers at remote locations to provide regional validation capabilities across the globe. Another benefit of our certificate validation mechanisms is that the remote locations where we host certificate revocation data do not require secure facilities such as those we have built in our Mountain View, California, facility. We believe this enables us to scale our operations globally at a substantially lower cost than our competitors.

   Stateful Validation. Our stateful validation technology allows for customized software modules to be developed for our validation authority products and services. These modules can interface with external systems to enable the use of contextual information, such as credit histories, purchase authorization, or access controls, with the validation process. Interfacing through our stateful policy application program interfaces, these modules do not require modification of our software products or services to be implemented, which we view as a strong competitive advantage.

   Agent Extension Mechanisms. We have developed technology that allows for customized software modules to be developed for our secure data transfer products. These modules can be automatically invoked at any stage of data transmission or based on events such as a file transfer initiation or file transfer completion. These modules allow for the addition of capabilities such as virus scanning of files and file format conversion.

   Automatic Restart. Our secure data transfer engine incorporates technology that allows for the automatic and rapid resumption of a previously interrupted data transfer. This capability is essential for customers that wish to utilize the Internet to efficiently and reliably transfer large data files.

   Extensible Markup Language to Relational Schema Mapping. We have developed technology that allows us to store our extensible markup language-based documents, such as digital receipts, in our Receipt Vault, which has a database at its core. This technology can automatically parse an extensible markup language document and map the individual data fields on to a relational database schema for fast and efficient storage, manipulation and retrieval of large volumes of extensible markup language documents.

Network Operations and Trust Infrastructure

   We have made significant investments in developing our network operations and infrastructure capabilities, including construction of a secure data center which is designed to exceed typical commercial security requirements. The key elements of our data center design include data redundancy, a highly scalable architecture, advanced control and audit capabilities, reliance on multiple Internet service providers and use of carrier-class equipment. Our network operations procedures encompass techniques for achieving high security, reliability, and scalability in a continuously online data center. Our network operations center serves as the hub for our worldwide operations and service delivery and is the central point for data exchange with our Affiliate VA customers. A number of our customers also rely on the network operations center infrastructure to provide a backup for their transaction data.

   Our transaction services architecture offers automatic failover, capacity monitoring, security auditing, and load balancing for critical services. To support this level of security, we have adopted a number of network security measures including periodic audits and reviews by third parties and incorporated a variety of provisions such as redundant power supplies. We have designed and constructed our secure network operations center facility to mirror the best practices in commercial security establishments, including:

  . Physical construction techniques, such as eavesdrop-resistant enclosures, and constant security monitoring to create and deliver a robust level of protection to the site;

  . Use of sophisticated access control systems, including biometrics, audit-ready video recording, and motion and glass break detection systems;

  . Use of tamper-proof, multi-party access controlled cryptographic devices for secure data transmissions;

  . Use of employee background checks and separation of duties for our personnel; and

  .  Ongoing policy and practices control and review processes.

   Our data center and related operations function as a secure, distributed 24 hours a day, seven days a week service. To protect from catastrophic failure situations, we are evaluating business resumption sites.

Research and Development

   We believe our future success will depend in large part on our ability to develop new products, core technologies and enhancements to product lines. In the past, we have developed our software products and services both independently and through efforts with leading independent software vendors and major customers.

   As of June 30, 2001, we had 64 employees dedicated to research and development. Research and development expenses were $1.7 million in 1998, $5.6 million in 1999, $10.4 million in 2000, and $6.7 million for the six months ended June 30, 2001. All development costs have been expensed as incurred. Our research and development efforts are focused primarily on:

  . integrating our validation authority, secure data transfer, digital receipt, transaction coordination and document collaboration products and services,

  .  expanding addressable markets by way of internationalization,

  . enhancement of existing product lines--Validation Authority, SecureTransport, Digital Receipt Solutions--including development of new features, ports to new operating systems and other enhancements.

  .  development of new products, such as the Document Authority.

  . development of integrated business process and software solutions in the B2B, Finance and Mobile electronic transaction spaces across product lines. These solutions encompass one or more products and also involve integration with selected partners, such as TIBCO.

  . development and deployment of trust services, which are based on the above products and solutions, in the ValiCert Trust Services secure data center.

   Our research and development personnel are active in standards-setting bodies and have contributed to a number of standards in the Internet and data security areas. We intend to continue recruiting and hiring experienced research and development personnel and to make other investments in research and development.

Sales

   We sell our products and services in the United States primarily through our direct sales force that focuses on key customers in the industries we target. Our domestic offices include Akron, Arlington, Dallas, Mountain View and New York. We market our products and services internationally through our direct sales force and through resellers and system integrators and our service provider customers. We have international offices in Amsterdam, Buenos Aires, Hong Kong, London, Paris, Singapore and Tokyo. As of June 30, 2001, we employed 76 people as part of our sales and marketing organizations. We generated 48% of our revenues from domestic customers in 2000 and 26% of our revenues from domestic customers for the six months ended June 30, 2001. We generated 52% of our revenues from international customers in 2000 and 74% of our revenues from international customers for the six months ended June 30, 2001.

   Our sales force includes field sales engineers and inside sales personnel who support the account executives. Field sales engineers assist our account executives with technical presentations, customer requirements analysis and initial solution designs. Our inside sales personnel assist the account executives in managing their customer relationships. Our domestic sales effort is also augmented by the sales forces through resellers and system integrators and our service provider customers.

   Our internal telemarketing operation is responsible for customer prospecting, lead generation and lead follow-up. This marketing activity qualifies leads for further follow-up by the direct sales force or inside sales team, or leads the prospect to our website so that the prospect can access information and enroll for our Internet-based products and services.

Marketing

   We utilize a variety of marketing programs to generate leads and increase brand awareness. Our marketing strategy is organized around three primary areas: product marketing, product management and marketing communications. Product marketing identifies target markets and customer opportunities and then develops the positioning, programs and materials to reach customers and support sales activities. Product marketing is also responsible for branding, corporate identity and maintaining our corporate website.

   Product management translates customer and market requirements into product and service development plans and works with engineering to ensure completion. Product management also trains the sales force on product information and competition. Marketing communications drives overall market awareness of ValiCert and our products through public relations, industry analyst relationships, product reviews, trade shows and seminars, editorial promotion, industry events and executive speaking engagements.

Competition

   Our security infrastructure products and services address the new and rapidly evolving market for trusted and secure transactions over the Internet. The market for our products and services is intensely competitive and subject to rapid change. A small number of competitors offer a wide range of security products and services, some of which are directly competitive with our products and services.

 Validation Authority Software Products and Services

   We compete primarily with companies offering commercial certificate authority products and services such as CertCo, Computer Associates, Entrust and VeriSign.

 Secure Data Transfer Software Products and Services

   We compete with Internet electronic data interchange companies such as CommPress, Cyclone Commerce, Harbinger and Sterling Commerce, and with companies offering document delivery and storage products and services such as Critical Path, PostX and Tumbleweed Communications.

 Digital Receipt Software Products and Services

   We compete with transaction middleware companies, companies that offer timestamping services, online notarization or point of sale integrated solutions and payment companies. These competitors include FirstUse, JCP, Surety and VeriSign. Many companies may choose to develop their own security products and services in-house.

 Document Collaboration Software Products and Services

   We compete with document management, secure messaging and Internet-based document handling companies. These competitors include companies such as Documentum, DocuTouch, iLumin and Tumbleweed Communications.

 Competitive Factors

   We believe that the principal competitive factors in our market are interoperability, completeness of solution, flexibility, neutrality, customer service and support, ease of use and speed of implementation.

   Although we believe that we compete favorably with our competitors based on these factors, we cannot assure you that we can maintain our competitive position against current and potential competitors. Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and may be able to respond more quickly than we can to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers which could substantially reduce demand for our products and services. Browser companies that embed our public root keys or feature us as a provider of digital certificate solutions in their web browsers or on their websites could also promote our competitors, charge us substantial fees for these promotions in the future, or terminate their relationship with us.

   New technologies and the expansion of technologies may increase the competitive pressures on us. We cannot assure you that competing technologies that others develop or the emergence of new industry standards will not adversely affect our competitive position or cause our Internet-based security services or technologies to become noncompetitive or obsolete. Our competitors in particular segments of the security marketplace may in the future broaden or enhance their products to provide a more comprehensive offering than ours. We may also compete in the future for sales of our software products and services against our original equipment manufacturer licensees, who resell our products and services under their own brand names. We may not be able to compete effectively with current or future competitors and competitive pressures that we face could materially harm our business.

Intellectual Property

 Legal Protections

   We rely upon a combination of intellectual property protection including patents, copyrights, trademarks, trade secrets and licensing methods to protect our proprietary technology and other proprietary rights. We also rely on outside licensors, including RSA Security, for patent and software license rights to encryption technology that is incorporated into and is necessary for the operation of our products and services. Our success will depend on our continued ability to have access to these or other technologies that are or may become important to the functionality of our products. Any inability to continue to obtain or use this technology could significantly harm our operations.

 Confidentiality Agreements

   It is our policy to require our employees and consultants to enter into confidentiality agreements. We control access to and distribution of our documentation and other proprietary information. The agreements provide that all inventions created by an employee shall be our property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we consider proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists. This piracy can be expected to be a persistent problem, particularly in international markets and because of the growing use of the Internet. We cannot assure you that our trade secrets or confidentiality agreements will provide meaningful protection of our proprietary information. We cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us. Our technology could infringe upon the patent rights of others. Legal protections of our rights may be ineffective in foreign countries where intellectual property does not have the protection it does in the United States. Our inability to protect our proprietary rights could harm our business.

 Patents

   We own one issued patent and have filed seven United States and foreign applications and other foreign applications for patents covering our technology. We cannot assure you that our pending or future patent applications will issue or that any patents that issue will be enforceable or valid. The coverage claimed in a patent application can be significantly reduced before the patent is issued. Our failure to protect our intellectual property in a meaningful manner could materially harm our operations. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and enforceability of the patents of others. Any litigation could result in substantial costs and diversion of management and technical resources and could harm our business.

   Even if patents are issued, they may not adequately protect our technology from infringement or prevent others from claiming that our technology infringes their patents. Parties making these claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. If a claim of infringement is filed, we may be required to obtain one or more licenses from or pay royalties to third parties. We cannot assure you that we will be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could hurt our business. We are aware of one patent application which, if granted, could result in a claim of infringement against us. However, if this were to occur, we believe that we have access to alternative technologies which would enable us to deliver our products even if a claim of infringement were successfully brought against us.

Employees

   As of June 30, 2001, we had 214 employees, of which 64 were employed in research and development, 76 were employed in sales and marketing, 48 were employed in operations and customer support and 26 were employed in general and administration. None of our employees is subject to a collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good. Our ability to achieve our financial and operational objectives depends in large part upon our continued ability to attract, integrate, train, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of our senior management and key sales and technical personnel, none of whom is bound by an employment agreement. Competition for qualified personnel in our industry is intense, particularly in the San Francisco Bay Area.

Properties

   Our principal executive and administrative offices are located at 339 N. Bernardo in Mountain View, California, where we lease approximately 48,000 square feet. This lease expires April 2007. We also sublease an additional facility in Mountain View, California, of approximately 25,000 square feet. This sublease expires February 2003. We believe that our facilities are adequate for our needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms to meet any additional needs.

Legal Proceedings

   We could become involved in litigation relating to claims arising out of our ordinary course of business. We are not involved in any legal proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

   The names, ages and positions of our executive officers and directors as of September 1, 2001, are:

Name                            Age Position
----                            --- --------
Joseph Amram...................  44 President, Chief Executive Officer and
                                    Director
Srinivasan Krishnan............  32 Founder, Chairman of the Board of Directors
                                    and Secretary
Timothy Conley.................  52 Vice President, Finance, and Chief
                                    Financial Officer
Rajiv Dholakia.................  39 Vice President, Product Development and
                                    Chief Technology Officer
Alexander Garcia-Tobar.........  33 Vice President, Global Sales, Professional
                                    Services and Business Developer
David Jevans...................  34 Vice President, Corporate Development
Sathvik Krishnamurthy..........  32 Vice President, Marketing
Taher Elgamal..................  46 Director
John Johnston..................  49 Director
Scott J. Loftesness............  54 Director
Magdalena Yesil................  42 Director

   Mr. Elgamal, Mr. Johnston and Ms. Yesil are members of the audit committee. Mr. Johnston and Mr. Loftesness are members of the compensation committee.

   Joseph Amram has served as our president and chief executive officer since August 1997. From January 1989 to August 1996, Mr. Amram founded and served as chairman and chief executive officer for Individual, Inc., a content aggregation provider of personalized information services. Before that, Mr. Amram was a venture capitalist at the Aegis Funds, and led the product marketing group at Rational Software, a provider of object oriented software. Mr. Amram has served three years in the Israeli air force where he attained the rank of sergeant major. Mr. Amram holds B.S. and M.S. degrees in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. with distinction from Harvard Business School.

   Srinivasan Krishnan co-founded ValiCert in February 1996 and has served as our chairman of the board of directors and chief technology officer since February 1996. From June 1994 to February 1996, Mr. Krishnan was at Enterprise Integration Technologies where he was instrumental in launching and managing Terisa Systems, a security toolkits company and CommerceNet, an industry consortium to develop business over the Internet. Mr. Krishnan has also served in various engineering positions at Cadence Design Systems between May 1991 and June 1994. Mr. Krishnan holds a B.S. degree in computer science from the Indian Institute of Technology and a M.S. degree in computer science from Duke University.

   Timothy Conley has served as our vice president, finance, and chief financial officer since January 2000. From September 1998 to January 2000, Mr. Conley was vice president of finance and chief financial officer of Longboard, Inc., a provider of telecommunications systems. From June 1997 to August 1998, Mr. Conley served as vice president of finance and chief financial officer of Logicvision, a provider of intellectual property for use in the design and testing of semiconductor devices. Previously, from November 1989 to May 1997, Mr. Conley was vice president of finance and chief financial officer of Verilink Corporation, a manufacturer of network access equipment. Mr. Conley holds a B.S. degree in business administration from Wisconsin State University and is a certified public accountant.

   Rajiv Dholakia has served as our vice president, product development and operations since June 1998 and Chief Technology Officer since February 2001. From November 1996 to June 1998, Mr. Dholakia served as vice president of product engineering for TestDrive, an Internet software distribution company. From February

1996 to November 1996, Mr. Dholakia served as chief technical officer at VillageTree Software, a consulting firm for Internet start-up companies. From May 1993 to February 1996 Mr. Dholakia served as director of engineering for platform products at Taligent, Inc., a cross platform application frameworks company. Mr. Dholakia also held senior engineering and managerial positions at Sun Microsystems and Intellicorp from December 1986 to May 1993. Mr. Dholakia holds a B.E. degree in chemical engineering from M.S. University, Baroda, India and did graduate work in chemical engineering at the University of South Florida, Tampa.

   Alexander Garcia-Tobar has served as our vice president, international operations since June 1998, vice president, global sales since February 2001 and vice president, global sales, professional services since July 2001. From January 1997 to June 1998, Mr. Garcia-Tobar served as international director for Forrester Research, Inc., an independent research firm. Before joining Forrester Research, Mr. Garcia-Tobar served as executive director and a member of the board of directors of NewsWatch Inc., a joint venture between Toshiba Corporation, Mitsui & Co. and Individual, Inc. from October 1995 to January 1997. From March 1994 to October 1995, Mr. Garcia-Tobar served as international director for Individual. Mr. Garcia-Tobar holds a B.A. degree in international economics from Yale University.

   David Jevans has served as our vice president, corporate development since January 2000. In April 1996, Mr. Jevans founded Receipt.com and served as its president and chief executive officer until December 1999 when we acquired Receipt.com. Before Receipt.com, Mr. Jevans was the vice president of networks at Catapult Entertainment, an Internet service company, from April 1994 to April 1996. From December 1989 to April 1994, Mr. Jevans was employed at Apple Computer where he served as an e-commerce technology advisor to the chief executive officer and executive management team, and a project leader in the operating systems group. Mr. Jevans holds an M.S. degree in computer science from the University of Calgary, Canada.

   Sathvik Krishnamurthy has served as our vice president, marketing and business development since May 1998 and vice president, marketing since July 2001. From November 1992 to April 1998, Mr. Krishnamurthy served in various capacities for Worldtalk Corporation, an e-mail security company that was recently acquired by Tumbleweed, including vice president of product planning and development and vice president and general manager of Deming Internet Security, a Worldtalk company. Before joining Worldtalk, Mr. Krishnamurthy held engineering positions at various data-communications companies including Retix, TITN and Touch Communications. Mr. Krishnamurthy holds a B.S. degree in computer science and engineering from the University of California, Los Angeles.

   Taher Elgamal has served as one of our directors since October 1997. Mr. Elgamal has served as chief executive officer for Security, an internet security company since June 1998. Mr. Elgamal served as chief scientist for Netscape Communications, an internet software company, from April 1995 to June 1998. Mr. Elgamal has M.S. degree and Ph.D degree in electric engineering from Stanford University.

   John Johnston has served as one of our directors since May 1998. Mr. Johnston has been a venture capitalist at August Capital since August 1995 and from 1988 to the present, has been a venture capitalist at Technology Venture Investors. Mr. Johnston holds a B.A. degree in English from Princeton University and an M.B.A. degree from Harvard Business School.

   Scott J. Loftesness has served as one of our directors since March 1998. Mr. Loftesness has acted as a private investor since July 1999. From August 1998 to July 1999, Mr. Loftesness was interim chief executive officer of Digicash Incorporated, an electronic payment company that filed for Chapter 11 bankruptcy in 1998. From June 1994 to June 1998, Mr. Loftesness was group executive at First Data Corporation, an electronic payment processing company. Mr. Loftesness attended the University of California at Berkeley.

   Magdalena Yesil has served as one of our directors since October 1999. Ms. Yesil has been a venture capitalist at US Venture Partners since January 1998. From August 1996 to December 1997, Ms. Yesil founded MarketPay, a software company, and served as its president. From 1994 to August 1996, Ms. Yesil founded Cybercash, a secure electronic payment company, and served as vice president, marketing and technology.

Ms. Yesil holds an M.S. degree in electrical engineering and a B.S. degree in industrial engineering from Stanford University.

Board of Directors

   We have a classified Board of Directors consisting of two (2) class I directors, who were elected at the annual meeting of the stockholders held in 2001 and who will serve until their respective successors are duly elected and qualified, and two (2) class II directors and two (2) class III directors, who will serve until the annual meetings of stockholders to be held in 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three (3) years to succeed those directors whose terms expire at the annual meeting dates.

   The board is currently organized as follows:

                                                                               Director
Name                 Position With ValiCert                                     Since
----                 ----------------------                                    --------
Class I directors elected at the 2001 annual meeting of stockholders:
Taher Elgamal        Director                                                    1997
Magdalena Yesil      Director                                                    1999
Class II directors whose terms expire at the 2002 annual meeting of stockholders:
John Johnston        Director                                                    1998
Scott J. Loftesness  Director                                                    1998
Class III directors whose terms expire at the 2003 annual meeting of stockholders:
Joseph (Yosi) Amram  President, Chief Executive Officer and Director             1997
Srinivasan (Chini)   Founder, Chairman of the Board of Directors and Secretary   1996
 Krishnan

Board Committees

   Our board of directors has formed an audit committee and a compensation committee.

   Audit committee. The audit committee reviews the results and scope of the annual audit and meets with our independent auditors to review our internal accounting policies and procedure.

   Compensation committee. The compensation committee reviews and makes recommendations to our board of directors on our general and specific compensation policies and practices and administers our 1996 equity incentive plan, 1998 stock plan, 2000 employee stock purchase plan and 2001 non-statutory stock plan.

Director Compensation

   Directors do not receive any cash compensation from us for their services as members of the board of directors, although members are reimbursed for expenses incurred for attendance at board of directors and committee meetings. Directors are eligible to participate in our stock plans.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Before the creation of our compensation committee, all compensation decisions were made by our full board of directors.

Employment, Termination of Employment and Change-in-Control Arrangements

 Employment Agreements

   We entered into an employment agreement with Joseph Amram, our president and chief executive officer, in August 1997. Under this agreement, Mr. Amram was paid an annual base salary of $150,000 and a bonus of up to $50,000 in 1998. After 1998, the amount of salary and bonus have been determined by our compensation committee. Under his employment agreement, Mr. Amram was granted options to purchase 1,100,000 shares of common stock at a purchase price of $0.03 per share, which will vest over three years, with one-sixth vesting upon the completion of six months of service and the remainder vesting in equal monthly installments over the next 30 months of service. If we terminate Mr. Amram for reasons other than a material breach of his duties, or significantly interfere with his ability to perform his job duties or significantly demote him, before all of his options vest, all of his option shares that remain unvested will vest if the per share value of our common stock equals or exceeds $9.00; or 50% of Mr. Amram's option shares that remain unvested will vest if the per share value of our common stock is less than $9.00. Upon a change-in-control, all of Mr. Amram's unvested option shares will vest.

 Stock option and warrant agreements

   Joseph Amram. We entered into stock option and warrant agreements with Joseph Amram, our president, chief executive officer and a director. Mr. Amram was granted options to purchase an aggregate of 422,728 shares of common stock. Mr. Amram has exercised options to purchase 276,062 shares of common stock. Mr. Amram was granted warrants to purchase 175,484 shares of common stock. Mr. Amram has not exercised any of these warrants. The stock option and warrant agreements provide for immediate termination of our right to repurchase all unvested shares upon a change-in-control event.

   Srinivasan Krishnan. We entered into stock option and warrant agreements with Srinivasan Krishnan, our founder, chairman of the board of directors and secretary. Mr. Krishnan was granted options to purchase an aggregate of 1,138,730 shares of common stock. Mr. Krishnan has exercised options to purchase 1,105,396 shares of common stock. Mr. Krishnan was granted warrants to purchase 83,333 shares of common stock. Mr. Krishnan has not exercised any of these warrants. The stock option and warrant agreements provide for immediate termination of our right to repurchase all unvested shares upon a change-in-control event.

   Timothy Conley. We entered into stock option and warrant agreements with Timothy Conley, our vice president, finance, and chief financial officer. Mr. Conley was granted options to purchase an aggregate of 245,000 shares of common stock. Mr. Conley has exercised options to purchase 33,333 shares of common stock. Mr. Conley was granted warrants to purchase 33,333 shares of common stock. Mr. Conley has not exercised any of these warrants. The stock option and warrant agreements provide for immediate termination of our right to repurchase 50% of unvested shares upon a change-in-control event.

   Rajiv Dholakia. We entered into stock option and warrant agreements with Rajiv Dholakia, our vice president, product development and operation and chief technology officer. Mr. Dholakia was granted options to purchase an aggregate of 358,333 shares of common stock. Mr. Dholakia has exercised 333,333 of these options. The stock option and warrant agreements provide for immediate termination of our right to repurchase 50% of unvested shares upon a change-in-control event. Mr. Dholakia was granted warrants to purchase 60,000 shares of common stock. Mr. Dholakia has not exercised any of these warrants.

   Alexander Garcia-Tobar. We entered into stock option and warrant agreements with Alexander Garcia-Tobar, our vice president, international operations and global sales. Mr. Garcia-Tobar was granted options to purchase an aggregate of 273,333 shares of common stock. Mr. Garcia-Tobar has exercised 200,000 of these options. Mr. Garcia-Tobar was granted warrants to purchase 33,333 shares of common stock. Mr. Garcia-Tobar has not exercised any of these warrants. The stock option and warrant agreements provide for immediate termination of our right to repurchase 50% of unvested shares upon a change-in-control event.

   David Jevans. We entered into a stock option agreement with David Jevans, our vice president, corporate development. Mr. Jevans was granted options to purchase 454,421 shares of common stock. Mr. Jevans has exercised options to purchase 166,666 shares of common stock. The stock option agreement provides for immediate termination of our right to repurchase 50% of unvested options upon a change-in-control event.

   Sathvik Krishnamurthy. We entered into stock option and warrant agreements with Sathvik Krishnamurthy, our vice president, marketing and business development. Mr. Krishnamurthy was granted options to purchase an aggregate of 375,000 shares of common stock. Mr. Krishnamurthy has exercised 350,000 of these options. Mr. Krishnamurthy was granted warrants to purchase 86,666 shares of common stock. Mr. Krishnamurthy has not exercised any of these warrants. The stock option and warrant agreements provide for immediate termination of our right to repurchase 50% of unvested shares upon a change-in-control event.

Executive Compensation

   The following table sets forth information concerning the compensation of our chief executive officer and the next five most highly compensated executive officers of ValiCert, whom we collectively refer to as our named executive officers, whose total annual salary and bonus exceeded $100,000 per year for services rendered in all capacities to ValiCert for the last two fiscal years.

                           Summary Compensation Table

                                                                     Long Term
                                                                    Compensation
                                                                    ------------
                                         Annual Compensation           Awards
                                  --------------------------------- ------------
                                                                       Shares
                                                       All Other     Underlying
Name and Principal Position  Year  Salary  Bonus(1) Compensation(2)   Options
---------------------------  ---- -------- -------- --------------- ------------
Joseph (Yosi) Amram,.......  2000 $165,000 $85,000      $             $ 66,666
 President and Chief         1999  150,000  61,750                     133,333
 Executive Officer

Timothy Conley, ...........  2000  170,000  30,000                     200,000
 VP Finance and Chief        1999                                            0
 Financial Officer(3)

Rajiv Dholakia, ...........  2000  200,000  20,000                      33,333
 VP Product Development and  1999  180,000  17,900                           0
 Operations and Chief
 Technology Officer

Alexander Garcia-Tobar,....  2000  130,000  47,102       22,898         66,666
 VP, International           1999                                       66,666
 Operations and VP Global
 Sales

Sathvik Krishnamurthy, ....  2000  160,000  40,000                      50,000
 VP Marketing and Business   1999  145,000  28,050                           0
 Development

Martin Yam,................  2000  145,000  48,000       48,250         66,666
 VP Sales and Field          1999  135,000  49,932                      50,000
 Operations, VP Global
 Services(4)

--------
(1)  Bonuses are based on performance.
(2)  Represents commissions based on performance.
(3)  Hired in 2000.
(4)  Mr. Yam resigned from ValiCert in May 2001.

Option Grants in Last Fiscal Year

   The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2000 to the persons named in the Summary Compensation Table:

                       Option Grants In Last Fiscal Year

                                      Individual Grants
                          ------------------------------------------
                                                                     Potential Realized
                                                                      Value at Assumed
                                     % of Total                        Annual Rates of
                          Number of   Options                            Stock Price
                            Shares   Granted to                       Appreciation for
                          Underlying Employees  Exercise               Option Term(1)
                           Options   in Fiscal  Price Per Expiration -------------------
Name                      Granted(2)  Year(3)   Share(4)     Date       5%       10%
----                      ---------- ---------- --------- ---------- -------- ----------
Joseph (Yosi) Amram.....    66,666      2.7%    $    3.00 04/13/2010 $125,778 $  318,745

Timothy Conley..........   200,000      8.2          1.65 02/03/2010  207,535    525,935

Rajiv Dholakia..........    33,333      1.4          1.25 01/03/2010   26,204     66,405

Alexander Garcia-Tobar..    66,666      2.7     33,333 at 01/03/2010   26,204     66,405
                                                   $1.25;

                                                33,333 at 04/13/2010  628,894  1,593,741
                                                    $3.00

Sathvik Krishnamurthy...    50,000      2.1          1.25 01/03/2010   39,306     99,609

Martin Yam..............    66,666      2.7     33,333 at 01/03/2010   26,204     66,405
                                                   $1.25;

                                                33,333 at 04/13/2010  628,894  1,593,741
                                                    $3.00

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2) All options granted under the 1998 Stock Option Plan are immediately exercisable but vest over a four-year period from the date of grant, subject to the optionee's continuous employment with ValiCert. Then options generally vest at the rate of 1/4 on the first anniversary of the date of grant and 1/36 monthly thereafter.
(3) Based on a total of 2,431,331 options granted to all employees during fiscal 2000.
(4) All option prices were set by our board of directors following review of the earnings history and financial condition of ValiCert.

Option Exercises and Fiscal Year-End Holdings

   The following table provides specified information concerning exercises of options to purchase ValiCert common stock during 2000, and unexercised options held at December 31, 2000, by the persons named in the Summary Compensation
Table:

   Aggregate Option Exercises for Fiscal 2000 and Fiscal 2000 Year-End Values

                                                  Number of Shares           Value of Unexercised
                           Shares              Underlying Unexercised      In-the-Money Options at
                          Acquired           Options at Fiscal Year End       Fiscal Year End(1)
                             on     Value   ---------------------------- ----------------------------
Name                      Exercise Realized Exercisable(2) Unexercisable Exercisable(2) Unexercisable
----                      -------- -------- -------------- ------------- -------------- -------------
Joseph (Yosi) Amram.....        0    $ 0        66,666            0        $ 437,496         $ 0

Timothy Conley..........   33,333      0       166,666            0        1,093,746           0

Rajiv Dholakia..........   33,333      0             0            0                0           0

Alexander Garcia-Tobar..   33,333      0        33,333            0          218,748           0

Sathvik Krishnamurthy...   50,000      0             0            0                0           0

Martin Yam..............   26,666      0        40,000            0          262,500           0

--------
(1) Based on a market value of $6.5625, the closing price of our common stock on December 29, 2000, as reported by the Nasdaq National Market.
(2) All options granted under the 1998 Stock Plan are immediately exercisable but vest over a four-year period from the date of grant, subject to the optionee's continuous employment with ValiCert. Then options generally vest at the rate of 1/4 on the first anniversary of the date of grant and 1/36 monthly thereafter.

   Shares acquired on exercise includes all shares underlying the option, or portion of the option, exercised without deducting shares withheld to satisfy tax obligations sold to pay the exercise price, or otherwise disposed of. Value Realized is calculated by multiplying the difference between the market value, closing market price, at the exercise date and the exercise price by the number of shares acquired upon exercise.

Stock Option Plans

 2001 Nonstatutory Stock Plan

   Our board of directors adopted the 2001 nonstatutory stock plan in April
2001.

   Reserved shares. A total of 1,000,000 shares of common stock have been reserved for issuance under the 2001 nonstatutory stock plan.

   Eligible persons and types of options. Under the 2001 nonstatutory stock plan, all of our employees or employees of a subsidiary and any consultant who performs services for us are eligible to receive nonstatutory stock options and restricted stock purchase rights.

   A nonstatutory stock option is an option that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. A restricted stock purchase right is the right to buy stock at a fixed price subject to vesting as long as the option holder is employed by us. If the option holder ceases to be employed by us, we may have the right to repurchase the shares for the price paid by the option holder.

   The 2001 nonstatutory stock plan is administered by our board of directors, which selects the persons who will receive options and restricted stock purchase rights, determines the number of shares subject to each option and sets other terms and conditions, including the type of consideration to be paid to us upon exercise and vesting schedules. This responsibility may be delegated to a committee of our board of directors.

   Exercise price. The exercise price of nonstatutory stock options granted under the 2001 stock plan must be at least 85% of the fair market value of our common stock on the date of grant. The term of an option cannot exceed 10 years. An individual's options generally expire three months following his termination of service or six months following the individual's termination date if the termination was due to his death or disability (and twelve months if the termination is due to permanent disability).

   Other option terms. Options granted under our 2001 nonstatutory stock plan are generally immediately exercisable, subject to our right to repurchase any unvested shares at the option holder's original cost upon the optionholder's termination of service. Shares subject to options granted under the 2001 nonstatutory stock plan generally vest over four years, although the board or committee may specify a different vesting schedule for a particular grant. Options granted under the 2001 nonstatutory stock plan are generally nontransferable other than by will or the laws of descent and distribution, although the board or committee may grant nonstatutory stock options which allows for limited transferability.

   Change-in-control. If there is a change-in-control, the acquiring or successor corporation may assume or substitute its stock options for the outstanding options granted under the 2001 nonstatutory stock plan. The outstanding options will terminate if the options are not assumed or substituted for by the acquiring or successor corporation.

   As of June 30, 2001 no shares of common stock had been issued upon exercise of options outstanding and options to purchase 768,069 shares of common stock with a weighted average exercise of $2.33 were outstanding under the plan.

 1998 Stock Plan

   Reserved shares. As of June 30, 2001, a total of 6,049,807 shares of common stock have been reserved for issuance under the 1998 stock plan. The number of shares reserved under the 1998 stock plan will automatically increase on the first day of each fiscal year by the lesser of:

  .  2,448,333 shares;

  . 5% of the number of shares of our common stock that was issued and outstanding on the last day of the immediately preceding fiscal year; or

  .  a lesser number of shares as determined by our board of directors.

   Eligible persons and types of options. Under the 1998 stock plan, all of our employees or employees of a subsidiary, all nonemployee directors and any consultant who performs services for us are eligible to receive nonstatutory stock options and restricted stock purchase rights. Employees are also eligible to receive incentive stock options intended to qualify under section 422 of the Internal Revenue Code.

   Administration. An incentive stock option means an option granted to an employee if:

  . the option is granted under a plan approved by the stockholders within 12 months before or after the plan is adopted;

  . the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the stockholders;

  .  the option is not exercisable after 10 years from the date of grant;

  . the option price is at least 100% of the fair market value of the underlying stock on the date of grant; and

  . the option holder, at the time the option is granted, does not own stock equal to 10% or more of the total combined voting power of all classes of stock.

   A restricted stock purchase right is the right to buy stock at a fixed price subject to vesting as long as the option holder is employed by us. If the option holder ceases to be employed by us, we may have the right to repurchase the shares for the price paid by the option holder.

   The 1998 stock plan is administered by our board of directors, which selects the persons who will receive options and restricted stock purchase rights, determines the number of shares subject to each option and sets other terms and conditions, including the type of consideration to be paid to us upon exercise and vesting schedules. This responsibility may be delegated to a committee of our board of directors.

   Exercise price. The exercise price of nonstatutory stock options granted under the 1998 stock plan must be at least 85% of the fair market value of our common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to 10% stockholders, not less than 110% of the fair market value. The term of an option cannot exceed 10 years, or five years for an incentive stock option granted to a 10% stockholder. An individual's options generally expire 30 days following his termination of service or six or 12 months following the individual's termination date if the termination was due to his death or disability.

   Other option terms. Options granted under our 1998 stock plan are generally immediately exercisable, subject to our right to repurchase any unvested shares at the option holder's original cost upon the optionholder's termination of service. Shares subject to options granted under the 1998 stock plan generally vest over four years, although the board or committee may specify a different vesting schedule for a particular grant. Options granted under the 1998 stock plan are generally nontransferable other than by will or the laws of descent and distribution, although the board or committee may grant nonstatutory stock options which allows for limited transferability.

   Change-in-control. If there is a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the 1998 stock plan. Options granted under the 1998 stock plan provide for acceleration of vesting of 50% or 100% of the unvested option shares upon the change in control. The outstanding options will terminate if the options are not exercised or assumed or substituted for by the acquiring or successor corporation.

   As of June 30, 2001, 2,211,774 shares of common stock had been issued upon exercise of options outstanding and options to purchase 2,951,881 shares of common stock with a weighted average exercise price of $6.09 were outstanding under the plan.

 1996 Equity Incentive Plan

   Eligible persons and types of options. The plan allows for grants of incentive stock options and restricted stock purchase rights to employees, including officers and employee directors. It allows grants of nonstatutory options and restricted stock purchase rights to employees, non-employee directors and consultants.

   As of June 30, 2001, 1,652,383 shares of common stock had been issued upon exercise of options outstanding and options to purchase 20,978 shares of common stock with a weighted average exercise price of $0.21 were outstanding under the plan. No additional options will be granted under this plan although options granted under this plan will remain outstanding.

   Change-in-control. If there is a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the 1996 equity incentive plan. Options granted under the 1996 equity incentive plan provide for acceleration of vesting of 50% or 100% of the unvested option shares upon the change in control. The outstanding options will terminate if the options are not exercised or assumed or substituted for by the acquiring or successor corporation.

   In 1996, we granted options to employees and consultants primarily before the adoption of our 1996 equity incentive plan. Options to purchase 3,200 shares of our common stock were outstanding as of March 31, 2001. These options are generally exercisable over a period not to exceed ten years from the date of grant and are generally exercisable when they vest.

 Receipt.com stock plan

   When we acquired Receipt.com, we assumed the options outstanding under the Receipt.com stock plan and the options were converted into options to purchase our common stock. The plan allowed for grants of incentive stock options and restricted stock purchase rights, within the meaning of section 422 of the Internal Revenue Code, to employees, including officers and employee directors. It allowed grants of nonstatutory options and restricted stock purchase rights to employees, non-employee directors and consultants. As of June 30, 2001, 371,934 shares of common stock had been issued upon exercise of options outstanding and options to purchase 499,658 shares of common stock with a weighted average exercise price of $1.99 were outstanding under the plan. No additional options will be granted under this plan although options granted under this plan will remain outstanding.

   If there is a change-in-control, the acquiring or successor corporation may assume, or substitute its stock options for, the outstanding options granted under the Receipt.com stock plan. Options granted under the Receipt.com stock plan provide for acceleration of vesting of 50% or 100% of the unvested option shares upon the change in control. The outstanding options will terminate if the options are not exercised or assumed or substituted by the acquiring or successor corporation.

2000 Employee Stock Purchase Plan

   As of June 30, 2001, a total of 333,333 shares of common stock have been reserved for issuance under our 2000 employee stock purchase plan, of which 90,821 were issued on January 31, 2001. This number of shares will be increased by 2% of the common shares outstanding on each January 1 through January 1, 2010. This plan is intended to qualify under section 423 of the Internal Revenue Code and our compensation committee will administer the plan. Employees, including officers and employee directors, are eligible to participate in the plan if they are employed by us for more than 20 hours per week and more than five months per calendar year. The plan is implemented during sequential six-month offering periods, the first of which began on July 27, 2000 and terminated on January 31, 2001. After January 31, 2001, offering periods under the plan will generally begin in February and August of each year.

   The 2000 employee stock purchase plan permits eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of the employee's compensation. Stock will be purchased under the plan at a price equal to 85% of the fair market value of our common stock on either the first or the last day of the offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of a participant's employment with us. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than 2500 shares.

401(k) Plan

   On September 1, 1997, we adopted an employee savings and retirement plan intended to be tax-qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Employees who are at least 21 years old are generally eligible to participate and may enter the plan as of the first day of hire or the first day of any month after their date of hire. Participants may make pre-tax contributions to the plan of up to 20% of their eligible compensation, subject to a statutorily set annual limit, which is $10,500 in calendar year 2001. Each participant's contributions and investment earnings on these contributions are fully vested at all times. The

401(k) plan permits, but does not require, matching contributions by us on behalf of participants. We have not made these contributions. Contributions to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions are generally deductible by us when made. The 401(k) plan assets are held in trust. The trustee of the 401(k) plan invests the assets of the plan in various investment options as directed by the participants.

Limitations of Liability and Indemnification Matters

 Certificate of incorporation

   We have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors, to the fullest extent permitted by the Delaware General Corporation Law. Under that law, our directors remain liable for:

  .  breaches of their duty of loyalty to us and our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  . under section 174 of the Delaware General Corporation Law relating to improper dividends or distributions; or

  . for any transaction from which the director obtained an improper personal benefit.

 Bylaws

   Our bylaws authorize us to indemnify our officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

 Indemnification agreements

   We entered into separate indemnification agreements with each of our directors and executive officers which may, in some cases, be broader than the specific indemnification provisions allowed by the Delaware General Corporation Law. The indemnification agreements require us to indemnify the executive officers and directors against liabilities that may arise by reason of their status or service as directors or executive officers and to advance expenses they spend for any proceeding against them for which they could be indemnified to the fullest extent permitted by the Delaware General Corporation Law.

   We obtained liability insurance for our directors and officers that covers public securities matters.

   There is no pending litigation or proceeding involving a director, officer, employee or agent of ValiCert where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

Loans to Officers

   Since January 1, 1998, the officers listed below have executed promissory notes and pledge agreements to finance the exercise of their stock options. Each note bears interest at 6.0% per year and has a term of five years from the date of issuance. As collateral, the holder of the shares of stock purchased with each note pledged the stock to us. Each note represents a debt to us that the holder must repay, with interest, by the earliest of:

  .  The maturity date of the note;

  .  The termination of the holder's employment with us;

  .  A default in the payment of any installment of principal when due;

  .  A sale of the stock pledge as collateral; or

  . Any other date reasonably necessary for us to comply with any regulations adopted by the board of governors of the Federal Reserve System affecting the extension of credit for our securities.

   This table summarizes the dates on which these notes were issued and, as of June 30, 2001, the outstanding principal amount of these notes and the aggregate number of shares pledged as collateral.

                                                                     Aggregate
                                                                     Number of
                                                                       Shares
                                    Dates of Issuance of   Aggregate Pledged as
Note Holder                         Notes                   Amount   Collateral
-----------                         --------------------   --------- ----------
Joseph Amram....................... Aug. 1999              $120,000    133,333
Srinivasan Krishnan................ Dec. 1997--Aug. 1999   $182,170  1,132,062
Timothy Conley..................... March 2000             $165,000     33,333
Rajiv Dholakia..................... June 1999--Jan. 2000   $191,016    308,402
Alexander Garcia-Tobar............. June 1999--Jan. 2000   $209,000    200,000
David Jevans....................... March 2000             $388,598    166,666
Sathvik Krishnamurthy.............. May 1999--Jan. 2000    $258,660    346,500

Consulting and License Revenues

   Xoriant Corporation, an affiliate of Girish Gaitonde, one of the holders of more than 5% of our capital stock, provides software development and consulting services to us. We paid $147,000 in 1998, $682,000 in 1999, $481,736 in 2000, and $349,500 through June 30, 2001 for these services.

Common Stock Sales

   These directors, executive officers, holders of more than 5% of a class of voting securities and members of these persons' immediate families purchased from us shares of our common stock.

                                                                        Common
   Purchaser(1)                                                          Stock
   ------------                                                        ---------
   Joseph Amram.......................................................   200,000
    Aurelle Amram Trust...............................................    71,364
    Oz Amram Trust....................................................    71,364
    Nancy Schary Trust................................................    10,949
   Srinivasan Krishnan................................................   172,063
   Timothy Conley.....................................................    33,333
   Rajiv Dhokakia.....................................................       --
   Dholakia Family Trust..............................................
   Alexander Garcia-Tobar.............................................   200,000
   David Jevans.......................................................   303,926
   Sathvik Krishnamurthy..............................................       --
    Krishnamurthy Trust...............................................   346,500
    L. Malathy Villar(2)..............................................     2,500
    L. Malathy Villar, custodian for Arya Bruno(2)....................       500
    L. Malathy Villar, custodian for Harmon Bruno(2)..................       500
   Scott J. Loftesness................................................     1,575
   August Capital, L.P................................................ 1,881,070
   Intel Corporation..................................................   694,937
   Lucent Venture Partners............................................   746,268
   US Venture Partners V, L.P. ....................................... 2,246,059

--------
(1) We entered into agreements with certain holders of our common stock providing for rights to register the shares. The most recent agreement is an amended and restated investor rights agreement dated July 21, 1999, which restates and incorporates the registration rights of all investors.
(2) Ms. Villar is the sister of Mr. Krishnamurthy. Mr. Krishnamurthy disclaims beneficial ownership of these securities. The shares held by US Venture Partners V, L.P. include shares held by parties affiliated with US Venture Partners V, L.P.

   This is a summary of sales of our common stock that are presented in the table above.

 Common stock financing

   On June 18, 1999, Mr. Joseph Amram exercised an option to acquire 142,728 shares of common stock at an exercise price of $0.24 per share.

   On August 30, 1999, Mr. Joseph Amram exercised an option to acquire 133,333 shares of common stock at an exercise price of $0.90 per share.

   On February 3, 2000, Mr. Joseph Amram purchased 66,666 shares of common stock from Mr. David Jevans at a price of $4.77 per share.

   On June 24, 1999, Mr. Srinivasan Krishnan exercised an option to acquire 105,396 shares of common stock at an exercise price of $0.24 per share.

   On August 30, 1999, Mr. Srinivasan Krishnan exercised an option to acquire 66,666 shares of common stock at an exercise price of $0.90 per share.

   On March 6, 2000, Mr. Timothy Conley exercised an option to acquire 33,333 shares of common stock at an exercise price of $4.95 per share.

   On June 18, 1999, Mr. Rajiv Dholakia exercised an option to acquire 300,000 shares of common stock at an exercise price of $0.24 per share.

   On January 18, 2000, Mr. Rajiv Dholakia exercised an option to acquire 33,333 shares of common stock at an exercise price of $3.75 per share.

   On June 18, 1999, Mr. Alexander Garcia-Tobar exercised an option to acquire 100,000 shares of common stock at an exercise price of $0.24 per share.

   On September 9, 1999, Mr. Alexander Garcia-Tobar exercised an option to acquire 66,666 shares of common stock at an exercise price of $0.90 per share.

   On January 19, 2000, Mr. Alexander Garcia-Tobar exercised an option to acquire 33,333 shares of common stock at an exercise price of $3.75 per share.

   On December 30, 1999, Mr. David Jevans received 220,593 shares of common stock in exchange for 1,400,000 shares of Receipt.com, Inc. common stock.

   On March 6, 2000, Mr. David Jevans exercised options to acquire 166,666 shares of common stock at an exercise price of $2.16 per share.

   On May 25, 1999, Mr. Sathvik Krishnamurthy exercised an option to acquire 300,000 shares of common stock at an exercise price of $0.24 per share.

   On January 20, 2000, Mr. Sathvik Krishnamurthy exercised an option to acquire 50,000 shares of common stock at an exercise price of $3.75 per share.

   On March 7, 2000, Mr. Scott Loftesness exercised an option to acquire 46,666 and 1,575 shares of common stock at exercise prices of $0.105 and $0.66 per share, respectively.

   On December 30, 1999, US Venture Partners V, L.P. received 1,898,591 shares of common stock in exchange for 5,000,000 shares of Receipt.com common stock and preferred stock.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of June 30, 2001, certain information with respect to the beneficial ownership of ValiCert's common stock by:

     (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

     (ii) each director and director-nominee of ValiCert,

     (iii) each executive officer named in the Summary Compensation Table above, and

     (iv) all directors and executive officers of ValiCert as a group.

   Except as otherwise indicated, the address of each beneficial owner is c/o ValiCert, Inc., 339 N. Bernardo Avenue, Mountain View, California 94043.

   Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within sixty (60) days of June 30, 2001, including upon exercise of stock options; however, such common stock shall not be deemed outstanding for the purposes of completing the percentage owned by any other person. Percentages of beneficial ownership is based upon 22,715,825 shares of common stock outstanding on June 30, 2001.

                                                      Number of Shares
                                                        Beneficially
Name of Beneficial Owner                                   Owned       Percent
------------------------                              ---------------- -------
August Capital(1)....................................    1,881,070       8.3%
2480 Sand Hill Road, Suite 101
Menlo Park, CA 94025

Gaitonde Living Trust(2).............................    1,540,822       6.8
5400 Betsy Ross Drive
Santa Clara, CA 95054

U.S. Venture Partners(3).............................    2,246,059       9.9
2180 Sand Hill Road, Suite 300
Menlo Park, CA 94025

Joseph Amram(4)......................................    1,881,070       8.0

Srinivasan Krishnan(5)...............................    1,493,591       6.6

John Johnston(6).....................................       20,000         *

Scott Loftesness(7)..................................      102,219         *

Taher Elgamal(8).....................................       79,999         *

Magdalena Yesil(9)...................................       60,000         *

Timothy Conley(10)...................................      236,110       1.0

Rajiv Dholakia(11)...................................      368,639       1.6

Alexander Garcia-Tobar(12)...........................      286,388       1.3

Sathvik Krishnamurthy(13)............................      401,031       1.8

Directors and executive officers as a group (12
 persons)(14)........................................    9,584,215      42.2

--------
 (1) According to Schedule 13G filed by the stockholder with the Securities and Exchange Commission in February 2001, August Capital beneficially owns 1,881,070 shares of common stock.
 (2) According to Schedule 13G filed by the stockholder with the Securities and Exchange Commission in February 2001, the Gaitonde Living Trust beneficially owns 1,540,822 shares of common stock.
 (3) According to Schedule 13G filed by the stockholder with the Securities and Exchange Commission in February 2001 and a stockholders' questionnaire received in May 2001, U.S. Venture Partners beneficially owns 2,246,059 shares of common stock.
 (4) Includes 169,183 shares held in trust for Mr. Amram's children. Also includes 146,666 shares subject to options and 104,283 shares from a warrant that may be exercised within 60 days of June 30, 2001.
 (5) Includes 2,750 shares held by Mr. Krishnan's spouse. Also includes 73,333 shares subject to options and 38,194 shares from a warrant that may be exercised within 60 days of June 30, 2001.
 (6) Represents 20,000 shares subject to options that may be exercised within 60 days of June 30, 2001.
 (7) Includes 20,000 shares subject to options that may be exercised within 60 days of June 30, 2001.
 (8) Includes 33,333 shares subject to options that may be exercised within 60 days of June 30, 2001.
 (9) Includes 40,000 shares held in the name of a trust for Ms. Yesil's children. Also includes 20,000 shares subject to options that may be exercised within 60 days of June 30, 2001.
(10) Includes 73,333 shares subject to options and 15,276 shares from a warrant that may be exercised within 60 days of June 30, 2001.
(11) Includes 15,000 shares held in the name of the Dholakia Family Trust. Also includes 25,000 shares subject to options and 44,285 shares from a warrant that may be exercised within 60 days of June 30, 2001.
(12) Includes 191,666 shares subject to options and 21,825 shares from a warrant that may be exercised within 60 days of June 30, 2001.
(13) Includes 346,500 shares held in the name of the Krishnamurthy Trust and 25,000 shares subject to options and 66,031 shares from a warrant that may be exercised within 60 days of June 30, 2001. Also includes 2,500 shares held by Mr. Krishnamurthy's sister and 1,000 shares held in trust for his sister's children, of which he disclaims beneficial ownership.
(14) Includes 956,086 shares subject to options and 317,935 shares from warrants that may be exercised within 60 days of June 30, 2001.

                          DESCRIPTION OF CAPITAL STOCK

   As of June 30, 2001, our authorized capital stock consists of 100,000,000 shares of common stock of which 22,715,825 shares of common stock are outstanding. These shares were held of record by a total of 389 stockholders.

   This is a summary of all material terms of our common stock and outstanding warrants to purchase common stock, all numbers reflect a 3 for 1 reverse split effective on July 28, 2000, as well as some of the terms of our amended and restated certificate of incorporation and bylaws and amended and restated investor rights agreement. This summary does not describe all of the terms and provisions of our common stock or warrants and those other instruments and agreements.

Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for that purpose at the times and in the amounts as our board of directors may determine.

   Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of common stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

   Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of or provision for claims of creditors.

   Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Warrants

   As of June 30, 2001, we had outstanding:

  . warrants to purchase 415,002 shares of common stock with an exercise price of $18.90 per share, which expire in 2010;

  . warrants to purchase 86,666 shares of common stock with an exercise price of $18.00 per share, which expire in 2008;

  . warrants to purchase 55,104 shares of common stock with a weighted average exercise price of $2.06 per share, which expire in 2008;

  . warrants to purchase 26,455 shares of common stock with an exercise price of $1.89 per share, which expire in 2008;

  . warrants to purchase 12,172 shares of common stock with a weighted average exercise price of $8.21 per share, which expire in 2010.

Registration Rights

   The holders of 9,090,564 shares of our common stock and the holders of warrants to purchase 186,861 shares of common stock have the right to require us to register their stock with the Securities and Exchange

Commission so that the common stock may be resold. These holders also have the right to require that we include the shares of common stock in any registration statement we file with the SEC.

   These registration rights continue to be applicable to these shares of common stock. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement.

 Demand registration rights

   The holders of 50% of the aggregate number of shares of our common stock have the right to demand that we register their shares, on two occasions, under the Securities Act of 1933.

   If we are eligible to file a registration statement on Form S-3, certain holders of our common stock have the right to demand that we file a registration statement on Form S-3 covering these shares of common stock as long as the amount of securities to be sold under the registration statement exceeds $1,000,000. We are not required to register their shares on Form S-3 on more than two occasions in any twelve-month period.

 Piggyback registration rights

   If we register securities for public sale, certain holders of our common stock will be entitled to include those shares in the registration statement.

 Expenses of registration

   We will pay all registration expenses of all demand and piggyback registrations. These registration expenses exclude underwriting discounts and commissions but include the reasonable fees of a single counsel acting on behalf of all selling holders not to exceed $30,000. Holders of common stock requesting a registration on Form S-3 as described above will be required to pay all registration expenses.

 Expiration of registration rights

   The registration rights under the amended and restated investor rights agreement will expire on July 28, 2007.

 Registration rights granted to Rellian Investments Limited

   For a description of the registration rights granted by the Company to Rellian under this offering, see page 83 and page 85.

Delaware Anti-Takeover Law and Charter Provisions

   The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

 Section 203 of the Delaware General Corporation Law

   We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

  . the transaction is approved by the board of directors before the time the interested stockholder attained that status;

  . upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

  . at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

 Certificate of Incorporation and Bylaws

   Provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of ValiCert. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of ValiCert. Our certificate of incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or attempting to obtain control of us and may maintain the incumbency of the directors, because the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us. We have entered into separate indemnification agreements with our directors and executive officers, which are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These provisions and agreements may have the effect of preventing changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Mellon Investor Services. The address of our transfer agent and registrar is 235 Montgomery Street, San Francisco, CA 94105, and its telephone number at this location is
(415) 743-1421.

Listing

   Our common stock is listed on the Nasdaq National Market under the symbol
VLCT.

                        SHARES ELIGIBLE FOR FUTURE SALE

Outstanding Shares and Freely Tradeable Shares

   As of June 30, 2001, we had 22,715,825 shares of common stock outstanding. This assumes no exercise of outstanding options and warrants. The 4,520,449 shares that can be sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, generally, officers, directors or 10% stockholders.

   The shares of our common stock outstanding before this offering will be eligible for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

Rule 144

   In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned those shares for at least one year is entitled to sell within any three-month period beginning 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock outstanding, or approximately 227,158 of the shares outstanding as of June 30, 2001; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not and has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire.

Rule 701

   Any employee, officer of director of, or consultant to, us who purchased his shares under a written compensatory plan or contract may be entitled to sell his shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

Registration Rights

   Upon completion of this offering, the holders of 9,090,564 shares of common stock, or their transferees, may demand that we register their shares under the Securities Act and holders of 12,144,800 shares of common stock, or their transferees, may elect to include their shares in any other registration statement we may file under the Securities Act, subject to exceptions. If these shares are registered, they will be freely tradable without restriction under the Securities Act.

                        COMMON STOCK PURCHASE AGREEMENT

Overview

   On June 15, 2001, we entered into a common stock purchase agreement with Rellian, a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

   In general, the equity drawdown facility operates like this: the investor, Rellian, has committed to provide us up to $50 million as we request it over a 36-month period, in return for common stock we issue to Rellian. Once every 20 trading days, we may exercise a drawdown. The amount that we can drawdown upon each request must be at least $100,000. The maximum amount we can actually drawdown for each request is also limited to 6% of the weighted average price of our common stock for the sixty days prior to the date of our request multiplied by the total trading volume of our common stock for the sixty days prior to our request. We are under no obligation to request a draw for any period.

   Each 20 trading day period following a drawdown request is divided into two 10 trading day settlement periods. After each 10 trading day settlement period, the final drawdown amount for that settlement period is determined. The funds are received on the 12th day and the 22nd day following the delivery of a drawdown notice, two days after the end of each settlement period. The final drawdown amount will be reduced by 1/20 for each day during the 20 trading day period that the volume-weighted average stock price falls below a threshold set by us or for each day on which trading of our shares is suspended or the registration statement of which this prospectus forms a part is suspended for more than 3 hours. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Rellian in return for that money. The formulas for determining the actual drawdown amounts, the number of shares that we issue to Rellian and the price per share paid by Rellian are described below. The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $50 million. We are under no obligation to request a drawdown during any period.

   The per share dollar amount that Rellian pays for our common stock for each drawdown includes a 4.5% discount to the average daily market price of our common stock for each day during the 20-trading day period after our drawdown request, weighted by trading volume during each such trading day. We will receive the amount of the drawdown less an escrow agent fee of $1,000 and a placement fee equal to 2.5% of gross proceeds payable to the placement agent, Pacific Crest, which introduced Rellian to us. The price per share that Rellian ultimately pays is determined by dividing the final drawdown amount by the number of shares that we issue to Rellian.

   Pacific Crest is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Pacific Crest a stock purchase warrant to purchase 100,000 shares of our common stock at an exercise price per share of $2.9163. The warrant issued to Pacific Crest expires on June 15, 2004. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

   We have also issued to Rellian a stock purchase warrant to purchase 100,000 shares of our common stock with an exercise price of $2.9163, which was 125% of the average closing bid price for our common stock during the fifteen trading days prior to June 15, 2001, the date on which the common stock purchase agreement was signed. This stock purchase warrant expires June 15, 2004.

   We are registering 4,520,449 shares of common stock for possible issuance under the common stock purchase agreement and 200,000 shares underlying the warrants for common shares delivered to Rellian and Pacific Crest. The listing requirements of the Nasdaq National Market prohibits us from issuing 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value, unless we get stockholder approval. Based on shares of common stock issued and outstanding on June 15, 2001, we may not issue more than 4,520,449 shares under the common stock purchase agreement without the approval of our stockholders. The shares of our common stock issuable under the stock purchase warrants to Rellian and Pacific Crest are not included within that 20% limitation because they have an exercise price that exceeds the market value on June 15, 2001, the date on which we issued the common stock purchase warrants to Rellian and Pacific Crest.

   In addition, the common stock purchase agreement does not permit us to drawdown funds if the issuance of shares of common stock to Rellian pursuant to the drawdown would result in Rellian owning more than 9.9% of our outstanding common stock on the drawdown exercise date.

The drawdown procedure and the stock purchases

   We may request a drawdown by faxing to Rellian a drawdown notice, stating the amount of the drawdown that we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

Amount of the drawdown

   No drawdown can be less than $100,000 or more than 6% of the weighted average price of our common stock for the sixty days prior to the date of our request multiplied by the total trading volume of our common stock for the sixty days prior to our request. A sample calculation of the maximum drawdown is described on page 78.

   The amount of the drawdown request, subject to the limit set forth above, will be reduced by 1/20 for every day in the 20 trading days after our drawdown request that:

  . the volume-weighted average daily price for a trading day is below the threshold price set by us in the drawdown request;

  . trading is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or

  . if sales of previously drawn down shares pursuant to the registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate

If the volume-weighted average daily price for a trading day is below the threshold price set by us in the drawdown request, then we will not issue any shares for that day and Rellian will not purchase any shares for that day. Thus, if our pricing committee sets a threshold price too high, and if our stock price does not consistently meet that level during the 20 trading days after our drawdown request, then the amount that we can draw and the number of shares that we will issue to Rellian will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will be able to drawdown the lesser of our drawdown request and the capped amount, but we will have to issue a greater number of shares to Rellian at the reduced price. If we draw on the equity drawdown facility, then we cannot make another drawdown request until the following drawdown period.

Number of shares

   The 20 trading days immediately following the drawdown notice are used to determine the number of shares that we will issue in return for the money provided by Rellian, which then allows us to calculate the price per share that Rellian will pay for our shares.

   To determine the number of shares of common stock that we can issue in connection with a drawdown, take 1/20 of the drawdown amount determined by the formulas above, and for each of the 20 trading days immediately following the date on which we give notice of the drawdown, divide it by 95.5% of the volume-weighted average daily trading price of our common stock for that day. The 95.5% accounts for Rellian's 4.5% discount. The sum of these 20 daily calculations produces the maximum number of common shares that we can issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation.

Sample calculation of stock purchasers

   The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Rellian in connection with that drawdown based on hypothetical assumptions.

Sample drawdown amount calculation

   For purposes of this example, suppose that we provide a drawdown notice to Rellian, and that we set the threshold price at $2.00 per share, below which we will not sell any shares to Rellian during this drawdown period. Suppose further that the total daily trading volume for the sixty days prior to our drawdown notice is 4,569,300 shares and that the average of the volume-weighted average daily prices of our common stock for the sixty days prior to the notice is $2.5633. Under these hypothetical numbers, the maximum amount of the drawdown is as follows:

  . the total trading volume for the sixty days prior to our drawdown notice, 4,569,300,

       multiplied by

  . the average of the volume-weighted average daily prices of our common stock for the sixty days prior to the drawdown notice, $2.5633,

       multiplied by

  .  six percent (6%)

equals $702,749.

   The maximum amount we can drawdown under the formula is therefore capped at $702,749, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 20 trading days following the drawdown notice is below the threshold price we set of $2.00. For example, if the volume-weighted average daily price of our common stock is below $2.00 on two of those 20 days, the $702,749 would be reduced by 1/20 for each of those days and our drawdown amount would be 18/20 of $702,749, or $632,474.

Sample calculation of number of shares

   Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the drawdown period can be calculated as follows:

  .  1/20 of the drawdown amount of $702,749

  .  divided by

  .  4.5% of the volume-weighted average daily price.

   For example, for the first trading day in the example in the table below, the calculation is as follows: 1/20 of $702,749 is $35,137. Divide $35,137 by 95.5% of the volume-weighted average daily price for that day of $2.425 per share, to get 15,172 shares. Perform this calculation for each of the 20 measuring days during the drawdown period, excluding any days on which the volume-weighted average daily price is below the $2.00 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded: days 19 and 20.

   After excluding the days that are below the threshold price, the amount of our drawdown in this example would be $632,474, $351,375 of which would be settled on day 12 for the first settlement period, and $281,099 of which would be settled on day 22 for the second settlement period. The total number of shares that we would issue to Rellian for this drawdown request would be 284,367 shares, so long as those shares would not cause Rellian to beneficially own more than 9.9% of our then outstanding common stock Rellian would pay $2.22 per share for these shares.

                                      Volume-Weighted   Drawdown      Number of
     Trading day                      Average Price(1)   Amount      shares sold
     -----------                      ---------------- ----------    -----------
      1..............................      $2.425      $35,137.45       15,172
      2..............................       2.375      $35,137.45       15,492
      3..............................       2.350      $35,137.45       15,657
      4..............................       2.300      $35,137.45       15,997
      5..............................       2.345      $35,137.45       15,690
      6..............................       2.290      $35,137.45       16,067
      7..............................       2.315      $35,137.45       15,893
      8..............................       2.315      $35,137.45       15,893
      9..............................       2.365      $35,137.45       15,557
     10..............................       2.300      $35,137.45       15,997
     11..............................       2.320      $35,137.45       15,859
     12..............................       2.370      $35,137.45       15,525
     13..............................       2.310      $35,137.45       15,928
     14..............................       2.280      $35,137.45       16,137
     15..............................       2.260      $35,137.45       16,280
     16..............................       2.275      $35,137.45       16,173
     17..............................       2.375      $35,137.45       15,492
     18..............................       2.365      $35,137.45       15,557
     19..............................       1.990      $        0(2)         0
     20..............................       1.990      $        0(2)         0
                                                       ----------      -------
       Total.........................                  $  632,474      284,367
                                                       ==========      =======

--------
(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.
(2) Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical drawdown notice.

   We would receive the amount of our drawdown $632,474, less a 2.5% cash fee paid to the placement agent of $15,812 less a $1,000 escrow fee, for net proceeds to us of approximately $615,662. The delivery of the requisite number of shares and payment of the drawdown will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays 97.5% of the drawdown to us, after subtracting its escrow fee, and 2.5% to Pacific Crest, our placement agent, in satisfaction of placement agent fees.

Necessary conditions before Rellian is obligated to purchase our shares

   The following conditions must be satisfied before Rellian is obligated to purchase any common shares that we may request Rellian from time to time:

  . A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the drawdown settlement date for making resales of the common shares purchased by Rellian;

  . Trading in our common shares must not have been suspended by the Securities and Exchange Commission or the Nasdaq National Market, nor shall minimum prices have been established on securities whose trades are reported on the Nasdaq National Market;

  . We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement; and

  . No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement;

  . On each drawdown settlement date for the sale of common shares, we are required to deliver an opinion from our counsel about these matters.

  . No event which is materially adverse to our business, operations, properties, prospects or financial condition has occurred.

   A further condition is that Rellian may not purchase more than 19.9% of our common shares issued and outstanding on June 15, 2001, without us first obtaining approval from our stockholders for such excess issuance. In addition, the common stock purchase agreement provides that Rellian is not permitted to purchase shares of our common stock pursuant to a drawdown to the extent that the purchase of those shares would result in Rellian's beneficially owning more than 9.9% of our common stock following the purchase. Accordingly, each drawdown will be limited to an amount that will cause Rellian's beneficial ownership as of the date of purchase not to exceed 9.9%. However, shares sold by Rellian from time to time will reduce its beneficial ownership of our common stock and accordingly permit us to sell additional shares to Rellian under the common stock purchase agreement.

Costs of closing the transaction

   At the initial closing of the transaction on June 15, 2001, we delivered the requisite opinion of counsel to Rellian and paid $35,000 to cover their expenses. Pacific Crest also received a stock purchase warrant to purchase a total of 100,000 shares of our common stock with an exercise price of 125% of $2.333, which was the average of the closing bid prices reported for the fifteen trading days prior to June 15, 2001. The stock purchase warrant expires June 15, 2004. Pacific Crest is not obligated to purchase any of our shares pursuant to the stock purchase warrant.

Termination of the common stock purchase agreement

   The equity drawdown facility established by the common stock purchase agreement shall terminate if we file for protection from creditors, if our common stock is delisted from the Nasdaq National Market, and not promptly relisted on the American Stock Exchange, or the New York Stock Exchange, or if we have a material adverse effect on our business which is not cured within 60 days.

Indemnification of Rellian

   Rellian is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Rellian to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

   Shares of our common stock registered for resale under this prospectus constitute 19.9% of our issued and outstanding stock as of June 15, 2001. The common stock purchase agreement provides that we many not sell more than 4,520,449 shares of common stock, or 19.9% of our issued and outstanding common stock as of June 15, 2001, the date of the common stock purchase agreement, unless and until we receive the approval of our stockholders as required pursuant to Nasdaq's issuer designation requirements. We are under no obligation to issue any shares to Rellian under the common stock purchase agreement. However, if we were to seek and obtain the approval of our stockholders, we could issue more than 4,520,449 shares of common stock. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher or lower than the number we actually issue under the common stock purchase agreement.

Rellian Investments Limited

   Rellian Investments Limited is engaged in the business of investing in publicly traded equity securities for its own account. Rellian's principal offices are located at Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola, British Virgin Islands. Investment decisions for Rellian are made by its board of directors. Other than the warrant to purchase 100,000 shares of common stock granted to Rellian, Rellian has informed us that it does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. Rellian is prohibited by the common stock purchase agreement from engaging in short sales of our common stock, as defined in applicable securities regulations. There are no business relationships between Rellian and us other than as contemplated by the common stock purchase agreement.

Pacific Crest Securities, Inc.

   Pacific Crest Securities, Inc., a registered broker-dealer, has acted as placement agent in connection with the equity line. Pacific Crest introduced us to Rellian and assisted us with structuring the equity line with Rellian. Pacific Crest's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

   Other than the warrant to purchase 100,000 shares of common stock granted to Pacific Crest as a placement fee, Pacific Crest has informed us that it does not currently own any of our securities.

   Rellian and Pacific Crest have not held any positions as officers or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. In the future, if any of these relationships changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

General

   Rellian is offering the shares of common stock for its account as a statutory underwriter, and not for our account. We will not receive any proceeds from any sale by Rellian of shares of our common stock. Rellian may offer for sale up to 4,620,449 shares of common stock acquired by it pursuant to the terms of the common stock purchase agreement more fully described under the section above entitled "Common Stock Purchase Agreement" and the stock purchase warrant that we issued to Rellian in connection with the equity drawdown facility. Rellian is deemed to be a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of shares of common stock and will be acting as an underwriter in its resales of the shares of common stock under this prospectus. In addition, Pacific Crest and any broker-dealers that act in connection with the resale of common stock offered by this prospectus may also be deemed to be underwriters. Rellian has, prior to any sales, agreed not to effect any offers or sales of the shares of common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase shares of common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of the Nasdaq National Market.

   To permit Rellian to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Rellian that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

  . the date after which all of the common shares held by Rellian or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

  . the date after which all of the common shares held by Rellian or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

  . the date after which all of the common shares held by Rellian or its transferees that are covered by the registration statement have been sold by Rellian or its transferees pursuant to such registration statement;

  . the date after which all of the common shares held by Rellian or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933;

  . 36 months after the effective date of a registration statement registering such shares; or

  . termination of the registration rights agreement between the Company and Rellian.

   Shares of common stock offered through this prospectus may be sold from time to time by Rellian or Pacific Crest, or by pledgees, donees, transferees or other successors in interest to Rellian or Pacific Crest. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

   Sales may be made on the Nasdaq National Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Rellian and Pacific Crest will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Rellian and Pacific Crest that there are no existing arrangements between either of them and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by Rellian and Pacific Crest through this prospectus. Rellian is an underwriter and Pacific Crest may be deemed to be an underwriter in connection with resales of their shares.

   The common shares may be sold in one or more of the following manners:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  .  purchases by a broker or dealer for its account under this prospectus;
     or

  . ordinary brokerage transactions and transactions in which the broker solicits purchases.

   In effecting sales, brokers or dealers engaged by Rellian or Pacific Crest may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Rellian or Pacific Crest Brokers or dealers may receive commissions, discounts or other concessions from Rellian or Pacific Crest in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Rellian or Pacific Crest (and, if they act as agent for the purchaser of such common shares, from such purchaser).

   Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

   In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Rellian is an underwriter, Rule 144 is not available to Rellian to sell its shares. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

   Rellian is subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Rellian and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

   Rellian and Pacific Crest will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Commissions and Expenses

   The underwriting compensation for Rellian will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of $2,250,000 if we are able to obtain the entire $50 million in financing. Rellian will purchase shares under the stock purchase agreement at a price equal to 95.5% of the volume-weighted average daily price of our common stock reported on the Nasdaq National Market, for each day in the pricing period with respect to each drawdown request.

   We also issued to Rellian a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.9163, which was 125% of the average closing bid price for our common stock during the fifteen trading days prior to June 15, 2001, the date on which the common stock purchase agreement was signed. Our common stock price on June 15, 2001 was $2.333 per share. The warrant expires June 15, 2004.

   In addition, we are obligated to pay Pacific Crest, as compensation for its services as Rellian Investment Limited's placement agent, a cash fee equal to 2.5% of the gross proceeds received from Rellian under the common stock purchase agreement.

   We also issued to Pacific Crest, as consideration for placement services, a warrant to purchase 100,000 shares of our common stock, at a price per share of 125% of the purchase price as Rellian subsequently purchases the shares of our common stock pursuant to any drawdown under the equity line. Our common stock price on June 15, 2001 was $2.333 per share. The warrant expires June 15, 2004.

Limited Grant of Registration Rights

   We granted registration rights to Rellian to enable it to sell the common stock that it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

  . to assist or cooperate with Rellian in the offering or disposition of such shares;

  . to obtain a commitment from an underwriter relative to the sale of any such shares; or

  .  to include such shares within any underwritten offering that we do.

   We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

   We will file, during any period during which we are required to do so under our registration rights agreement with Rellian, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

  .  the name of any broker-dealers;

  .  the number of common shares involved;

  .  the price at which the common shares are to be sold;

  . the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

  . that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  .  any other facts material to the transaction.

   Our registration rights agreement with Rellian permits us to restrict the resale of the shares Rellian has purchased from us under the common stock purchase agreement. However, if we restrict Rellian during any drawdown pricing period or during the ten trading days after the pricing period and our stock price declines during that period, then we are required to pay to Rellian cash to compensate Rellian for its inability to sell shares during the restriction period.

   We have agreed to indemnify Rellian, its directors and officers and any person controlling Rellian against liability under the securities laws relating to this Prospectus, the registration statement of which it is a part or any violation by us of the securities laws in connection with this offering.

   Pacific Crest also has the right to have its shares underlying its warrant registered when we file a registration statement.

                                 LEGAL MATTERS

   The validity of the common stock offered will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Feldman & Associates, counselors at Law, P.C, 36 West 44th street, suite 1201, New York, New York 10036 will act as counsel for the underwriters.

                                    EXPERTS

   The consolidated financial statements of ValiCert, Inc. as of December 31, 2000 and 1999, and for the years then ended included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement for the years ended December 31, 2000 and 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The statements of operations, stockholders' deficiency and comprehensive loss and cash flows of ValiCert, Inc. for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules for the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

   For further information with respect to ValiCert, Inc. and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

   The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement is also available through the Securities and Exchange Commission's Web site at the following address: http: www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "VLCT."

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                 VALICERT, INC.

                   Index to Consolidated Financial Statements

                                                                           Page
                                                                           ----
ValiCert, Inc.:

 Independent Auditors' Report--Deloitte & Touche LLP......................  F-2

 Report of Independent Accountants--PricewaterhouseCoopers LLP............  F-3

 Consolidated Balance Sheets as of December 31, 1999 and 2000.............  F-4

 Consolidated Statements of Operations for the Years Ended December 31,
  1998, 1999 and 2000.....................................................  F-5

 Consolidated Statements of Stockholders' Equity (Deficiency) for the
  Years Ended December 31, 1998, 1999 and 2000............................  F-6

 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1998, 1999 and 2000.....................................................  F-7

 Notes to Consolidated Financial Statements for the Years Ended December
  31, 1998, 1999 and 2000.................................................  F-8
 Condensed Consolidated Balance Sheets as of June 30, 2001 and December
  31, 2000 (Unaudited).................................................... F-23

 Condensed Consolidated Statements of Operations for the Three and Six
  Months Ended June 30, 2000 and 2001 (Unaudited)......................... F-24

 Condensed Consolidated Statements of Cash Flows for the Six Months Ended
  June 30, 2000 and 2001 (Unaudited)...................................... F-25

 Notes to Condensed Consolidated Financial Statements for the Three and
  Six Months Ended June 30, 2000 and 2001 (Unaudited)..................... F-26

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ValiCert, Inc.:

   We have audited the accompanying consolidated balance sheets of ValiCert, Inc. ("the Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. Our audits also included the financial statement schedule for the years ended December 31, 1999 and 2000 listed in the Index at Item 16(b). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ValiCert, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule for the years ended December 31, 1999 and 2000, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

/s/ Deloitte & Touche LLP

San Jose, California
January 25, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ValiCert, Inc.:

   In our opinion, the statements of operations, stockholders' deficiency and comprehensive loss and cash flows for the year ended December 31, 1998 listed in the accompanying index present fairly, in all material respects, the results of operations and cash flows of ValiCert, Inc. (the Company), a development stage company for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein for the year ended December 31, 1998, when read in conjunction with the related financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the financial statements of ValiCert, Inc. for any period subsequent to December 31, 1998.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 19, 1999 (May 5, 2000 as to Note 15)

                                 VALICERT, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and par value amounts)

                                                                  December 31,
                                                                ------------------
                                                                  1999      2000
                                                                --------  --------
                            ASSETS
                            ------
Current assets:
 Cash and cash equivalents....................................  $ 14,023  $ 37,523
 Short-term investments.......................................     3,404       --
 Accounts receivable, net of allowance of $75 and $156........     1,079     3,771
 Prepaid expenses and other current assets....................       227     1,333
                                                                --------  --------
   Total current assets.......................................    18,733    42,627
Property and equipment, net...................................     3,848     5,417
Goodwill, net of accumulated amortization of $0 and $2,467....    12,491     9,786
Intangible assets, net of accumulated amortization of $0 and
 $755.........................................................     2,266     1,511
Other assets..................................................       354       465
                                                                --------  --------
Total assets..................................................  $ 37,692  $ 59,806
                                                                ========  ========
    LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
               STOCKHOLDERS' EQUITY (DEFICIENCY)
    -------------------------------------------------------
Current liabilities:
 Accounts payable.............................................  $  1,762  $  1,140
 Accrued liabilities..........................................     1,385     5,818
 Deferred revenue.............................................       814     3,113
 Short-term notes.............................................       737       --
 Current portion of long-term obligations.....................       710     1,122
                                                                --------  --------
   Total current liabilities..................................     5,408    11,193
                                                                --------  --------
Long-term obligations.........................................     2,240     2,056
Other liabilities.............................................        74       --
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.001 par value;
 shares authorized--42,855,713 (aggregate liquidation
 preference of $39,678 at December 31, 1999):
 Series A-Senior shares designated, 1,865,239; issued and
  outstanding: 1999, 1,243,491 shares; 2000, none.............       565       --
 Series A-Junior shares designated, 8,612,618; issued and
  outstanding: 1999, 3,802,204; 2000, none....................       154       --
 Series B shares designated, 5,200,000; issued and
  outstanding: 1999, 3,388,361; 2000, none....................     6,445       --
 Series C shares designated, 6,787,414; issued and
  outstanding: 1999, 4,507,272; 2000, none....................    27,147       --
 Notes receivable from convertible preferred stockholders.....       (55)      --
Stockholders' equity (deficiency):
 Common stock, $0.001 par value; authorized--1999, 16,666,667 shares; 2000, 100,000,000 shares; issued and outstanding:
  1999, 3,621,057; 2000, 22,739,842...........................         4        23
 Additional paid-in capital...................................    19,998   101,991
 Deferred stock compensation..................................    (5,843)   (7,263)
 Notes receivable from common stockholders....................      (611)   (2,033)
 Accumulated deficit..........................................   (17,834)  (46,161)
                                                                --------  --------
   Total stockholders' equity (deficiency)....................    (4,286)   46,557
                                                                --------  --------
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficiency)............................  $ 37,692  $ 59,806
                                                                ========  ========

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                  Years Ended December 31,
                                                  ---------------------------
                                                   1998      1999      2000
                                                  -------  --------  --------
Revenue:
 Software license................................ $    60  $    874  $  8,368
 Subscription fees and other services............     --        761     3,460
                                                  -------  --------  --------
    Total revenues...............................      60     1,635    11,828
                                                  -------  --------  --------
Cost of revenues:
 Software license................................       3        93     1,199
 Subscription fees and other services............     --        134     5,899
                                                  -------  --------  --------
    Total cost of revenues.......................       3       227     7,098
                                                  -------  --------  --------
Gross profit                                           57     1,408     4,730
Operating expenses:
 Research and development........................   1,728     5,608    10,389
 Sales and marketing.............................   1,445     4,583    13,788
 General and administrative......................     977     1,373     4,004
 Acquired in-process research and development....     --      2,780       --
 Amortization of goodwill and intangible assets..     --        --      3,222
 Amortization of stock compensation*.............     --        162     2,266
                                                  -------  --------  --------
    Total operating expenses.....................   4,150    14,506    33,669
                                                  -------  --------  --------
Operating loss...................................  (4,093)  (13,098)  (28,939)
Other income (expense):
 Interest income.................................     125       477     1,470
 Interest expense and other......................     (22)     (181)     (858)
                                                  -------  --------  --------
    Total other income...........................     103       296       612
                                                  -------  --------  --------
Net loss......................................... $(3,990) $(12,802) $(28,327)
                                                  =======  ========  ========
Basic and diluted net loss per share............. $ (8.01) $ (48.86) $  (2.76)
                                                  =======  ========  ========
Shares used in computation of basic and diluted
 net loss per share..............................     498       262    10,282
                                                  =======  ========  ========
* Amortization of stock compensation:
  Cost of revenues--Subscription fees and other
   services......................................          $      4  $    228
  Research and development.......................                31       641
  Sales and marketing............................                78       556
  General and administrative.....................                49       841
                                                           --------  --------
    Total........................................          $    162  $  2,266
                                                           ========  ========

                See notes to consolidated financial statements.

                                 VALICERT, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                      (In thousands, except share amounts)

                                                                        Notes
                            Common Stock     Additional   Deferred    Receivable
                          ------------------  Paid-In      Stock         from     Accumulated
                            Shares    Amount  Capital   Compensation Stockholders   Deficit    Total
                          ----------  ------ ---------- ------------ ------------ ----------- --------
Balances, January 1,
 1998...................                                                           $ (1,023)  $ (1,023)
Issuance of Series A--
 Senior preferred
 stock..................                                                                (19)       (19)
Net loss and
 comprehensive loss.....                                                             (3,990)    (3,990)
                                                                                   --------   --------
Balances, December 31,
 1998...................                                                             (5,032)    (5,032)
Issuance of common stock
 and common stock
 options in connection
 with acquisition (Note
 2).....................   2,182,139  $   4   $ 17,166    $ (3,733)    $   (52)         --      13,385
Exercise of common stock
 options and issuance of
 stockholder notes......   1,438,918    --         560         --         (541)         --          19
Interest on stockholder
 notes..................         --     --         --          --          (18)         --         (18)
Deferred stock
 compensation...........         --     --       2,272      (2,272)        --           --         --
Amortization of deferred
 stock compensation.....         --     --         --          162         --           --         162
Net loss and
 comprehensive loss.....         --     --         --          --          --       (12,802)   (12,802)
                          ----------  -----   --------    --------     -------     --------   --------
Balances, December 31,
 1999...................   3,621,057      4     19,998      (5,843)       (611)     (17,834)    (4,286)
Issuance of common stock
 in connection with
 initial public
 offering, net of
 issuance costs of
 $4,923 (Note 10).......   4,600,000      5     41,072         --          --           --      41,077
Conversion of preferred
 shares into common
 stock in connection
 with initial public
 offering...............  13,410,849     13     34,378         --          (55)         --      34,336
Exercise of common stock
 options and issuance of
 stockholder notes......   1,183,206      1      2,942         --       (1,391)         --       1,552
Exercise of warrants....       1,323    --           5         --          --           --           5
Issuance of warrants in
 connection with debt
 financing..............         --     --          58         --          --           --          58
Repurchase of common
 stock..................     (76,593)   --        (148)        --          --           --        (148)
Collection of notes
 receivable from
 stockholders...........         --     --         --          --          126          --         126
Interest on stockholder
 notes..................         --     --         --          --         (102)         --        (102)
Deferred stock
 compensation...........         --     --       4,161      (4,161)        --           --         --
Cancellation of stock
 options................         --     --        (475)        475         --           --         --
Amortization of deferred
 stock compensation.....         --     --         --        2,266         --           --       2,266
Net loss................         --     --         --          --          --       (28,327)   (28,327)
                          ----------  -----   --------    --------     -------     --------   --------
Balances, December 31,
 2000...................  22,739,842  $  23   $101,991    $ (7,263)    $(2,033)    $(46,161)  $ 46,557
                          ==========  =====   ========    ========     =======     ========   ========

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Years Ended December 31,
                                                    ---------------------------
                                                     1998      1999      2000
                                                    -------  --------  --------
Cash flows from operating activities:
 Net loss.........................................  $(3,990) $(12,802) $(28,327)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization...................      125       720     2,098
  Amortization of deferred stock compensation.....      --        162     2,266
  Acquired in-process research and development....      --      2,780       --
  Amortization of goodwill and intangible assets..      --        --      3,222
  Write-off of short-term investments.............      --        --        373
  Interest on stockholder notes...................      --        (18)     (102)
  Amortization of warrants issued in connection
   with debt financing............................      --        --         58
  Changes in assets and liabilities (net of
   acquisitions--Note 2):
    Accounts receivable...........................      --       (952)   (2,392)
    Prepaid expenses and other current assets.....     (149)      (41)   (1,168)
    Other assets..................................     (285)       (2)     (111)
    Accounts payable..............................      155     2,470      (622)
    Accrued liabilities...........................      381       510     4,433
    Deferred revenue..............................      (54)      486     2,299
    Other liabilities.............................       16        59       (74)
                                                    -------  --------  --------
   Net cash used in operating activities..........   (3,801)   (6,628)  (18,047)
                                                    -------  --------  --------
Cash flows from investing activities:
 Property and equipment additions.................     (855)   (2,247)   (3,667)
 Cash from acquisitions...........................      --        834       --
 Purchase of short-term investments...............      --     (3,031)      --
 Sale of short-term investments...................      --        --      3,031
 Collection of notes receivable from
  stockholders....................................      --        --        126
                                                    -------  --------  --------
   Net cash used in investing activities..........     (855)   (4,444)     (510)
                                                    -------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of common stock...........      --        --     41,077
 Exercise of common stock options and warrants....      --         83     1,557
 Exercise of preferred stock options and
  warrants........................................      --        294        80
 Proceeds from issuance of preferred stock, net...    5,351    22,934       --
 Repurchase of common and preferred stock.........      --          2      (148)
 Repayment of short term notes....................      (50)      --       (737)
 Proceeds from borrowings.........................      --      2,689     1,019
 Repayment of borrowings..........................      --     (2,070)     (791)
                                                    -------  --------  --------
   Net cash provided by financing activities......    5,301    23,932    42,057
                                                    -------  --------  --------
Net increase in cash and equivalents..............      645    12,860    23,500
Cash and cash equivalents--beginning of period....      518     1,163    14,023
                                                    -------  --------  --------
Cash and cash equivalents--end of period..........  $ 1,163  $ 14,023  $ 37,523
                                                    =======  ========  ========
Noncash investing and financing activities:
 Common stock issued in exchange for stockholder
  notes...........................................  $   --   $    541  $  1,391
                                                    =======  ========  ========
 Liabilities settled for preferred stock..........  $   810  $    --   $    --
                                                    =======  ========  ========
 Assets acquired under capital lease..............  $   --   $  1,117  $    --
                                                    =======  ========  ========
 Equity issued for purchase of Receipt.com (Note
  2), net of cash acquired........................  $   --   $ 13,385  $    --
                                                    =======  ========  ========
 Conversion of preferred stock into common stock..  $   --   $    --   $ 34,336
                                                    =======  ========  ========
Supplemental disclosure of cash flow information--
 cash paid during the period for interest.........  $     3  $    132  $    401
                                                    =======  ========  ========

                See notes to consolidated financial statements.

                                 VALICERT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1999 and 2000

Note 1. Business and Significant Accounting Policies

   Business. ValiCert, Inc. (the Company), incorporated on February 6, 1996, develops and markets software products and services that provide infrastructure to enable businesses to conduct valid, secure and provable transactions over the Internet.

   Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

   Cash Equivalents. The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

   Property and Equipment. Property and equipment are stated at cost. Computer software for internal use is capitalized and accounted for in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the American Institute of Certified Public Accountants. No such software costs have been capitalized to date. Depreciation and amortization on property and equipment are computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years, or the lease term, as appropriate.

   Goodwill. Goodwill related to the Receipt.com acquisition (Note 2) is being amortized on a straight-line basis over five years.

   Intangible Assets. Intangible assets, consisting of purchased technology and acquired workforce, are related to the acquisition of Receipt.com (Note 2). Amortization is recorded on a straight-line basis over a period of three years.

   Impairment of Long-Lived Assets. The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets, goodwill or other intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value.

   Software Development Costs. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software To Be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Revenue Recognition. The Company's revenue recognition policy is consistent with Statement of Position No. 97-2, Software Revenue Recognition, as amended. License revenues are comprised of fees for the Company's software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. Fees from license arrangements that include a service element for which vendor-specific objective evidence does not exist are recognized ratably over the license term as transaction fees. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the

                                 VALICERT, INC.

access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due. If collectibility is not considered probable, revenue is recognized when the fee is collected.

   Other service revenues are comprised of revenue from maintenance arrangements, consulting fees, services and training. Maintenance arrangements do not provide for specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when available basis. Revenue from maintenance arrangements is recognized on a straight-line basis as service revenue over the life of the related agreement, which is typically one year. If maintenance or consulting services are included in an arrangement that includes a license agreement, amounts related to maintenance or consulting are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for maintenance and professional services is based on the price when such elements are sold separately, or, when not sold separately, the price is established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting, service and training revenue is recognized as services are provided to the customer. Customer advances and amounts billed to customers in excess of revenue recognized are recorded as deferred revenue.

   Income Taxes. Income taxes are computed using an asset and liability approach which requires recognition of deferred tax liabilities and assets, net of valuation allowances, for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carryforwards.

   Stock Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company complies with the disclosure provision of SFAS No. 123, Accounting for Stock-Based Compensation.

   Net Loss per Common Share. Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. This calculation excludes shares subject to repurchase and under escrow. Diluted net loss per share was the same as basic net loss per share for all periods presented. The effect of any potentially dilutive securities was excluded as they are anti-dilutive because of the Company's net losses.

   Concentration of Credit Risk. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term investments and trade receivables. The Company limits its exposure to concentration of credit risk with respect to cash and equivalents and short-term investments by placing then in high quality securities with major banks and financial institutions. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for potential credit losses. As of December 31, 1999, two customers accounted for 23% and 17% of the accounts receivable balance. As of December 31, 2000, one customer accounted for 12% of the accounts receivable balance.

   Financial Instruments. The Company's financial instruments include cash and equivalents, notes receivable from stockholders and long-term debt. At December 31, 1999 and 2000, the fair value of these financial instruments approximated their financial statement carrying amounts because of their short maturities or because the stated interest rates approximate market rates.

   Significant Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions

                                 VALICERT, INC.

that affect the reported amounts of assets and liabilities. Management must also disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Certain Significant Risks and Uncertainties. The Company operates in the software industry, and accordingly, can be affected by a variety of factors. Management believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and cash flows; ability to attain profitability; regulatory changes; fundamental changes in the technology underlying software products; market acceptance of the Company's products under development; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and defects in products.

   Comprehensive Loss. The Company had no items of other comprehensive loss for the years ended December 31, 1998, 1999 or 2000. Accordingly, net loss and comprehensive loss are the same for all periods presented.

   Recently Issued Accounting Standards. In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment to FASB Statement No. 133, which amended certain provisions of SFAS 133. The amendments, among other things, allow foreign-currency denominated assets and liabilities to qualify for hedge accounting, permit the offsetting of selected interentity foreign currency exposures that reduce the need for third-party derivatives and redefine the nature of interest rate risk to avoid sources of ineffectiveness. The Company is required to adopt the provisions of SFAS 133 and the corresponding amendments of SFAS 138 on January 1, 2001. Management does not believe that the adoption of these standards will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), Revenue Recognition in Financial Statements. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 outlines basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company was required to implement SAB No. 101 in the fourth quarter of its fiscal year ending December 31, 2000. The provisions of SAB No. 101 did not have a material impact on the Company's consolidated financial position or results of operations.

   In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25. FIN No. 44, effective July 1, 2000, clarifies the application of APB No. 25 for matters including: the definition of an employee for purposes of APB No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN No. 44 did not have a material impact on the Company's consolidated financial position or results of operations.

   Reclassification. Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on net loss or shareholders' equity.

                                 VALICERT, INC.

Note 2. Acquisition

   On December 30, 1999, the Company acquired Receipt.com (Receipt), which is a provider of secure data transfer software. The Company exchanged 2,096,137 shares of Series C preferred stock with a fair value of $4,213,000 and 2,182,139 shares of common stock with a fair value of $12,314,000 for all the outstanding shares of Receipt. In addition, the Company converted outstanding warrants and options to purchase Receipt common stock into options and warrants to purchase 2,155,603 shares of common stock of the Company with an aggregate fair value of $998,000. The fair value of the options and warrants converted were determined using the Black-Scholes option pricing model with the following assumptions: expected live of 3.5 years, risk-free interest rate of 6.07%, volatility of 60% and no dividends during the expected term. For unvested options that were converted, the fair value of $3,733,000, representing the portion of the intrinsic value, was allocated to deferred compensation to be amortized over the future service period. The aggregate fair value of the transaction, which was accounted for as a purchase, was $17,649,000 assuming an underlying fair value of $5.64 for the Company's common stock. Acquisition costs were $124,000. Of the total shares issued under the agreement, 412,507 shares of the Series C preferred stock and common stock were held in escrow for a period of one year from the closing as collateral for general representations and warranties made by Receipt under the agreement. Any adjustment to the shares held in escrow upon release will result in a change to previously recorded goodwill. Assets acquired and liabilities assumed in the acquisition were as follows (in thousands):

     Tangible assets................................................... $ 1,855
     In-process research and development...............................   2,780
     Purchased technology..............................................   1,833
     Acquired workforce................................................     433
     Goodwill..........................................................  12,491
     Liabilities assumed...............................................  (1,743)
                                                                        -------
                                                                        $17,649
                                                                        =======

   The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows. This allocation gave explicit consideration to the Securities and Exchange Commission's view on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Management's estimates gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the determination that none of the technology development had been completed at the time of acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process.

   The Company allocated $2.8 million to acquired in-process research and development that had not reached technological feasibility as of the date of the transaction. The acquired in-process research and development was approximately 60% complete towards development of a system that captures the digital signatures of the sender and receiver and provides a verifiable time stamp for each transaction. The primary remaining efforts associated with the development of the digital receipt technology included code completion in several key areas. The key areas were management, reporting and access to receipts in the server vault, application program interfaces and the completion of a toolkit for developers who need to add digital receipt functionality to their applications. The Company incurred approximately 30 person-months of additional development since acquisition completing the initial development of the digital receipt technology in March 2000.

                                 VALICERT, INC.

   The values assigned to the acquired in-process research and development was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the product and discounting the net cash flows to their present value. The revenue projections used to value the acquired in-process research and development was based on estimates of relevant market sizes, growth factors, expected trends in technology and other factors. Operating expenses were estimated based on historical results and anticipated profit margins.

   The rates utilized to discount the net cash flows to their present value were based on cost of capital calculations. Due to the nature of the forecast and risks associated with the projected growth, profitability and the developmental nature of the product a discount rate of 27.5% was used to value the in-process research and development. This discount rate was commensurate with the stage of development and the uncertainties in the economic estimates described above. If the acquired in-process research and development product is not commercially successful, the Company's business, operating results and financial condition may be materially adversely affected in future periods. In addition, the value of other intangible assets acquired may become impaired.

   The operating results of Receipt since the date of acquisition to December 31, 1999 were nominal. The unaudited pro forma results of operations shown below (in thousands, except per share data) assumes that the acquisition took place at the beginning of fiscal 1998:

                                                              1998      1999
                                                            --------  --------
     Revenues.............................................. $    993  $  2,947
     Net loss.............................................. $(10,497) $(17,845)
     Basic and diluted loss per common share............... $  (3.92) $  (7.30)

   The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill. The $2,780,000 charge for acquired in-process technology has been excluded from the pro forma results as it is a material nonrecurring charge.

   The pro forma amounts are based on certain assumptions and estimates and do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of results of future combined operations.

Note 3. Short-Term Investments

   Short-term investments at December 31, 1999 consisted of (in thousands):

     Debt securities--available for sale (original maturities less than one year).................................................. $3,031
     Option to acquire equity securities--available for sale..........    373
                                                                       ------
                                                                       $3,404
                                                                       ======

   At December 31, 1999, the cost of the investments approximated their fair values. Gains and losses on investments are calculated using the specific identification method.

   At December 31, 2000, the Company did not have any short-term debt investments. During 2000, the Company incurred a charge to write down the value of the option to acquire equity securities to zero.

                                 VALICERT, INC.

Note 4. Property and Equipment

   Property and equipment consist of:

                                                              December 31,
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
                                                             (in thousands)
     Equipment.............................................. $ 3,762  $ 5,402
     Furniture and fixtures.................................     253    1,001
     Leasehold improvements.................................     824    1,421
     Software...............................................      52      734
                                                             -------  -------
                                                               4,891    8,558
     Accumulated depreciation and amortization..............  (1,043)  (3,141)
                                                             -------  -------
                                                             $ 3,848  $ 5,417
                                                             =======  =======

Note 5. Accrued Liabilities

   Accrued liabilities consist of:

                                                              December 31,
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
                                                             (in thousands)
     Compensation and related benefits...................... $   517  $ 2,241
     Royalties..............................................      86      682
     Deferred rent..........................................      47      973
     Other..................................................     735    1,922
                                                             -------  -------
                                                             $ 1,385  $ 5,818
                                                             =======  =======

Note 6. Short-Term Notes

   In connection with the acquisition of Receipt (Note 2), the Company assumed promissory notes for $670,000 repayable with interest at 10%. The Company repaid those notes through April 2000.

Note 7. Long-Term Obligations

   Long-term obligations consist of:

                                                              December 31,
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
                                                             (in thousands)
     Equipment finance obligation........................... $   620  $   438
     Capital lease obligations (weighted average interest
      rate of 15.4%)........................................   1,164      968
     Term loan..............................................     142       72
     Equipment financing line...............................   1,024    1,700
                                                             -------  -------
                                                               2,950    3,178
     Less current portion...................................     710    1,122
                                                             -------  -------
                                                             $ 2,240  $ 2,056
                                                             =======  =======

                                 VALICERT, INC.

 Loan and Security Agreement

   The Company entered into a subordinated loan and security agreement with a finance company that provides for borrowings which are secured by a first priority perfected security interest in the assets of the Company. Borrowings under the loan mature thirty-six months from the date of each borrowing. The loan bears interest at 11%. Prepayments during the first twelve months of a note will be subject to a penalty equal to 1.5% of the principal balance being paid. The Company had equipment finance obligations of $620,000 and $438,000 and capital lease obligations of $1,117,000 and $920,000 outstanding under this subordinated loan and security agreement at December 31, 1999 and 2000, respectively.

   The Company granted the finance company a warrant to buy 23,659 shares of common stock at an exercise price of $5.43 per share expiring in five years from the date of grant or upon the effectiveness of an initial public offering. The fair value of the warrant of approximately $95,000 is being amortized to interest expense over the period of the agreement. The fair value was determined using the Black-Scholes model with the following assumptions: expected life, 3.5 years; risk-free interest rate of 4.74%; volatility of 60% and no dividends during the expected term.

 Term Loan

   In connection with the acquisition of Receipt (Note 2), the Company assumed $142,000 due under a term loan bearing interest at the Federal Funds rate (5.5% at December 31, 2000). The loan is payable in monthly installments of approximately $6,000 through December 2001.

 Equipment Financing Line

   In December 1999, the Company entered into an equipment financing line with a finance company that provides for borrowings up to $2,000,000, secured by the assets acquired through the financing. In January 2000, the Company granted the finance company a warrant to buy 9,950 shares of common stock at an exercise price of $6.03 per share in connection with this equipment lease line. The warrant expires seven years from the issuance date and had a fair value of $29,000 which is being amortized over the financing term. The Company determined the fair value of the warrant by using the Black-Scholes model with the following assumptions: expected life of 3.5 years; risk-free interest rate of 6.6%; volatility of 60%; and no dividends during the expected term.

 Line of Credit

   The Company entered into an agreement with a bank to borrow up to a maximum $2,500,000 at an interest rate of one quarter percent over the prime rate (9.75% at December 31, 2000). The terms of the revolving facility contain requirements for meeting a predefined quick asset ratio of 2.5 and a tangible net worth of $5 million. The line of credit is secured by the assets of the Company. The Company had no amounts outstanding under this line of credit at December 31, 1999 or 2000. The Company granted the bank a warrant to purchase 2,222 shares of common stock at an exercise price of $18.00 per share. The warrant expires five years from the issuance date and had a fair value of $29,000. The Company determined the fair value of the warrants by using the Black-Scholes model with the following assumptions: expected life 3.5 years; risk-free interest rate of 6.6%; volatility of 60%; and no dividends during the expected term.

                                 VALICERT, INC.

   Annual maturities under the long-term obligations are as follows:

                                                          Capital
   Fiscal Year Ending December 31,                        Leases  Other  Total
   -------------------------------                        ------- ------ ------
                                                             (In thousands)
     2001................................................ $  493  $  749 $1,242
     2002................................................    475     793  1,268
     2003................................................    188     632    820
     2004................................................    --       36     36
                                                          ------  ------ ------
   Total.................................................  1,156  $2,210 $3,366
                                                                  ====== ======
   Amount representing interest..........................    188
                                                          ------
   Present value.........................................    968
   Current portion.......................................    373
                                                          ------
   Long-term portion..................................... $  595
                                                          ======

   Equipment and leasehold improvements with a net book value of $1,191,000 and $582,000 at December 31, 1999 and 2000 (net of accumulated amortization of $183,000 and $534,000, respectively) had been leased under capital leases.

Note 8. Commitments and Contingencies

   The Company leases its facilities under a noncancelable operating lease for which rent expense is ratably recognized over the lease term. The Company subleases certain office space with an expiration date of June 2001. In respect of one of its leases, the Company is required to furnish an unconditional irrevocable standby letter of credit for $1,000,000 as a security deposit. Rent expense was approximately $1,049,000 and $3,180,000 in 1999 and 2000, respectively. Rental income was $251,000 and $1,447,000 in 1999 and 2000, respectively.

   Future minimum payments under the Company's operating leases are:

                                                              Operating Sublease
                                                               Leases    Income
                                                              --------- --------
                                                                (In thousands)
     2001....................................................  $ 3,162    $640
     2002....................................................    3,173     --
     2003....................................................    2,551     --
     2004....................................................    2,638     --
     2005....................................................    2,725     --
     Thereafter..............................................    3,879
                                                               -------    ----
     Total...................................................  $18,128    $640
                                                               =======    ====

   From time to time, the Company is a party to legal proceedings arising in the normal course of its business. While it is not feasible to predict or determine the outcome of these matters, the Company believes that the ultimate resolution of these claims will not have a material adverse effect on its financial position or results of operations.

                                 VALICERT, INC.

Note 9. Redeemable Convertible Preferred Stock

   The significant terms of the redeemable convertible preferred stock outstanding at December 31, 1999 were as follows:

 . Each share of preferred stock is convertible into 1/3 of a share of common stock, at the option of the holder. Additionally, each share of Series A-senior preferred stock is convertible into Series A-junior, at the option of the holder, on a 1-to-1 conversion ratio. Each share of preferred stock automatically converts into common stock upon the closing of a public offering of common stock at a per share price of at least $5 with gross proceeds of at least $15,000,000 or upon the consent of the holders of the majority of preferred stock.

 . Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. Holders of Series B and Series C preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.032 per share and $0.100 per share, respectively in preference to any payment of dividend on the Series A-senior, Series A-junior and common stock. The holders of Series A-senior are entitled to receive noncumulative dividends at the per annum rate of $0.0075 per share in preference to payment of any dividend on Series A-junior and common stock. The holders of Series A-junior are entitled to receive dividends at the per annum rate of $0.0075 per share in preference to any payment of any dividend on common stock. No dividends on preferred stock have been declared by the Board from inception.

 . In the event of any liquidation, dissolution or winding up, the holders of Series B and Series C preferred stock are entitled to receive $0.63 per share and $2.01 per share, respectively, plus all declared but unpaid dividends prior and in preference to any distribution to the holders of Series A-senior, Series A-junior and common stock. Upon completion of the initial distribution, the holders of Series A-senior are entitled to receive $0.078 per share plus all declared but unpaid dividends prior and in preference to any distribution to the holders of Series A junior and common stock. Upon completion of the initial and secondary distributions, the Series A junior are entitled to receive $0.50 per share plus declared but unpaid dividends prior and in preference to any distribution to the holders of common stock. Upon completion of the initial, secondary and tertiary distributions, the holders of common stock are entitled to receive the remaining assets of the Company.

 . The convertible preferred shareholders have certain registration rights.
  Simultaneously with the closing of the public offering, all the shares of the Company's preferred stock were converted to common stock on a three-for-one basis.

Note 10. Stockholders' Equity

 Reverse Stock Split

   In July 2000, the Company effected a three-for-one reverse stock split of the outstanding shares of common stock in connection with its initial public offering. All share and per share amounts in these consolidated financial statements have been adjusted to give effect to the reverse stock split.

 Initial Public Offering of Common Stock

   In July 2000, the Company sold 4,000,000 shares of common stock in an underwritten public offering and in August 2000 sold an additional 600,000 shares through the exercise of the underwriters' over-allotment option for net proceeds of approximately $41.1 million at a price of $10.00 per share.

                                 VALICERT, INC.

 Restricted Stock

   The Company has the right to repurchase the unvested portion of restricted common stock exercised by employees under the 1998 stock plan at the original purchase price. The Company's right to repurchase these shares expires over 48 months from the grant date. Additionally, certain officers and employees exercised unvested stock options with full recourse notes. The notes bear interest at 6% and mature five years from the loan date. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon the purchaser's cessation of service prior to the vesting of such shares. The restricted stock continues to vest in accordance with the terms of the original stock option. At December 31, 2000, 1,116,083 outstanding shares of such stock were subject to repurchase.

 Warrants

   During 1998, 1999 and 2000, the Company issued warrants to employees to purchase 191,666, 316,666 and 50,000 shares of common stock at exercise prices from $18.00 to $18.90 per share. Such warrants generally vest over a 42-month or 48-month period and expire in 2009.

   In connection with the acquisition of Receipt.Com, Inc., the Company assumed a warrant to purchase 86,346 shares of common stock at $4.77 per share.

   At December 31, 2000, the Company had 653,387 common stock warrants outstanding with a weighted average exercise price of $16.44. These warrants expire from 2007 to 2010. 332,851 warrants with a weighted average exercise price of $14.15 were exercisable at December 31, 2000.

 Deferred Stock Compensation

   In connection with grants of stock options to employees and issuance of options upon the acquisition of Receipt.com (Note 2), the Company recorded deferred compensation of $6,005,000 and $4,161,000 in fiscal 1999 and 2000, respectively, as the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount has been presented as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the related stock options (generally four years). Amortization of deferred stock compensation for the years ended December 31, 1999 and 2000 was $162,000 and $2,266,000, respectively. In 2000, terminated employees forfeited 206,215 options and the amount recorded as deferred stock compensation was reduced by $475,000.

 Employee Stock Purchase Plan

   The Company has reserved and the stock holders have approved 333,333 shares of common stock for issuance to eligible employees under the 2000 Stock Purchase Plan (the Purchase Plan), which will be automatically increased on January 1 of each year by 2% of the common stock then outstanding. Under the Purchase Plan, eligible employees, subject to certain restrictions, may purchase shares of common stock at a price equal to the lesser of 85% of the fair market value at either the employee's entry date into the Plan or the date of purchase. As of December 31, 2000, no shares have been issued under the Purchase Plan.

 Stock Incentive Plans

   The Company has adopted several stock plans ("Plans") that provide for grant of options and restricted stock to employees, consultants and directors. Incentive stock options are granted at fair value as determined by the Board of Directors at the date of grant, nonstatutory options may be offered at not less than 85% of the fair market value. Options generally vest between three and four years and have a maximum term of ten years. Under these Plans, the Company was authorized to grant shares of the common stock and Series A-Junior preferred stock. Upon the completion of the Company's initial public offering on July 28, 2000, all options outstanding to purchase Series A Junior preferred stock were converted on a three-for-one basis into options to acquire common stock. The Company has reserved 3,494,828 shares of common stock for issuance under the

                                 VALICERT, INC.

Plans. In addition, the number of shares reserved will automatically increase on the first day of each fiscal year by an amount equal to the lessor of 5% of the common stock outstanding on the last day of the preceding year, 2,448,333 shares, or a lesser number of shares determined by the board of directors. The following table presents a summary of the stock option activity for the years ended December 31, 1988, 1999 and 2000 as if the plans had been combined since their inception.

                                         Options                Weighted Average
                                        Available   Number of     Option Price
                                        for Grant    Options       Per Share
                                        ----------  ----------  ----------------
Balance at January 1, 1998............     598,527   1,149,102       $0.06
Authorized for grant..................   2,000,000         --          --
Shares removed from the plan..........    (180,527)        --          --
Granted (weighted average fair value
 of $0.05)............................  (1,831,219)  1,831,219        0.21
Exercised.............................         --     (214,157)       0.09
Canceled..............................      58,667     (58,667)       0.24
                                        ----------  ----------       -----
Balances, December 31, 1998...........     645,448   2,707,497       $0.17
Authorized for grant..................   2,642,357         --          --
Granted (weighted average fair value
 of $1.24)............................  (1,103,907)  1,103,907        1.26
Assumed upon Receipt.com acquisition--
 Note 2 (weighted average fair value
 of $4.23)............................  (1,079,023)  1,079,023        1.85
Exercised.............................         --   (2,350,816)       0.27
Canceled..............................      71,371     (71,451)       0.33
                                        ----------  ----------       -----
Balances, December 31, 1999...........   1,176,246   2,468,160       $1.28
Authorized for grant..................   1,333,333         --          --
Granted (weighted average fair value
 of $3.37)............................  (2,431,497)  2,431,497        8.31
Exercised.............................         --   (1,525,219)       1.95
Canceled..............................     216,001    (216,001)       4.16
Shares repurchased and returned to the
 plan.................................      42,308         --          --
                                        ----------  ----------       -----
Balances, December 31, 2000 ..........     336,391   3,158,437       $6.17
                                        ==========  ==========       =====
Options vested at December 31, 2000                    337,561       $4.35
                                                    ==========       =====

   Additional information regarding options outstanding as of December 31, 2000 is as follows:

                              Options Outstanding and Exercisable
                     ----------------------------------------------------------
       Range of                        Weighted Average
       Exercise        Number        Remaining Contractual     Weighted Average
        Prices       Outstanding         Life (Years)           Exercise Price
       --------      -----------     ---------------------     ----------------
     $0.00-$1.97        472,211               7.9                   $ 0.97
     $1.98-$3.95        692,448               9.7                     2.22
     $3.96-$5.92        426,207               9.5                     4.85
     $5.93-$7.90        254,096               8.4                     6.52
     $7.91-$9.87      1,097,414               9.3                     9.29
     $9.88-$19.75       216,061               9.8                    16.64
                      ---------               ---                   ------
     $0.00-$19.75     3,158,437               9.2                   $ 6.17
                      =========               ===                   ======

   During fiscal 1999 and 2000, 935,215 and 1,896,281 stock options with a weighted average exercise price of $0.96 and $7.85 and a weighted average fair value of $0.36 and $2.19 were issued at less than the estimated fair value at the grant date, respectively.

                                 VALICERT, INC.

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, generally five years; risk free interest rate, 4.56% in 1998, 4.6% to 6% in 1999 and 6.5% in 2000; no dividends during the expected term, no volatility for grants prior to the Company's initial public offering in July 2000 and volatility of 100% thereafter. If the computed fair values of the 1998, 1999 and 2000 awards had been amortized to expense over the vesting period of the awards, pro forma net loss (net of amortization of deferred compensation expense already recorded for the year ended December 31, 1999, as discussed above) would have been approximately $4.03 million ($8.01 per basic and diluted share) in 1998, $12.89 million ($48.86 per basic and diluted share) in 1999 and $27.72 million ($2.70 per basic and diluted share) in 2000.

   At December 31, 2000, the Company has reserved shares of common stock for issuance as follows:

     Issuance available under stock plans............................. 3,494,828
     Issuance available under employee stock purchase plan............   333,333
     Exercise of warrants.............................................   653,387
                                                                       ---------
     Total............................................................ 4,481,548
                                                                       =========

Note 11. Net Loss Per Share

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1998      1999      2000
                                                   -------  --------  --------
Net loss (numerator), basic and diluted........... $(3,990) $(12,802) $(28,327)
Shares (denominator):
  Weighted average common shares outstanding......     498       717    12,119
  Weighted average common shares subject to
   repurchase.....................................     --       (454)   (1,425)
  Weighted average common shares held in escrow...     --         (1)     (412)
                                                   -------  --------  --------
  Shares used in computation, basic and diluted...     498       262    10,282
                                                   =======  ========  ========
Net loss per share, basic and diluted............. $ (8.01) $ (48.86) $  (2.76)
                                                   =======  ========  ========

                                 VALICERT, INC.

   For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                                   Year Ended December 31,
                                                   -------------------------
                                                    1998     1999     2000
                                                   -------  -------  -------
                                                       (in thousands)
   Convertible preferred stock, Series A-Senior,
    Series B and Series C.........................   7,498   12,941      --
   Shares of common stock subject to repurchase...  (1,587)    (981)  (1,116)
   Outstanding options............................   2,707    2,468    3,158
   Warrants.......................................     391      761      653
                                                   -------  -------  -------
   Total..........................................   9,009   15,189    2,695
                                                   =======  =======  =======
   Weighted average exercise price of options..... $  0.16  $  1.28  $  6.17
                                                   =======  =======  =======
   Weighted average exercise price of warrants.... $  9.37  $ 10.66  $ 16.44
                                                   =======  =======  =======

Note 12. Income Taxes

   The Company's deferred income tax assets are comprised of the following at December 31:

                                                               1999      2000
                                                              -------  --------
                                                               (in thousands)
   Deferred tax assets:
     Net operating loss carryforward......................... $ 7,515  $ 15,553
     Accruals deductible in different periods................     523     1,298
     Deferred revenue........................................     162       718
     Credits.................................................     382       584
     Depreciation and amortization...........................     319      (346)
                                                              -------  --------
                                                                8,901    17,807
   Less valuation allowance..................................  (7,998)  (17,505)
                                                              -------  --------
   Deferred tax assets.......................................     903       302
   Deferred tax liabilities--purchase intangibles............    (903)     (302)
                                                              -------  --------
   Net deferred tax.......................................... $   --   $    --
                                                              =======  ========

   A reconciliation of the statutory federal income tax rate and the effective income tax rate on pre-tax income is as follows:

                                                     1998     1999     2000
                                                    ------   ------   ------
   Statutory federal rate.......................... (35.00)% (35.00)% (35.00)%
   Nondeductible charge for acquired in-process
    technology.....................................    --      7.58 %    --
   Research and development tax credit.............  (1.61)   (2.98)%  (2.06)
   Goodwill amortization...........................    --       --      3.98
   Other...........................................   0.30     0.85     0.12
   Change in valuation allowance...................  36.31    29.55    32.96
                                                    ------   ------   ------
   Effective tax rate..............................    --  %    --  %    --  %
                                                    ======   ======   ======

   At December 31, 1999 and 2000, the Company has fully reserved its net deferred tax assets of approximately $7,998,000 and $17,505,000, respectively, to reduce them to amounts that are more likely than not to be realized.

                                 VALICERT, INC.

   At December 31, 2000, the Company has net operating loss (NOL) carryforwards of approximately $40,760,000 and $23,850,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire from 2011 to 2020 while the state NOL carryforwards expire from 2001 to 2005.

   At December 31, 2000, the Company also has research and development credit carryforwards of approximately $302,000 and $280,000 available to offset future federal and state income taxes, respectively. The federal credit carryforward expires in 2020, while the state credit carryforward has no expiration.

   The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

Note 13. Related Party Transactions

   An affiliate of one of the stockholders provides software development and consulting services to the Company. Such services totaled $147,000, $682,000 and $561,000 for the years ended December 31, 1998, 1999 and 2000, respectively. Software license revenues for fiscal 2000 include an aggregate of $722,000 from four investors in the Company of which $46,000 was included in the accounts receivable balance at December 31, 2000.

Note 14. Segment Information, Operations by Geographic Area and Significant Customers

   The Company operates primarily in one industry segment: the development and marketing of internet cryptographic software products. Geographic revenue information is based on the ship-to location of the customer. Geographic long-lived asset information is based on the physical location of the assets at each period end. No single country outside of the United States accounted for 10% or more of long-lived assets. Geographic revenue information is as follows:

                                                                 Years Ended
                                                                December 31,
                                                             -------------------
                                                             1998  1999   2000
                                                             ---- ------ -------
                                                               (in thousands)
   United States............................................ $60  $  859 $ 5,710
   Japan.................................................... --      164   1,960
   United Kingdom........................................... --      272     745
   Rest of the world........................................ --      340   3,413
                                                             ---  ------ -------
                                                             $60  $1,635 $11,828
                                                             ===  ====== =======

 Significant Customers

   During 1998, one customer accounted for 100% of total revenues; during 1999, two customers accounted for 22% and 14% of total revenues; in 2000, no customer accounted for more than 10% of total revenues.

Note 15. Employee Benefit Plan

   The Company has a 401(k) tax-deferred savings plan, whereby eligible employees may contribute a percentage of their eligible compensation (presently from 2% to 20% up to the maximum allowed under IRS rules). Company contributions are discretionary; no Company contributions have been made since the inception of this plan.

                                 VALICERT, INC.

Note 16. Selected Quarterly Financial Data (Unaudited)

                                                      June     Sept.    Dec.
                                          Mar. 31,     30,      30,      31,
                                            1999      1999     1999     1999
                                         ----------  -------  -------  -------
                                          (in thousands, except per share
                                                       data)
Total revenues.........................  $      168  $   251  $   275  $   941
Gross profit...........................         132      197      222      857
Operating loss.........................      (1,771)  (1,811)  (2,585)  (6,931)
Net loss...............................      (1,764)  (1,825)  (2,437)  (6,776)
Basic and diluted net loss per share...  $(2,322.60) $ (9.55) $ (8.14) $(13.01)
Shares used in computation of basic and
 diluted net loss per share............           1      191      299      521
                                                      June     Sept.    Dec.
                                          Mar. 31,     30,      30,      31,
                                            2000      2000     2000     2000
                                         ----------  -------  -------  -------
                                          (in thousands, except per share
                                                       data)
Total revenues.........................  $    1,876  $ 2,518  $ 3,287  $ 4,147
Gross profit...........................         682      954    1,297    1,797
Operating loss.........................      (5,586)  (7,068)  (7,747)  (8,538)
Net loss...............................      (5,458)  (7,080)  (7,406)  (8,383)
Basic and diluted net loss per share...  $    (2.31) $ (2.69) $ (0.49) $ (0.40)
Shares used in computation of basic and
 diluted net loss per share............       2,364    2,633   15,189   20,940

                                 VALICERT, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                  (Unaudited)

                                                         June 30,  December 31,
                                                           2001        2000
                                                         --------  ------------
                         ASSETS
                         ------
Current assets:
  Cash and equivalents.................................. $ 24,283    $ 37,523
  Accounts receivable, net..............................    4,345       3,771
  Prepaid expenses and other current assets.............    1,862       1,333
                                                         --------    --------
    Total current assets................................   30,490      42,627
  Property and equipment, net...........................    5,445       5,417
  Goodwill and other intangible assets, net.............    9,710      11,297
  Other assets..........................................      563         465
                                                         --------    --------
      Total assets...................................... $ 46,208    $ 59,806
                                                         ========    ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Accounts payable...................................... $    849    $  1,140
  Accrued liabilities...................................    5,536       5,818
  Deferred revenue......................................    4,511       3,113
  Short term notes and current portion of long-term
   obligations..........................................    1,426       1,122
                                                         --------    --------
    Total current liabilities...........................   12,322      11,193
    Long term and other liabilities.....................    2,393       2,056
                                                         --------    --------
      Total liabilities.................................   14,715      13,249
                                                         --------    --------
Stockholders' equity:
  Common stock and additional paid-in capital...........  101,551     102,014
  Deferred stock compensation...........................   (5,050)     (7,263)
  Notes receivable from common stockholders.............   (1,568)     (2,033)
  Accumulated deficit...................................  (63,440)    (46,161)
                                                         --------    --------
    Total stockholders' equity..........................   31,493      46,557
                                                         --------    --------
      Total liabilities and stockholders' equity........ $ 46,208    $ 59,806
                                                         ========    ========

                                 VALICERT, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (Unaudited)

                                          Three Months        Six Months
                                         Ended June 30,     Ended June 30,
                                         ----------------  ------------------
                                          2001     2000      2001      2000
                                         -------  -------  --------  --------
Revenues:
  Software licenses..................... $ 4,320  $ 1,698  $  7,695  $  3,094
  Subscription fees and other services..   1,688      820     3,382     1,300
                                         -------  -------  --------  --------
    Total revenues......................   6,008    2,518    11,077     4,394
Cost of revenues:
  Software licenses.....................     164      242       429       395
  Subscription fees and other services..   2,213    1,322     4,501     2,363
                                         -------  -------  --------  --------
    Total cost of revenues..............   2,377    1,564     4,930     2,758
                                         -------  -------  --------  --------
Gross profit............................   3,631      954     6,147     1,636
                                         -------  -------  --------  --------
Operating expenses:
  Research and development..............   3,091    2,501     6,654     4,412
  Sales and marketing...................   6,213    3,195    11,850     5,599
  General and administrative............   1,269      938     2,565     1,624
  Amortization of intangibles...........     802      810     1,588     1,620
  Amortization stock compensation.......     518      578     1,089     1,035
                                         -------  -------  --------  --------
    Total operating expenses............  11,893    8,022    23,746    14,290
                                         -------  -------  --------  --------
Operating loss..........................  (8,262)  (7,068)  (17,599)  (12,654)
Interest and other income (expense),
 net....................................     178      (12)      320       116
                                         -------  -------  --------  --------
Net loss................................ $(8,084) $(7,080) $(17,279) $(12,538)
                                         =======  =======  ========  ========
Basic and diluted loss per share........ $ (0.37) $ (2.69) $  (0.79) $  (5.02)
                                         =======  =======  ========  ========
Shares used in computation of basic and
 diluted net loss per share.............  21,993    2,633    21,887     2,499
                                         =======  =======  ========  ========

* Amortization of stock compensation
  Cost of revenues--Subscription fees
   and other services................... $    64  $     6  $    123  $     11
  Research and development..............     122      185       263       331
  Sales and marketing...................     121      152       281       272
  General and administrative............     211      235       422       421
                                         -------  -------  --------  --------
    Total............................... $   518  $   578  $  1,089  $  1,035
                                         =======  =======  ========  ========

                                 VALICERT, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)

                                                           Six Months Ended
                                                               June 30,
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
Cash flow from operating activities:
  Net loss................................................ $(17,279) $(12,538)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization.........................    1,347       919
    Amortization of deferred stock compensation...........    1,089     1,035
    Amortization of goodwill and intangibles..............    1,587     1,620
    Issuance of stock options for services................      148       --
    Interest on stockholders' notes.......................      (27)      --
    Changes in operating assets and liabilities:
      Accounts receivable.................................     (574)   (2,398)
      Prepaid expenses and other current assets...........      --     (1,016)
      Other assets........................................      (98)      246
      Accounts payable and accrued liabilities............     (573)    1,635
      Deferred revenue....................................    1,398       662
      Other liabilities...................................      --        116
                                                           --------  --------
        Net cash used in operating activities.............  (12,982)   (9,719)
                                                           --------  --------
Cash flows from investing activities:
  Property and equipment additions........................   (1,375)   (2,087)
  Sale of short-term investments..........................      --      3,116
  Repayment of notes receivables from stockholders........       58       --
                                                           --------  --------
        Net cash provided by (used in) investing
         activities.......................................   (1,317)    1,029
                                                           --------  --------
Cash flows from financing activities:
  Issuance of common stock, net...........................      418       587
  Repayment of borrowing..................................     (536)     (397)
  Proceeds from borrowing.................................    1,177       370
                                                           --------  --------
        Net cash provided by financing activities.........    1,059       560
                                                           --------  --------
Net decrease in cash and equivalents......................  (13,240)   (8,130)
Cash and equivalents--beginning of period.................   37,523    14,023
                                                           --------  --------
Cash and equivalents--end of period....................... $ 24,283  $  5,893
                                                           ========  ========
Noncash investing and financing activities:
  Common stock issued in exchange for stockholder notes... $    --   $  1,363
                                                           ========  ========
Supplemental disclosure of cash flow information--cash
 paid during the period for interest...................... $    211  $    130
                                                           ========  ========

                                 VALICERT, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Basis of Presentation

   The accompanying unaudited interim condensed consolidated financial statements of ValiCert, Inc. and its subsidiaries ("Company") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented in conformity with generally accepted accounting principles for the interim financial information. Such adjustments are of a normal recurring nature. Intercompany balances and transactions have been eliminated in consolidation.

   The statements have been prepared in accordance with the regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles. The result of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the operating results to be expected for the full fiscal year or future operating periods. The information included in this report should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001.

2. Initial Public Offering

   In July 2000, the Company completed an initial public offering in which it sold 4,000,000 shares of common stock at $10 per share and, subsequently, an additional 600,000 shares of common stock were sold at $10 per share in connection with the exercise of the underwriters' over allotment option. The total proceeds from this transaction were approximately $41.0 million, net of underwriters' discounts and other related costs of $5.0 million. Upon the completion of the offering, all shares of preferred stock were automatically converted to common stock on a one for three basis.

3. Equity Line of Credit

   In June of 2001, the Company entered into a common stock purchase agreement ("equity line") with an investor for up to $50.0 million in equity financing over a 36-month period. Use of the equity line is subject to a number of terms and conditions that are more fully explained in the Form S-1 registration statement filed with the Securities and Exchange Commission on July 25, 2001. Related to the equity line, the Company granted the investor and a third party warrants to buy 200,000 shares of common stock at an exercise price of $2.92 per share. The warrants expire ten years from the issuance date and had a fair market value of $422,000, which will be offset against the proceeds of any future draw downs under this agreement. The fair value of the warrants was determined by using the Black-Scholes model with the following assumptions: expected life of 10 years; risk-free interest of 6.06%; volatility of 100%; and no dividends during the expected term.

4. Segment Information, Operations By Geographic Area And Significant Customers

   The Company operates in one industry segment: the development and marketing of cryptographic software products that enable business transactions to be conducted over the Internet in a secure, reliable and confidential manner.

5. Equipment Financing Line

   In May 2001, the Company entered into a three-year equipment financing line with a finance company that provides for borrowings up to $3.0 million, secured by the assets acquired with the proceeds of the Lease Agreement. The Company utilized approximately $1.2 million of the financing line during the quarter. In connection with the line, the Company granted the finance company a warrant to buy 87,719 shares of common stock at an exercise price of $2.56 per share.

                                 VALICERT, INC.

6. Common Stock and Net Loss Per Share

                                            Three Months        Six Months
                                           Ended June 30,     Ended June 30,
                                           ----------------  ------------------
                                            2001     2000      2001      2000
                                           -------  -------  --------  --------
                                            (in thousands, except per share
                                                       amounts)
   Net loss, basic and diluted...........  $(8,084) $(7,080) $(17,279) $(12,538)
                                           =======  =======  ========  ========
   Weighted average common shares
    outstanding..........................   22,750    4,528    22,770     4,224
   Weighted average common shares
    outstanding subject to repurchase and
    held in escrow.......................     (757)  (1,895)     (883)   (1,725)
                                           -------  -------  --------  --------
   Shares used in computation, basic and
    diluted..............................   21,993    2,633    21,887     2,499
                                           =======  =======  ========  ========
   Loss per share, basic and diluted.....  $ (0.37) $ (2.69) $  (0.79) $  (5.02)
                                           =======  =======  ========  ========

   At June 30, 2001 and 2000, options to purchase 4,243,786 and 2,329,002 shares of common stock, and warrants to purchase 595,399 and 677,046 shares of common stock, were excluded from the calculation of net loss per share, as their inclusion would be antidilutive.

7. Comprehensive Loss

   The Company reports comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and developing comprehensive income. Comprehensive loss consists of the Company's reported net loss and the unrealized holding losses on investments and are as follows.

                                          Three Months        Six Months
                                         Ended June 30,     Ended June 30,
                                         ----------------  ------------------
                                          2001     2000      2001      2000
                                         -------  -------  --------  --------
                                                  (in thousands)
   Net loss............................. $(8,084) $(7,080) $(17,279) $(12,538)
   Net unrealized (loss) on
    investments.........................     --      (223)      --       (288)
                                         -------  -------  --------  --------
     Total comprehensive loss........... $(8,084) $(7,303) $(17,279) $(12,826)
                                         =======  =======  ========  ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only for the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Special Note on Forward-Looking Statements...............................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  38
Management...............................................................  57
Related Party Transactions...............................................  68
Principal Stockholders...................................................  71
Description of Capital Stock.............................................  73
Shares Eligible for Future Sale..........................................  76
Common Stock Purchase Agreement..........................................  77
Selling Stockholders.....................................................  82
Plan of Distribution.....................................................  83
Legal Matters............................................................  86
Experts..................................................................  86
Where You Can Find Additional Information................................  86
Index to Financial Statements............................................ F-1

                               ----------------

   Until October 27, 2001, 25 days after the date of this prospectus, all dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                LOGO OF VALICERT

                                4,520,449 Shares

                                  Common Stock

                                   PROSPECTUS

                                October 2, 2001


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